EXECUTION VERSION

UNIT PURCHASE AGREEMENT
among:
SXC HEALTH SOLUTIONS, INC.,
a Texas corporation;
HEALTHTRAN LLC,
a Delaware limited liability company;
THE MEMBERS OF HEALTHTRAN LLC IDENTIFIED HEREIN;
THE JACK AND MARY MCCLURG EXEMPT TRUST AND
THE HUTCHISON FAMILY EXEMPT TRUST,
as the HTDS Members;
JACK W. MCCLURG AND LOUIS W. HUTCHISON, JR.,
as the HTDS Beneficial Owners;
and
HEALTHTRANS DATA SERVICES, LLC,
as Sellers’ Agent

Dated as of November 16, 2011

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3.2	Execution, Delivery; Valid and Binding Agreements.	36
3.3	Authority.	37
3.4	Non-Contravention; No Consents or Approvals	37
3.5	No Legal Proceedings	38
3.6	Title and Ownership	38
3.7	Brokers	38
4	REPRESENTATIONS AND WARRANTIES OF PURCHASER	38
4.1	Organization and Standing	38
4.2	Authority; Binding Nature of Agreement	38
4.3	Non-Contravention; Consents	38
4.4	Investment Purpose	39
4.5	No Legal Proceedings	39
4.6	Availability of Funds	39
5	CERTAIN COVENANTS OF THE COMPANY	39
5.1	Access and Investigation	39
5.2	Operation of the Business of the Acquired Companies	40
5.3	Notification	42
5.4	No Negotiation	42
5.5	Termination of Certain Benefit Plans	42
5.6	Termination of Agreements	43
5.7	FIRPTA Matters	43
5.8	Repayment of Insider Receivables	43
5.9	Communications with Employees	43
5.10	Resignation of Officers and Directors	43
5.11	Tail Insurance; Indemnification	44
5.12	Financing Cooperation	44
5.13	Separation of the TPA Business	44
6	CERTAIN COVENANTS OF THE PARTIES	45
6.1	Filings and Consents	45
6.2	Public Announcements	46
6.3	Reasonable Efforts	46
6.4	Restrictions on Competition	46
6.5	No Hiring or Solicitation of Employees, Consultants or Independent Contractors	47
6.6	Release	47
6.7	Books and Records	48
6.8	Change of Name	48
7	TAX MATTERS	48
7.1	Liability for Taxes.	48
7.2	Tax Returns	49
7.3	Assistance and Cooperation	49

7.4	Tax Treatment	49
7.5	Survival, Etc	50
8	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER	50
8.1	Accuracy of Representations	50
8.2	Performance of Covenants	50
8.3	Governmental and Other Consents	50
8.4	No Material Adverse Effect	51
8.5	Agreements and Documents	51
8.6	No Restraints	52
8.7	No Legal Proceedings	52
8.8	No Outstanding Securities	53
8.9	Termination of Employee Plans	53
8.10	Collection of Insider Receivables	53
8.11	Tail Insurance	53
8.12	Separation	53
9	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS, HTDS MEMBERS AND HTDS BENEFICIAL OWNERS	53
9.1	Accuracy of Representations	53
9.2	Performance of Covenants	54
9.3	Certificate	54
9.4	No Restraints	54
9.5	Escrow Agreement	54
10	TERMINATION	54
10.1	Termination Events	54
10.2	Termination Procedures	55
10.3	Effect of Termination	55
11	INDEMNIFICATION, ETC.	56
11.1	Survival of Representations, Etc	56
11.2	Indemnification	57
11.3	Limitations	59
11.4	No Contribution	61
11.5	Defense of Third Party Claims	61
11.6	Indemnification Obligations of HTDS	62
11.7	Tax Treatment of Indemnification Payments	63
11.8	Exclusive Remedy	63
12	MISCELLANEOUS PROVISIONS	63
12.1	Sellers’ Agent	63
12.2	Further Assurances	65
12.3	No Waiver Relating to Claims for Fraud, Willful Misconduct or Intentional Misrepresentation	65
12.4	Fees and Expenses	65
12.5	Notices	65

12.6	Headings	67
12.7	Counterparts and Exchanges by Electronic Transmission or Facsimile	67
12.8	Governing Law; Dispute Resolution	67
12.9	Successors and Assigns	68
12.10	Remedies Cumulative; Specific Performance	68
12.11	Waiver	68
12.12	Waiver of Jury Trial	69
12.13	Amendments	69
12.14	Severability	69
12.15	Parties in Interest	69
12.16	Entire Agreement	69
12.17	Disclosure Schedule	69
12.18	Construction	70

Exhibits and Schedules
Exhibit A    Certain Definitions
Annex 1    Persons Whose Knowledge is Imputed to the Company
Exhibit B     Form of Escrow Agreement
Exhibit C    Form of Warrant Surrender Agreement
Exhibit D    Form of Letter of Resignation
Exhibit E    Form of Employment Agreement Amendment
Exhibit F    Form of Class B Letter Agreement
Exhibit G    Claim Notice Procedures
Schedule 1.1    Units Owned By Each Seller
Schedule 5.6    Agreements to be Terminated Prior to Closing
Schedule 6.5    ABRY Specified Individuals
Schedule 8.3(b)    Required Third Party Consent
Schedule 8.5(c)    Persons to Execute Employment Agreement Amendments

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UNIT PURCHASE AGREEMENT
THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 16, 2011, by and among: SXC HEALTH SOLUTIONS, INC., a Texas corporation (“Purchaser”), HEALTHTRAN LLC, a Delaware limited liability company (the “Company”), HEALTHTRANS DATA SERVICES, LLC, a Delaware limited liability company (“HTDS”), ABRY SENIOR EQUITY II, L.P., a Delaware limited partnership (“ASE II”), ASE II-A HEALTHTRAN, L.P., a Delaware limited partnership (“ASE II-A”), ABRY SENIOR EQUITY CO-INVESTMENT, L.P., a Delaware limited partnership (“ASE Co-Invest”, and together with ASE II and ASE II-A, “ABRY”), THE JACK AND MARY MCCLURG EXEMPT TRUST, a Colorado trust (the “McClurg Trust”), THE HUTCHISON FAMILY EXEMPT TRUST, a Colorado trust (the “Hutchison Trust” and, together with the McClurg Trust, the “HTDS Members” and individually, each a “HTDS Member”), JACK W. MCCLURG, both in his individual capacity and in his capacity as the trustee of the McClurg Trust (“McClurg”), LOUIS W. HUTCHISON, JR., both in his individual capacity and in his capacity as the trustee of the Hutchison Trust (“Hutchison” and, together with McClurg, the “HTDS Beneficial Owners” and individually, each a “HTDS Beneficial Owner”), and HTDS, as the Sellers’ Agent (as defined in Section 12.1). Each of HTDS and ABRY is referred to herein as a “Seller” and collectively as the “Sellers”. Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
A.The Company has issued units of limited liability company interest (the “Units”) consisting of Class A Units, Class B Units and Class C Preferred Units. HTDS owns all of the issued and outstanding Class A Units, and ABRY owns all of the issued and outstanding Class C Preferred Units (together with all of the issued and outstanding Class A Units, the “Acquired Units”). Upon the terms and subject to the conditions set forth in this Agreement, Purchaser desires to acquire from the Sellers all of the Acquired Units, and the Sellers desire to sell to Purchaser all of the Acquired Units.
B.Upon the terms and subject to the conditions set forth in this Agreement and the Class B Award Agreements, all of the issued and outstanding Class B Units shall be redeemed by the Company concurrently with the Closing, such that, immediately following the Closing, Purchaser will own 100% of the outstanding Units of the Company.
C.The HTDS Members are the only holders of outstanding equity interests of HTDS. Each of the HTDS Members and HTDS Beneficial Owners will substantially and materially benefit from the transactions contemplated by this Agreement.
AGREEMENT
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.DESCRIPTION OF TRANSACTION
1.1    Purchase and Sale of Acquired Units. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, each Seller shall (and, with respect to HTDS, each of the HTDS Members and HTDS Beneficial Owners shall cause HTDS to) sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from each Seller, all of such Seller’s right, title and interest in and to all of the Acquired Units owned by such Seller, as set forth on Schedule 1.1 hereto, free and clear from all Encumbrances, in consideration for payment of the Purchase Price (as defined in Section 1.2(a)).
1.2    Purchase Price.
(a)    Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, the aggregate consideration payable by Purchaser (or an Affiliate of Purchaser) in respect of the Units (the “Purchase Price”) shall be equal to: (a) $250,000,000 in cash (the “Aggregate Transaction Value”), minus (b) the aggregate amount of all unpaid Company Transaction Expenses as of immediately prior to the Closing, minus (c) the Closing Indebtedness Amount, plus (d) the amount by which the Net Working Capital Amount exceeds the Targeted Net Working Capital Amount, minus (e) the amount by which the Targeted Net Working Capital Amount exceeds the Net Working Capital Amount (it being understood that all amounts used in calculating the Purchase Price shall be based on the amounts set forth and represented in the Closing Certificate).
(b)    Escrow. Notwithstanding anything to the contrary contained in this Section 1.2 or elsewhere in this Agreement, at the Closing, Purchaser shall withhold from the Purchase Price payable pursuant to Section 1.2(a) and deposit into an interest-bearing escrow account with JPMorgan Chase Bank, National Association (the “Escrow Agent”):
(i)    to secure the indemnification obligations of the Sellers, HTDS Members and HTDS Beneficial Owners with respect to Severance Payments under Section 11.2(a)(i)(G) of this Agreement, an amount in cash equal to (the “Severance Escrow Fund”):
(A)    as a contribution to the Severance Escrow Fund with respect to each Class A Unit outstanding immediately prior to the Closing (after taking into account any exercise or deemed exercise of ABRY Class A Warrants prior to the Closing) and each Class B Unit outstanding immediately prior to the Closing in accordance with the terms of the Class B Award Agreements, an amount equal to the Severance Escrow Contribution Amount applicable to such Unit; and
(B)    as a contribution to the Severance Escrow Fund with respect to each Class A Unit subject to an ABRY Class A Warrant, an amount equal to the Severance Escrow Contribution Amount applicable to such Unit; and
(ii)    to secure the indemnification obligations of the Sellers, HTDS Members and HTDS Beneficial Owners under Sections 7 and 11 of this Agreement, an amount in cash equal to (the “Escrow Fund”):
(A)    as a contribution to the Escrow Fund with respect to each Class A Unit outstanding immediately prior to the Closing (after taking into account any exercise or deemed exercise of ABRY Class A Warrants prior to the Closing) and each Class B Unit outstanding immediately prior to the Closing in accordance with the terms of the Class B Award Agreements, an amount equal to the Escrow Contribution Amount applicable to such Unit; and
(B)    as a contribution to the Escrow Fund with respect to each Class A

Unit subject to an ABRY Class A Warrant, an amount equal to the Escrow Contribution Amount applicable to such Unit.
The Severance Escrow Fund and the Escrow Fund shall be held by the Escrow Agent and disbursed by it solely for the purposes and in accordance with the terms of this Agreement and the provisions of an escrow agreement to be entered into among Purchaser, the Sellers’ Agent and the Escrow Agent on the Closing Date, in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”). The Escrow Agreement shall provide that (1) promptly following the first anniversary of the Closing Date, the Escrow Agent shall distribute to (x) the former holders of Class A Units and ABRY Class A Warrants their respective Pro Rata Shares of all amounts then remaining in the Severance Escrow Fund, and (y) to the Sellers’ Agent (for further distribution to the former holders of Class B Units in accordance with their respective Pro Rata Shares) the portion of the amounts then remaining in the Severance Escrow Fund attributable to such Class B Units, in each case less any amounts designated as subject to a Severance Payment to the extent any such Severance Payment arises or becomes payable but has not been paid on or prior to the date of such disbursement; and (2) promptly following the eighteen (18) month anniversary of the Closing Date, the Escrow Agent shall distribute to (x) the former holders of Class A Units and ABRY Class A Warrants their respective Pro Rata Shares of all amounts then remaining in the Escrow Fund, and (y) to the Sellers’ Agent (for further distribution to the former holders of Class B Units in accordance with their respective Pro Rata Shares) the portion of the amounts then remaining in the Escrow Fund attributable to such Class B Units, in each case less any amounts designated as subject to a claim notice to the extent any such claim notice has not been resolved on or prior to the date of such disbursement.
1.3    Class B Redemption. Prior to the Closing, the Company shall take all necessary action (including providing written notice of this Agreement and the transactions contemplated hereby) to cause all holders of Class B Units to sell to the Company, pursuant to Section 3.2 of the Class B Award Agreements, all of the outstanding Class B Units owned by such holders concurrently with the Closing, in accordance with the terms of the Class B Award Agreements, such that there shall be no Class B Units outstanding immediately following the Closing (the “Class B Redemption”). At least two Business Days prior to the Closing, the Company shall provide to Purchaser evidence, in form and substance reasonably satisfactory to Purchaser, that subject to the payment due to each holder of Class B Units pursuant to Section 1.4(a)(ii), the Class B Redemption shall have been completed in all respects in accordance with the terms of the Class B Award Agreements and this Agreement.
1.4    Company Units.
(a)    Class A Units, Class B Units and Class C Preferred Units. Subject to Sections 1.4(c), 1.5, 1.7 and 1.8. at the Closing, Purchaser shall pay (or, in the case of clause (ii), shall cause the Company to pay):
(i)    to each Seller that holds Class A Units, by wire transfer of immediately available funds to an account designated in writing by such Seller prior to the Closing, in respect of each Class A Unit issued and outstanding immediately prior to the Closing, (A) an amount in cash equal to (1) the Residual Per Unit Amount, minus (2) the Escrow Contribution Amount per such Unit, minus (3) the Severance Escrow Contribution Amount per such Unit, plus (B) following the Closing, any cash disbursements required to be made from Purchaser, the Escrow Fund or the Severance Escrow Fund with respect to such Unit to the former holder thereof in accordance with the terms of this Agreement or the Escrow Agreement, as applicable, if, as and when such disbursements are required to be made;

(ii)    to the Sellers’ Agent (for further distribution to the holders of Class B Units issued and outstanding immediately prior to the Closing in accordance with their respective Pro Rata Shares), by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Agent prior to the Closing, in respect of each Class B Unit issued and outstanding immediately prior to the Closing, (A) an amount in cash equal to (1) the Residual Per Unit Amount, minus (2) the Escrow Contribution Amount per such Unit, minus (3) the Severance Escrow Contribution Amount per such Unit, plus (B) following the Closing, any cash disbursements required to be made from Purchaser, the Escrow Fund or the Severance Escrow Fund with respect to such Unit to the former holder thereof in accordance with the terms of the this Agreement or the Escrow Agreement, as applicable, if, as and when such disbursements are required to be made; and
(iii)    to each Seller that holds Class C Units, by wire transfer of immediately available funds to an account designated in writing by such Seller prior to the Closing, in respect of each Class C Preferred Unit issued and outstanding immediately prior to the Closing, an amount in cash equal to the Class C Per Unit Preference Amount.
(b)    Definitions. For purposes of this Agreement:
(i)    The “Aggregate Class C Per Unit Preference Amount” shall be an amount equal to Class C Per Unit Preference Amount, multiplied by the aggregate number of Class C Preferred Units outstanding immediately prior to the Closing.
(ii)    The “Aggregate Residual Purchase Price Amount” shall be: (A) the Purchase Price; minus (B) the Aggregate Class C Per Unit Preference Amount.
(iii)    The “Class C Per Unit Liquidation Amount” shall be, with respect to each Class C Preferred Unit outstanding immediately prior to the Closing: (A) the Unreturned Class C Preferred Capital Amount (as defined in the Company LLC Agreement) as of the Closing Date, plus (B) the Unpaid Class C Preferred Yield (as defined in the Company LLC Agreement) as of the Closing Date. For the avoidance of doubt, the Class C Per Unit Liquidation Amount, assuming the Closing Date were the date of this Agreement, would equal $1,006.14.
(iv)    The “Class C Per Unit Make Whole Amount” shall be, with respect to each Class C Preferred Unit outstanding immediately prior to the Closing, an amount equal to the excess of:
(A)    if the Closing occurs on or prior to December 22, 2011, (1) the present value at the Closing Date of one hundred five percent (105%) of the Class C Per Unit Liquidation Amount of such Class C Preferred Unit as of December 22, 2012 (assuming no payment has been made in respect of such Class C Preferred Units prior to such date), computed using a discount rate equal to the Treasury Rate as of the Closing Date, plus fifty (50) basis points over (2) the Class C Per Unit Liquidation Amount of such Class C Preferred Unit on the Closing Date; or
(B)    if the Closing occurs after December 22, 2011, (1) the present value at the Closing Date of the Class C Per Unit Liquidation Amount of such Class C Preferred Unit as of December 22, 2012 (assuming no payment has been made in respect of such Class

C Preferred Unit prior to such date), computed using a discount rate equal to the Treasury Rate as of the Closing Date, plus fifty (50) basis points over (2) the Class C Per Unit Liquidation Amount of such Class C Preferred Unit on the Closing Date.
For the avoidance of doubt, the Class C Per Unit Make Whole Amount, assuming the Closing Date were the date of this Agreement, would equal $173.23.
(v)    The “Class C Per Unit Preference Amount” shall be equal to (A) the Class C Per Unit Liquidation Amount, plus (B) the Class C Per Unit Make Whole Amount.
(vi)    The “Closing Indebtedness Amount” means the aggregate amount of outstanding Indebtedness (if any) of the Acquired Companies as of the Closing, excluding up to $1,000,000 in the aggregate of Indebtedness of the Acquired Companies within the meaning of clauses (b) and (c) of the definition of “Indebtedness.”
(vii)    The “Escrow Amount” means an amount in cash equal to 12.5% of the Aggregate Transaction Value.
(viii)    The “Escrow Contribution Amount” means, with respect to each Class A Unit and Class B Unit outstanding immediately prior to the Closing and each Class A Unit subject to an ABRY Class A Warrant that is outstanding immediately prior to the Closing (after taking into account any exercise of ABRY Class A Warrants prior to the Closing), an amount equal to: (A) the Escrow Amount; multiplied by (B) the fraction having a numerator equal to the amount of the Purchase Price payable pursuant to Sections 1.4 or 1.5(a), as the case may be, in respect of such Class A Unit, Class B Unit or Class A Unit subject to an outstanding ABRY Class A Warrant (including, in each case, any amount contributed to the Escrow Fund and the Severance Escrow Fund with respect thereto), and having a denominator equal to the aggregate amount of Purchase Price payable pursuant to Sections 1.4 and 1.5(a) in respect of all Class A Units, Class B Units and Class A Units subject to outstanding ABRY Class A Warrants (including, in each case, any amount contributed to the Escrow Fund and the Severance Escrow Fund with respect thereto).
(ix)    The “Fully Diluted Company Unit Number” shall be the sum of (without duplication): (A) the aggregate number of Class A Units and Class B Units outstanding immediately prior to the Closing (including (1) any such Units that are subject to a repurchase option or risk of forfeiture under any Class B Award Agreement, restricted unit purchase agreement or other Contract and (2) any such Units subject to issuance pursuant to Outstanding Warrants exercised prior to the Closing); plus (B) the aggregate number of Class A Units that are purchasable under or otherwise subject to Outstanding Warrants.
(x)    The “Net Working Capital Amount” (which can be positive or negative) means: (A) the sum of all of the current assets of the Acquired Companies as of the Closing (but excluding prepaid fees and expenses related to the D&O Tail Policy and deferred Tax assets); minus (B) the sum of all of the current liabilities of the Acquired Companies (which, for the avoidance of doubt, shall include all unpaid Tax liabilities as of the Closing) as of the Closing (but excluding deferred Tax liabilities, the Closing Indebtedness Amount and the amount of any unpaid Company Transaction Expenses) (it being understood that all amounts used in calculating “Net Working Capital Amount” (1) shall be based on the amounts set forth and represented in the Closing Certificate and

(2) shall exclude and not give effect to (x) any current assets or current liabilities in respect of the TPA Business and (y) any intercompany accounts between any Seller or any Affiliate of any Seller (other than the Acquired Companies), on the one hand, and any of the Acquired Companies, on the other hand, or the cancellation thereof).
(xi)    The “Residual Per Unit Amount” shall be determined by dividing: (A) the Aggregate Residual Purchase Price Amount; by (B) the Fully Diluted Company Unit Number.
(xii)    The “Severance Escrow Amount” shall be equal to Two Million Twenty Nine Thousand Two Hundred Fifty Seven Dollars ($2,029,257).
(xiii)    The “Severance Escrow Contribution Amount” means, with respect to each Class A Unit and Class B Unit outstanding immediately prior to the Closing and each Class A Unit subject to an ABRY Class A Warrant that is outstanding immediately prior to the Closing (after taking into account any exercise of ABRY Class A Warrants prior to the Closing), an amount equal to (A) the Severance Escrow Amount; multiplied by (B) the fraction having a numerator equal to the aggregate amount of the Purchase Price payable pursuant to Sections 1.4 or 1.5(a), as the case may be, in respect of each such Class A Unit, Class B Unit or Class A Unit subject to an outstanding ABRY Class A Warrant (including, in each case, any amount contributed to the Escrow Fund and the Severance Escrow Fund with respect thereto), and having a denominator equal to the aggregate amount of Purchase Price payable pursuant to Sections 1.4 and 1.5(a) in respect of all Class A Units, Class B Units and Class A Units subject to outstanding ABRY Class A Warrants (including, in each case, any amount contributed to the Escrow Fund and the Severance Escrow Fund with respect thereto).
(xiv)    The “Targeted Net Working Capital Amount” shall be equal to negative Three Million Five Hundred Thousand Dollars (-$3,500,000).
(xv)    The “Treasury Rate” shall be the yield to maturity as of the Closing Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to the Closing Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Closing Date to December 22, 2012.
(c)    Adjustments. In calculating the consideration payable under this Section 1.4, Purchaser shall be entitled to rely on the representations and warranties contained in Section 2.3 and the Closing Certificate (as defined in Section 8.5(i)). Notwithstanding anything else to the contrary contained in this Agreement, in no event shall the aggregate Purchase Price payable by Purchaser to the holders of equity interests in the Company (including the holders of Class A Warrants) in connection with the transactions contemplated hereby exceed such consideration payable assuming such representations, warranties and Closing Certificate are correct (taking into account any adjustment pursuant to Section 1.7). In the event that the Company, at any time or from time to time between the date of this Agreement and the Closing, declares or pays any dividend on Units payable in Units or in any right to acquire Units, or effects a subdivision of the outstanding Units into a greater number of Units, or in the event the outstanding Units shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Units, or a record date with respect to any of the foregoing shall occur during such period, then the amounts payable in respect of issued and outstanding Units pursuant to Section 1.4 and the amounts payable in respect of Units subject to Outstanding Warrants pursuant to Section 1.5(a) shall be appropriately adjusted.
1.5    Treatment of Class A Warrants.

(a)    Prior to the Closing, the Company shall amend each agreement evidencing a Class A Warrant that is outstanding as of the date of this Agreement (each such Class A Warrant, an “Outstanding Warrant”, and each such amendment being referred to herein as a “Warrant Surrender Agreement”) to provide that each such Class A Warrant shall be cancelled, terminated and extinguished as of the Closing. Upon the cancellation of each such Class A Warrant, at Closing, Purchaser shall pay (or cause the Company to pay) to each holder of such Class A Warrant (subject to adjustment pursuant to Sections 1.7 and 1.8):
(i)    in respect of each Class A Unit then subject to an ORIX Class A Warrant, an amount in cash equal to (A) the Residual Per Unit Amount minus (B) the exercise price per Class A Unit subject to such ORIX Class A Warrant; and
(ii)    in respect of each Class A Unit then subject to an ABRY Class A Warrant, (A) an amount in cash equal to (1) the Residual Per Unit Amount, minus (2) the exercise price per Class A Unit subject to such ABRY Class A Warrant, minus (3) the Escrow Contribution Amount applicable to such Class A Unit subject to such ABRY Class A Warrant, minus, (4) the Severance Escrow Contribution Amount applicable to such Class A Unit subject to such ABRY Class A Warrant, plus (B) following the Closing, any cash disbursements required to be made from Purchaser, the Escrow Fund or the Severance Escrow Fund with respect to such Class A Unit to the former holder thereof in accordance with the terms of this Agreement or the Escrow Agreement, as applicable, if, as and when such disbursements are required to be made.
(b)    Each Warrant Surrender Agreement shall be substantially in the form attached hereto as Exhibit C, and the Company shall provide Purchaser with a copy of each Warrant Surrender Agreement immediately upon its execution. The Company shall take all actions that may be necessary to ensure each holder of an Outstanding Warrant cancelled as provided in Section 1.5(a) shall cease to have any rights with respect thereto, except the right to receive the consideration specified in Section 1.5(a), without interest (it being understood that such holder shall have all rights as a Seller under this Agreement with respect to its Class A Warrants).
1.6    Closing. The closing of the sale and transfer of the Acquired Units from Sellers to Purchaser and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603 at 10:00 a.m. (Central time) on a date to be designated by Purchaser, which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 8 and 9 (other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time and/or date as Purchaser and the Sellers’ Agent may jointly designate; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Sections 8 and 9, the parties hereto shall not be required to effect the Closing prior to January 1, 2012. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”
1.7    Post-Closing Adjustment to Purchase Price.
(a)    Estimated Purchase Price. The Company shall prepare and deliver to Purchaser at least three Business Days prior to the Closing Date:
(i)    an estimated balance sheet of the Company as of immediately prior to the Closing (the “Estimated Closing Balance Sheet”), in form and substance reasonably satisfactory to

Purchaser, which shall be prepared in accordance with GAAP (except for the absence of footnotes and, to the extent that GAAP permits alternate treatments in calculating the amounts reflected in the Estimated Closing Balance Sheet, the particular treatment used in the preparation of the Company Financial Statements shall be used) and on a “closing of the books” basis, and shall set forth, and contain all of the information necessary to calculate, the unpaid Closing Indebtedness Amount and the Net Working Capital Amount, together with documentation, reasonably satisfactory to Purchaser, in support of the calculation of the amounts set forth in the Estimated Closing Balance Sheet;
(ii)    an accurate and complete copy of: (A) one or more payoff letters and other evidence regarding the discharge of Indebtedness and termination and release of Encumbrances related thereto, in form and substance reasonably satisfactory to Purchaser, each dated no more than five Business Days prior to the Closing Date, with respect to the Closing Indebtedness Amount, to (1) satisfy such Indebtedness as of the Closing and (2) terminate and release any Encumbrances related thereto; and (B) an accurate and complete copy of an invoice from each advisor or other service provider to any Acquired Company, dated no more than five Business Days prior to the Closing Date, with respect to all unpaid Company Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date; and
(iii)    an estimated Closing Certificate (as defined in Section 8.5(i)), in form and substance reasonably satisfactory to Purchaser and setting forth the information required by Section 8.5(i) on an accompanying spreadsheet, together with documentation, reasonably satisfactory to Purchaser, in support of the calculation of the amounts set forth in the estimated Closing Certificate.
(b)    Calculation. As promptly as practicable, but in no event later than 60 days following the Closing Date, Purchaser shall (i) prepare or cause to be prepared in accordance with GAAP (except for the absence of footnotes and, to the extent that GAAP permits alternate treatments in calculating the amounts reflected in the Closing Balance Sheet or the Closing Date Schedule, the particular treatment used in the preparation of the Company Financial Statements shall be used) and on a “closing of the books” basis, an unaudited balance sheet of the Company as of immediately prior to the Closing (the “Closing Balance Sheet”), together with a statement (the “Closing Date Schedule”) setting forth in reasonable detail Purchaser’s calculation of the Net Working Capital Amount, the unpaid Closing Indebtedness Amount and unpaid Company Transaction Expenses and (ii) deliver to the Sellers’ Agent the Closing Balance Sheet and the Closing Date Schedule.
(c)    Review/Disputes.
(i)    From and after the Closing, Purchaser shall provide the Sellers’ Agent and any accountants or advisors retained by the Sellers’ Agent with reasonable access, during normal business hours, to the relevant books and records of the Company used by Purchaser in the preparation of, or otherwise reasonably relevant to, the Closing Balance Sheet and the Closing Date Schedule. If the Sellers’ Agent disputes the calculation of any of the Net Working Capital Amount, unpaid Closing Indebtedness Amount or unpaid Company Transaction Expenses set forth in the Closing Balance Sheet or the Closing Date Schedule, then the Sellers’ Agent shall deliver a written notice (a “Working Capital Dispute Notice”) to Purchaser at any time during the 30-day period commencing upon receipt by the Sellers’ Agent of the Closing Balance Sheet and the Closing Date Schedule, all as prepared by Purchaser in accordance with the requirements of Section 1.7(a) (the “Working Capital Review Period”). The Working Capital Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail.

(ii)    If the Sellers’ Agent does not deliver a Working Capital Dispute Notice to Purchaser prior to the expiration of the Working Capital Review Period, Purchaser’s calculation of the Net Working Capital Amount, unpaid Closing Indebtedness Amount and unpaid Company Transaction Expenses set forth in the Closing Balance Sheet and the Closing Date Schedule shall be deemed final and binding on Purchaser, the Sellers, the HTDS Members, the HTDS Beneficial Owners, the Sellers’ Agent and the Class B Unit holders for all purposes of this Agreement.
(iii)    If the Sellers’ Agent delivers a Working Capital Dispute Notice to Purchaser prior to the expiration of the Working Capital Review Period, then the Sellers’ Agent and Purchaser shall use commercially reasonable efforts in good faith to reach agreement on the Net Working Capital Amount, unpaid Closing Indebtedness Amount and unpaid Company Transaction Expenses within the 30-day period commencing upon receipt by Purchaser of the Working Capital Dispute Notice. If the Sellers’ Agent and Purchaser are unable to reach agreement on the Net Working Capital Amount, unpaid Closing Indebtedness Amount and unpaid Company Transaction Expenses within such 30-day period, then either Purchaser or the Sellers’ Agent shall submit the unresolved objections to a national “big four” accounting firm acceptable to both Purchaser and the Sellers’ Agent (such firm, and any successor thereto, being referred to herein as the “Accounting Firm”), and such firm shall be directed by Purchaser and the Sellers’ Agent to resolve the unresolved objections in accordance with the immediately following sentence. In connection with the resolution of any such dispute by the Accounting Firm: (i) each of Purchaser and the Sellers’ Agent shall have a reasonable opportunity to meet with the Accounting Firm to provide their views as to any disputed issues with respect to the calculation of any of the Net Working Capital Amount, unpaid Closing Indebtedness Amount and unpaid Company Transaction Expenses, (ii) the Accounting Firm shall determine the Net Working Capital Amount, unpaid Closing Indebtedness Amount and unpaid Company Transaction Expenses in accordance with the terms of this Agreement as promptly as reasonably practicable (and in any event, within 60 days of such referral) and upon reaching such determination shall deliver a copy of its calculations (the “Expert Calculations”) to the Sellers’ Agent and Purchaser and (iii) the determination made by the Accounting Firm of the Net Working Capital Amount, unpaid Closing Indebtedness Amount and unpaid Company Transaction Expenses shall be final and binding on all of the parties hereto for all purposes of this Agreement, absent manifest error. In calculating the Net Working Capital Amount, unpaid Closing Indebtedness Amount and unpaid Company Transaction Expenses, the Accounting Firm (x) shall be limited to addressing any particular disputes referred to in the Working Capital Dispute Notice and (y) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by the Sellers’ Agent or Purchaser, and no less than the lower amount calculated by the Sellers’ Agent or Purchaser, as the case may be. The Expert Calculations shall reflect in detail the differences, if any, between the Net Working Capital Amount, unpaid Closing Indebtedness Amount and unpaid Company Transaction Expenses reflected therein and the Net Working Capital Amount, unpaid Closing Indebtedness Amount and unpaid Company Transaction Expenses set forth in the Closing Balance Sheet and Closing Date Schedule. The fees and expenses of the Accounting Firm shall be borne by the party whose positions generally did not prevail in such determination, or if the Accounting Firm determines that neither party could be fairly found to be the prevailing party, then such fees and expenses shall be borne equally by Purchaser and the Sellers’ Agent.
(d)    Payment Upon Final Determination of Adjustments.
(i)    If (A) the Purchase Price (calculated based on the Net Working Capital Amount, the unpaid Closing Indebtedness Amount and the unpaid Company Transaction Expenses,

in each case as finally determined in accordance with Section 1.7(c)), is less than (B) the Purchase Price (calculated based on the estimated Net Working Capital Amount, the estimated unpaid Closing Indebtedness Amount and estimated unpaid Company Transaction Expenses, in each case as finally estimated in accordance with Section 1.7(a)) (the positive amount of such difference, the “Working Capital Shortfall”), then Purchaser and the Sellers’ Agent shall, no later than two Business Days after such determination, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Fund an amount in cash equal to the Working Capital Shortfall by delivery of immediately available funds to Purchaser. If the Working Capital Shortfall exceeds the Escrow Fund, then each Seller shall pay (and, with respect to HTDS, each of the HTDS Members and HTDS Beneficial Owners shall cause HTDS to pay), no later than two Business Days after determination of such excess amount, an amount in cash equal to each Seller’s Pro Rata Share of such excess amount (up to an amount equal to the actual aggregate Purchase Price consideration received by such Seller) by delivery of immediately available funds to Purchaser.
(ii)    If (A) the Purchase Price (calculated based on the Net Working Capital Amount, the unpaid Closing Indebtedness Amount and the unpaid Company Transaction Expenses, in each case as finally determined in accordance with Section 1.7(c)), is greater than (B) the Purchase Price (calculated based on the estimated Net Working Capital Amount, the estimated unpaid Closing Indebtedness Amount and the estimated unpaid Company Transaction Expenses, in each case as finally estimated in accordance with Section 1.7(a)) (such amount, the “Purchaser Underpayment”), then Purchaser shall, no later than two Business Days after such determination, with respect to the former holders of Class A Units, Class B Units and Outstanding Warrants, pay to each such holder by delivery of immediately available funds such holder’s Purchaser Underpayment Pro Rata Share of the amount of the Purchaser Underpayment.
(e)    Nothing in this Section 1.7 shall limit any rights of any Purchaser Indemnitee as set forth in Sections 7 or 11.
1.8    Withholding. Purchaser shall be entitled to deduct and withhold from any consideration payable by Purchaser pursuant to this Agreement or any Warrant Surrender Agreement to any securityholder or former securityholder of the Company such amounts as are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Legal Requirements relating to Taxes or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and subsequently paid to the applicable Governmental Body by Purchaser, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as specifically set forth in the Disclosure Schedule prepared by the Company and delivered to Purchaser prior to the execution of this Agreement setting forth specific exceptions to the Company’s representations and warranties set forth in this Section 2 in accordance with Section 12.17, the Company represents and warrants to Purchaser, to and for the benefit of the Purchaser Indemnitees (with the understanding and acknowledgement that Purchaser would not have entered into this Agreement without being provided with the representations and warranties set forth herein, that Purchaser is relying on these representations and warranties along with other information provided by the Acquired Companies and their Representatives, and that these representations and warranties constitute an essential and determining element of this Agreement), as follows:

2.1    Organizational Matters.
(a)    Organization. Each of the Acquired Companies has been duly formed, and is validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing), under the laws of the jurisdiction of its formation. Each of the Acquired Companies has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.
(b)    Qualification. Each of the Acquired Companies is qualified, licensed or admitted to do business as a foreign limited liability company, and is in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing), under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission, except where the failure to be so qualified, licensed or admitted to do business and in good standing would not have a Material Adverse Effect. Part 2.1(b) of the Disclosure Schedule accurately sets forth each jurisdiction where an Acquired Company is qualified, licensed and admitted to do business.
(c)    Directors and Officers. Part 2.1(c) of the Disclosure Schedule accurately sets forth: (i) the names of the managers or members of the management committees (or similar body) of each Acquired Company; and (ii) the names and titles of the officers of each Acquired Company.
(d)    Subsidiaries. The Company owns, of record and beneficially, 100% of the issued shares of capital stock, equity interests and other securities of each of the other Acquired Companies. Except for the equity interests identified in Part 2.1(d) of the Disclosure Schedule, none of the Acquired Companies has ever owned, beneficially or otherwise, any shares, equity interests or other securities of, or any direct or indirect equity interest in, or otherwise control, any Entity.
(e)    Capital Contributions; Guarantees. None of the Acquired Companies has agreed or is obligated to make any future investment in or capital contribution to any Entity, except in connection with the Separation. None of the Acquired Companies has guaranteed or is responsible or liable for any obligation of any Entity.
(f)    Predecessors. There are no Entities that have been merged into or that otherwise are predecessors to any Acquired Company.
(g)    Powers of Attorney. Except as set forth in Part 2.1(g) of the Disclosure Schedule, there are no outstanding powers of attorney executed by or on behalf of any Acquired Company (except, in the case of a Subsidiary of the Company, in favor of the Company).
2.2    Charter Documents; Records. The Company has delivered to Purchaser accurate and complete copies of: (a) the certificate of formation and the limited liability company agreement (or equivalent governing documents), including all amendments thereto, of each of the Acquired Companies (the “Charter Documents”); and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the members, the managers or management committees (or other similar body) of each of the Acquired Companies since January 1, 2007, which Charter Documents, minutes or other records collectively contain a complete and accurate summary of all meetings of the managers or management committees (or similar body) and members, and all actions taken thereat or by written consent, since January 1, 2007. All actions taken and all transactions entered into by each of the Acquired Companies have been duly approved by all necessary action of the managers or management committees (or other similar body) and members of each of the Acquired Companies. There has been no violation of any of the provisions of the Charter Documents of any of the Acquired Companies, and no Acquired Company has taken any action that is inconsistent in any material respect with any resolution adopted by such Acquired Company’s members, managers or management committee (or other similar body). The membership records, minute books and other similar records of each of the Acquired Companies are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices and all applicable Legal Requirements.
2.3    Capital Structure.
(a)    Units. The authorized Units of the Company consist of: (i) an unlimited number of Class A Units, of which 9,700,000 Units are issued and outstanding as of the date of this Agreement; (ii) 1,319,540 Class B Units, of which 557,500 Units are issued and outstanding as of the date of this Agreement; and (iii) 30,000 Class C Preferred Units, all of which are issued and outstanding as of the date of this Agreement. Except as set forth in Part 2.3(a) of the Disclosure Schedule, the Company has never declared or paid any dividends or other distributions on any Units. Schedule 1.1 sets forth the names of the Company’s members, the addresses of the Company’s members and the class and number of shares of Units owned of record by each of such members. All of the outstanding Units have been duly authorized and validly issued and, except as set forth in Part 2.3(a) of the Disclosure Schedule, none of such Units is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws or by the Company’s Charter Documents).
(b)    Warrants. Part 2.3(b) of the Disclosure Schedule accurately sets forth, with respect to each Class A Warrant that is outstanding as of the date of this Agreement: (i) the name of the holder of such Class A Warrant; (ii) the class and total number of Units that are subject to such Class A Warrant and the class and number of Units with respect to which such Class A Warrant is immediately exercisable; (iii) the date on which such Class A Warrant was issued and the term of such Class A Warrant; (iv) the vesting schedule for such Class A Warrant and whether the vesting of such Class A Warrant shall be subject to any acceleration in connection with the transactions contemplated by this Agreement; and (v) the exercise price per Unit purchasable under such Class A Warrant. The Company has delivered to Purchaser accurate and complete copies of each Contract pursuant to which any Class A Warrant is outstanding. As of the Closing, no former holder of a Class A Warrant will have any rights with respect to such Class A Warrant other than the right to receive cash in respect thereof (if any) as contemplated by Section 1.5(a).
(c)    No Other Securities. Except as set forth in Part 2.3(c) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any Units or interest in Units or other securities of the Company; (ii) outstanding security, instrument or obligation (including any Unit or award of restricted Units, deferred Units or similar award) that is or may become convertible into or exchangeable for any Units (or cash based on the value of such Units) or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any Units or interests in Units or other securities, including any promise or commitment to grant options, warrants or other securities of the Company to an employee of or other service provider to any of the Acquired Companies; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any Units or interests in Units or other securities of the Company. As of the Closing, there will be no outstanding options, warrants or other rights to purchase or otherwise acquire Units.

(d)    Legal Issuance. All outstanding Units, all outstanding Class A Warrants and all other securities that have ever been issued or granted by the Company have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding Units were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. Part 2.3(d) of the Disclosure Schedule accurately identifies each Acquired Company Contract relating to the equity interests or other securities of any of the Acquired Companies that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.
(e)    Repurchased Units. Part 2.3(e) of the Disclosure Schedule accurately sets forth with respect to any Units ever repurchased or redeemed by the Company: (i) the name of the seller of such Units; (ii) the number and class of Units repurchased or redeemed; (iii) the date of such repurchase or redemption; and (iv) the price paid by the Company for such Units. All Units ever repurchased, redeemed, converted or cancelled by the Company were repurchased, redeemed, converted or cancelled in compliance with: (A) all applicable securities laws and other applicable Legal Requirements; and (B) all requirements set forth in all applicable Contracts.
(f)    Consideration. No Person will be entitled to receive any payment or consideration from Purchaser or any of the Acquired Companies as a result of the sale and transfer of the Units to Purchaser pursuant to this Agreement, other than the Persons and in the amounts shown in the Closing Certificate.
(g)    Subsidiary Equity Interests. Except as set forth in Part 2.3(g) of the Disclosure Schedule, all of the equity interests of each of the Subsidiaries of the Company are owned by the Company free and clear of any Encumbrance. The outstanding equity interests of the Subsidiaries of the Company have been duly authorized and validly issued, have been issued in compliance with all applicable securities laws and other applicable Legal Requirements and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of such Subsidiaries. There are no options, warrants or other rights outstanding to subscribe for or purchase any Units, equity interests or other securities of the Subsidiaries of the Company and such Subsidiaries are not subject to any Contract or Order under which any of such Subsidiaries is or may become obligated to sell or otherwise issue any shares, equity interests or other securities. There are no preemptive rights applicable to any Units, equity interests or other securities of any of the Subsidiaries of the Company. None of the Subsidiaries of the Company has the right to vote on or approve any of the other transactions contemplated by this Agreement.
(h)    Director and Officer Indemnification. No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any claim for indemnification, reimbursement, contribution or the advancement of expenses by any Acquired Company Employee (other than a claim for reimbursement by an Acquired Company, in the ordinary course of business, of travel expenses or other out-of-pocket expenses of a routine nature incurred by such Acquired Company Employee in the course of performing such Acquired Company Employee’s duties for an Acquired Company) pursuant to: (i) the terms of the Charter Documents of any Acquired Company; (ii) any indemnification agreement or other Contract between any Acquired Company and any such Acquired Company Employee; or (iii) any applicable Legal Requirement.
(i)    Claims by Securityholders. No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any Liability of any Acquired Company to any current, former or alleged securityholder of any Acquired Company in such

Person’s capacity (or alleged capacity) as a securityholder of such Acquired Company.
2.4    Financial Statements.
(a)    Delivery of Financial Statements. Part 2.4(a) of the Disclosure Schedule contains the following financial statements (collectively, the “Company Financial Statements”): (i)  the audited consolidated balance sheets of the Acquired Companies as of May 31, 2011, May 31, 2010 and May 31, 2009, and the related audited consolidated statements of earnings, changes in members’ deficit and cash flows for the fiscal years ended May 31, 2011, May 31, 2010 and May 31, 2009, together with the notes thereto; and (ii) the unaudited consolidated balance sheet of the Acquired Companies (both with and without the TPA Business) as of October 31, 2011 (the “Unaudited Interim Balance Sheet”), and the related unaudited consolidated statements of earnings, changes in members’ deficit and cash flows for the five months ended October 31, 2011.
(b)    Fair Presentation. The Company Financial Statements present fairly the financial position of the Acquired Companies as of the respective dates thereof and the results of operations and cash flows of the Acquired Companies for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes or normal year-end adjustments.
(c)    Internal Controls. The books, records and accounts of the Acquired Companies accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Acquired Companies. The systems of internal accounting controls maintained by the Acquired Companies are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Part 2.4(c) of the Disclosure Schedule lists, and the Company has delivered to Purchaser copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.
(d)    Accounts Receivable. All of the accounts receivable of the Acquired Companies arose in the ordinary course of business, are carried on the records of the Acquired Companies at values determined in accordance with GAAP, are bona fide and are collectible in full, net of any applicable allowance for doubtful accounts reflected in the Unaudited Interim Balance Sheet or as will be reflected in the Estimated Closing Balance Sheet. Except as set forth in Part 2.4(d) of the Disclosure Schedule, there is no Encumbrance on any of such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of such accounts receivable, except as fully and adequately reflected in reserves for doubtful accounts set forth in the Company Financial Statements and as will be set forth in the Estimated Closing Balance Sheet.
(e)    Insider Receivables. Part 2.4(e) of the Disclosure Schedule provides an accurate and complete breakdown of all amounts (including any Indebtedness) owed to any Acquired Company by any Acquired Company Employee or member of the Company (“Insider Receivables”) as of the date of this Agreement. There will be no outstanding Insider Receivables as of the Closing.
2.5    No Liabilities; Indebtedness.

(a)    Absence of Liabilities. No Acquired Company has any Liabilities of any nature, whether accrued, absolute, contingent, matured, unmatured, or otherwise (whether or not required to be reflected in financial statements prepared in accordance with GAAP, and whether due or to become due), other than: (i) Liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) liabilities, obligations, accounts payable or accrued salaries that have been incurred by each of the Acquired Companies since the date of the Unaudited Interim Balance Sheet in the ordinary course of business and consistent with such Acquired Company’s past practices; (iii) Liabilities under the Acquired Company Contracts that are expressly set forth in and identifiable by reference to the text of such Acquired Company Contracts; and (iv) the Liabilities identified in Part 2.5(a) of the Disclosure Schedule.
(b)    Accounts Payable; Indebtedness. Part 2.5(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of: (i) all accounts payable of each Acquired Company as of the date of this Agreement; and (ii) all notes payable of each Acquired Company and all other Indebtedness of each Acquired Company as of the date of this Agreement.
(c)    No “Off-Balance Sheet” Arrangements. None of the Acquired Companies has ever effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended).
2.6    Absence of Changes. Since the date of the Unaudited Interim Balance Sheet:
(a)    there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, will or would reasonably be expected to have or result in a Material Adverse Effect;
(b)    there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Acquired Companies’ material assets (whether or not covered by insurance); and
(c)    except as set forth in Part 2.6(c) of the Disclosure Schedule, none of the Acquired Companies has taken any action that would have been prohibited or otherwise restricted under Section 5.2 hereof, had such action been taken during the Pre-Closing Period.
2.7    Title to Assets.
(a)    Good Title. Each of the Acquired Companies owns, and has good and valid title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet (other than properties and assets, or interests in properties or assets, sold or otherwise disposed of since the date of the Unaudited Interim Balance Sheet in the ordinary course of business consistent with past practice); (ii) all assets referred to in Part 2.10(a) of the Disclosure Schedule; and (iii) all other assets reflected in the books and records of the Acquired Companies as being owned by the Acquired Companies. Except as set forth in Part 2.7(a) of the Disclosure Schedule, all of said assets are owned by the Acquired Companies free and clear of any liens or other Encumbrances, except for: (A) any lien for current Taxes not yet due and payable; and (B) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Companies.
(b)    Leased Assets. Part 2.7(b) of the Disclosure Schedule identifies all assets that are material to the business of any of the Acquired Companies and that are being leased to any of the Acquired Companies for which the annual rental payment for each such asset exceeds $100,000.
(c)    Sufficiency of Assets. The assets of the Acquired Companies collectively constitute all of the properties, rights, interests and other tangible and intangible assets used in or necessary to enable each Acquired Company to conduct its business in the manner in which such business is currently being conducted and as conducted as of the Closing Date.
2.8    Bank Accounts. Part 2.8 of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of any of the Acquired Companies at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to sign checks or other documents with respect to such account. Except as set forth in Part 2.8 of the Disclosure Schedule, no Acquired Company has any outstanding credit facility, overdraft, loan, debenture, letter of credit, acceptance credit or other financial facility.
2.9    Equipment; Real Property.
(a)    Equipment. All material items of equipment, fixtures and other tangible assets owned by or leased to any of the Acquired Companies are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of each of the Acquired Companies’ respective businesses in the manner in which such businesses are currently being conducted and as conducted as of the Closing Date.
(b)    Owned Real Property. Part 2.9(b) of the Disclosure Schedule sets forth a correct and complete list of all Owned Real Property and the current owner and street address of each parcel of Owned Real Property. The Acquired Companies do not own any real property or hold any options or rights to acquire any real property, in each case other than the Owned Real Property listed on Part 2.9(b) of the Disclosure Schedule, and no Acquired Company is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease, purchase or acquire any real property or interest therein. The Acquired Company identified on Part 2.9(b) of the Disclosure Schedule has good and marketable fee simple title to the Owned Real Property identified thereon, free and clear of all Encumbrances, other than Permitted Encumbrances. No (i) easements, covenants, rights-of-way and other similar restrictions of record, or (ii) conditions that may be shown by a current, accurate survey or physical inspection of any Owned Real Property made before the Closing, exist, in each case individually or in the aggregate, that would materially impair, or would reasonably be expected materially to impair, the continued use and operation of the Owned Real Property to which they relate in the conduct of the businesses of the Acquired Companies as presently conducted. The occupancies and uses of all Owned Real Property, as well as the development, construction, management, maintenance, servicing and operation of all Owned Real Property, comply with all Legal Requirements and are not in violation of any thereof; and all certificate(s) of occupancy and all other permits required by Legal Requirements for the proper use and operation of all Owned Real Property are in full force and effect. All permits, utility installations and connections required for the development, construction, maintenance, operation and servicing of all Owned Real Property have been granted, effected, or performed and completed (as the case may be), and all fees and charges therefor have been fully paid. Since January 1, 2009, none of the Acquired Companies has received notice of any violations, Legal Proceedings or Orders relating to zoning, building use and occupancy, traffic, fire, health, sanitation, air pollution, ecological, environmental or other Legal Requirement, against or with respect to any of the Owned Real Property.
(c)    Leased Real Property. Part 2.9(c) of the Disclosure Schedule sets forth a correct and complete list of all Leased Real Property and all Real Property Leases. The applicable Acquired Company identified on Part 2.9(c) of the Disclosure Schedule has valid leasehold interests in the Leased Real Property identified thereon, free and clear of all Encumbrances except Permitted Encumbrances and those Encumbrances identified in Part 2.9(c) of the Disclosure Schedule. All Real Property Leases are valid, binding, enforceable in accordance with their respective terms and in full force and effect against the applicable Acquired Company, and, to the Knowledge of the Company, the counterparties thereto, in accordance with their respective terms. There is not, under any of the Real Property Leases, any existing default by the applicable Acquired Company or the counterparties thereto nor, to the Knowledge of the Company, do any facts or circumstances exist which with notice or lapse of time or both, would become a default under any of the Real Property Leases by the applicable Acquired Company or the counterparties thereto. Except as set forth in Part 2.9(c) of the Disclosure Schedule, none of the Acquired Companies has subleased, licensed or otherwise granted any Person the right to use or occupy the Real Property or any portion thereof and none of the Acquired Companies has collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.
(d)    The Company has made available to Purchaser complete and accurate copies of (i) all Real Property Leases; and (ii) all of the most recent deeds, surveys, title commitments and/or policies, certificates of occupancy, appraisals, property reports and similar agreements related to the Owned Real Property.
2.10    Intellectual Property.
(a)    Registered IP. Part 2.10(a) of the Disclosure Schedule accurately identifies each item of Registered IP in which any Acquired Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) including:
(i)    all Patents, owned or filed by, or on behalf of, any Acquired Company, including the country of filing, owner, filing number, date of issue or filing, expiration date and title;
(ii)    all registered trademarks and applications for registration of trademarks owned or filed by, or on behalf of, or used by any Acquired Company, including country of filing, description of goods or services, registration or application number and date of issue; and
(iii)    all registered copyrights and applications for registration of copyrights owned or filed by, or on behalf of, or used by any Acquired Company, including country of filing, owner, filing number, date of issue and expiration date.
Part 2.10(a) of the Disclosure Schedule also accurately identifies: (A) all common law trademarks, service marks, trade names, slogans, trade dress, internet domain names and the like owned by any Acquired Company or used in the business or operations of any Acquired Company and (B) any Person other than the Acquired Companies that has an ownership interest in any item of Registered IP and the nature of such ownership interest. The Company has delivered to Purchaser complete and accurate copies of all applications, correspondence with any Governmental Body and other material documents related to each item of Registered IP identified in Part 2.10(a) of the Disclosure Schedule.
(b)    Inbound Licenses. Part 2.10(b) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Intellectual Property or Intellectual Property Right is or has

been licensed, sold, assigned or otherwise conveyed or provided to any Acquired Company (other than: (A) agreements between an Acquired Company and its employees in such Acquired Company’s standard form thereof as delivered to Purchaser pursuant to Section 2.10(e); and (B) non-exclusive licenses to “off-the-shelf” third party Computer Software that is generally available on standard commercial terms, is not distributed by any Acquired Company, and is not otherwise material to any Acquired Company’s business).
(c)    Outbound Licenses. Except as set forth in Part 2.10(c) of the Disclosure Schedule, there are no Contracts pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Acquired Company IP. Except as set forth in Part 2.10(c) of the Disclosure Schedule, no Acquired Company is bound by, and no Acquired Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any Acquired Company to use, exploit, assert or enforce any Acquired Company IP anywhere in the world.
(d)    Royalty Obligations. Part 2.10(d) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions and other amounts payable by any Acquired Company to any other Person upon or for the use of any Acquired Company IP, except for compensation payable to employees of the Acquired Companies in the ordinary course of business.
(e)    Standard Form Acquired Company IP Contracts. The Company has delivered to Purchaser a complete and accurate copy of each standard form of Acquired Company IP Contract used by any of the Acquired Companies, including each standard form of: (i) end user license agreement, subscription agreement, or terms of use or service pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Acquired Company IP (each a “EULA”); (ii) employee proprietary information and inventions assignment agreement for use with Acquired Company Employees, consultants or independent contractors containing any assignment or license of Intellectual Property or Intellectual Property Rights (each, an “IP Assignment Agreement”) to the Acquired Companies or any confidentiality provision; or (iii) confidentiality or nondisclosure agreement. Part 2.10(e) of the Disclosure Schedule accurately identifies each Acquired Company IP Contract that deviates in any material respect from the corresponding standard form agreement delivered to Purchaser, including any agreement with an employee, consultant or independent contractor in which the employee, consultant or independent contractor expressly reserved or retained any Intellectual Property Rights related to any Acquired Company’s business, research or development, or deviates from any Acquired Company’s standard data privacy or security terms. Each Person who is or was an Acquired Company Employee or consultant of any Acquired Company has signed an IP Assignment Agreement, substantially similar in all material respects to the form delivered to Purchaser prior to the date hereof, prior to or substantially concurrent with the commencement of his, her or its employment relationship with the Acquired Companies.
(f)    Ownership. The Acquired Companies collectively are the sole and exclusive owner of all right, title and interest to and in the Acquired Company IP (other than Intellectual Property exclusively licensed to any of the Acquired Companies, as identified in Part 2.10(b) of the Disclosure Schedule), free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 2.10(c) of the Disclosure Schedule and except as set forth in Part 2.10(f) of the Disclosure Schedule). Without limiting the generality of the foregoing, the Acquired Companies own or otherwise have, and after the Closing will continue to have, all Intellectual Property needed to conduct the business of the Acquired Companies as currently conducted and as conducted as of the Closing.
(g)    Valid and Enforceable. All Acquired Company IP is valid, subsisting and, to the

Knowledge of the Company, enforceable. Without limiting the generality of the foregoing, no interference, opposition, reissue, reexamination or other Legal Proceeding is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Acquired Company IP is being, has been, or would reasonably be expected to be contested or challenged, and, to the Knowledge of the Company, there is no basis for a claim that any Acquired Company IP is invalid or unenforceable.
(h)    No Third Party Infringement of Acquired Company IP. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Acquired Company IP.
(i)    Effects of This Transaction. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement entered into in connection herewith or therewith will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) the release, disclosure or delivery of any Acquired Company IP by or to any escrow agent or other Person; (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Acquired Company IP; or (iii) by the terms of any Acquired Company Contract, a reduction of any royalties, revenue sharing, or other payments any of the Acquired Companies would otherwise be entitled to with respect to any Acquired Company IP.
(j)    No Infringement of Third Party IP Rights. No Acquired Company has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person. No Acquired Company Software and no product or service developed, marketed, distributed, licensed, sold, offered or provided by any Acquired Company infringes, violates or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:
(i)    no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, threatened against any Acquired Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Company with respect to any such claim or Legal Proceeding, and no Acquired Company has ever received any notice or other communication requesting, claiming, or demanding any of the foregoing with respect to any such claim or Legal Proceeding;
(ii)    no Acquired Company has ever received any notice or other communication relating to any actual, alleged or suspected infringement, misappropriation or violation by any Acquired Company, any Acquired Company Employee or other Representative of any Acquired Company of any Intellectual Property of another Person, including any letter or other communication suggesting or offering that any Acquired Company obtain a license to any Intellectual Property of another Person; and
(iii)    no Acquired Company is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation or similar claim (other than indemnification provisions in the Acquired Companies’ standard forms of Acquired Company IP Contracts).
(k)    Source Code. The source code for all Acquired Company Software has been documented in a manner that is sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Acquired Company Software.
(l)    Use of Open Source Code.
(i)    Part 2.10(l)(i) of the Disclosure Schedule accurately identifies and describes: (A) each item of Open Source Code that is contained in, distributed with or used in the development of the Acquired Company Software or from which any part of any Acquired Company Software is derived; (B) the applicable license terms for each such item of Open Source Code; and (C) the Acquired Company Software to which each such item of Open Source Code relates.
(ii)    Each Acquired Company’s use, marketing, distribution, licensing, and sale of Acquired Company Software does not violate in any material respect any license terms applicable to any item of Open Source Code, and, to the Knowledge of the Company, each Acquired Company has all rights in each item of Open Source Code disclosed, or required to be disclosed, in Part 2.10(l)(ii) of the Disclosure Schedule as needed for the Acquired Companies to conduct the business of the Acquired Companies as currently conducted and currently planned by the Acquired Companies to be conducted, without violation in any material respect of any license terms pertaining to such Open Source Code or infringement of third-party Intellectual Property Rights.
(iii)    Except as set expressly stated in Part 2.10(l)(iii) of the Disclosure Schedule, no Acquired Company Software contains, is derived from, is distributed with or is being or was developed using Open Source Code that is licensed under any terms that: (A) impose or could impose a requirement or condition that any Acquired Company grant a license under its Patent rights or that any Acquired Company Software or part thereof: (1) be disclosed or distributed in source code form; (2) be licensed for the purpose of making modifications or derivative works; or (3) be redistributable at no charge; or (B) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of any Acquired Company to use or distribute any Acquired Company Software.
(m)    Privacy Policies. Part 2.10(m) of the Disclosure Schedule contains each Acquired Company Privacy Policy in effect at any time since January 1, 2007 and identifies, with respect to each Acquired Company Privacy Policy: (i) the period of time during which such privacy policy was or has been in effect; (ii) whether the terms of a later Acquired Company Privacy Policy apply to the data or information collected under such privacy policy; and (iii) if applicable, the mechanism (such as opt-in, opt-out or notice only) used to apply a later Acquired Company Privacy Policy to data or information previously collected under such privacy policy. Except as set forth in Part 2.10(m) of the Disclosure Schedule, each Acquired Company Privacy Policy: (i) is incorporated into the applicable Acquired Company EULA, (ii) states that User Data may be transferred in a merger, acquisition, reorganization, or sale of assets, (iii) prominently states that User Data may be transferred to the United States for processing, and (iv) states that sensitive personal information is not collected automatically by any Acquired Company Web Site or any Acquired Company Software, though users may voluntarily provide such information. Except as set forth on Part 2.10(m) of the Disclosure Schedule, each Acquired Company requires each user of any Acquired Company Web Site and Acquired Company Software to agree and consent to the applicable Acquired Company Privacy Policy. Each Acquired Company and the Acquired Company Software has complied in all material respects at all times with all of the Acquired Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data, Personal Data, data security, and spyware. Without limiting the foregoing, each Acquired Company has acquired, collected, and used all User Data pursuant to, and in accordance with the terms of, Acquired Company Privacy Policies and applicable Legal Requirements. No Acquired Company has obtained, collected or used any User Data, or possessed any data that is not publicly available, in violation or breach in any material respect of any Acquired Company Privacy Policy, Acquired Company Contract, or applicable Legal Requirement. Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements, will result in any violation in any material respect of any Acquired Company Privacy Policy, Acquired Company Contract, or any Legal Requirement pertaining to privacy, User Data, Personal Data, data security, or spyware.
(n)    Information Technology. All Acquired Company IT Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards reasonably prudent in the industry, to ensure proper operation, monitoring and use. The Acquired Company IT Systems are in reasonably good working condition (subject to normal wear and tear) to effectively perform the information technology operations reasonably necessary to conduct the business of the Acquired Companies. The Acquired Companies have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the business of the Acquired Companies (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business of the Acquired Companies.
(o)    Ownership and Use of Data. Except as set forth in Part 2.10(o) of the Disclosure Schedule, all Acquired Company Data is owned by the Acquired Companies, free and clear of all Encumbrances. Subject to applicable Legal Requirements and applicable Acquired Company Contracts, the Acquired Companies have reasonably necessary and required rights to use, reproduce, modify, create derivative works of, license, sublicense, distribute and otherwise exploit the data contained in the Acquired Company Data solely in connection with the operation of the business of each Acquired Company as currently being conducted and as conducted on the Closing Date.
(p)    Information Security. The Acquired Companies have established and are in compliance with a written information security program that: (i) includes administrative, technical and physical safeguards designed to safeguard in all material respects the security, confidentiality, and integrity of transactions and Acquired Company Data; and (ii) is designed to protect in all material respects against unauthorized access to the Acquired Company IT Systems or Acquired Company Data and the systems of any third party service providers that have access to Acquired Company Data or Acquired Company IT Systems. The Acquired Companies have not suffered a security breach in any material respect with respect to any of the Acquired Company Data in the last five years. No breach or violation in any material respect of any security program described above has occurred or, to the Knowledge of the Company, is threatened, and, to the Knowledge of the Company, there has been no unauthorized or illegal use of or access to any Acquired Company Data. None of the Acquired Companies has notified, or been required to notify, any Person of any information security breach involving Personal Data.
2.11    Contracts.
(a)    List of Contracts. Part 2.11(a) of the Disclosure Schedule accurately identifies:
(i)    each Acquired Company Contract for the employment or retention of any individual on a full-time, part-time, consulting or other basis providing for annual compensation or fees in excess of $100,000;
(ii)    each Acquired Company Contract between any Acquired Company and any Acquired Company Employee pursuant to which: (A) benefits would vest, amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events); (B) any Acquired Company is or may become obligated to make any severance, termination, termination indemnity or redundancy, retention, gross-up or similar payment to any Acquired Company Employee; and (C) any Acquired Company is or may become obligated to make any bonus, incentive compensation or similar payment (other than in respect of salary) to any Acquired Company Employee;
(iii)    each Acquired Company Contract with any labor union or association representing any Acquired Company Employee;
(iv)    each Acquired Company Contract which provides for indemnification of any officer, director, employee or agent;
(v)    each Acquired Company Contract relating to the voting and any other rights or obligations of a member of any of the Acquired Companies;
(vi)    each Acquired Company Contract relating to the merger, consolidation, reorganization or any similar transaction involving or with respect to any of the Acquired Companies;
(vii)    each Acquired Company Contract (including each Acquired Company IP Contract) relating to the acquisition, transfer, development or sharing of any technology or Intellectual Property (including any joint development agreement, technical collaboration agreement or similar agreement entered into by any of the Acquired Companies);
(viii)    each Acquired Company Contract relating to the license of any patent, copyright, trademark, Trade Secret or other Intellectual Property or Intellectual Property Right to or from any of the Acquired Companies;
(ix)    each Acquired Company Contract relating to the acquisition, sale, spin-off or outsourcing of any Subsidiary or business unit or operation of any of the Acquired Companies;
(x)    each Acquired Company Contract creating or relating to any partnership, joint venture, strategic alliance or any sharing of revenues, profits, losses, costs or liabilities or similar arrangement;
(xi)    each Acquired Company Contract imposing any restriction on any of the Acquired Companies: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; (C) to develop or distribute any technology; (D) to use any Intellectual Property; or (E) to manufacture any products;
(xii)    each Acquired Company Contract: (A) granting exclusive rights to license,

market, sell or deliver any of the products or services of the Acquired Companies or of users of any marketplace, Computer Software, web site, or service of any of the Acquired Companies; or (B) otherwise contemplating an exclusive relationship granted by any Acquired Company to any other Person, including with respect to advertising;
(xiii)    the top fifteen (15) Acquired Company Contracts (by gross amount of purchases) for each of the fiscal year ended May 31, 2011 and five months ended October 31, 2011 with pharmaceutical manufacturers, third party payors, third party payment aggregators and network pharmacy providers;
(xiv)    each Acquired Company Contract with “requirements” or similar provisions obligating any Acquired Company to sell and deliver all of another Person’s requirements of specified goods or services during the Contract term or under which any Acquired Company is obligated to purchase all of its requirements of specified goods or services from another Person during the Contract term;
(xv)    each Acquired Company Contract with “take-or-pay” or similar provisions obligating any Acquired Company to purchase a specific quantity of goods or services from another Person or to pay the equivalent cost if such goods or services are not purchased;
(xvi)    each Acquired Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;
(xvii)    each Acquired Company Contract regarding the acquisition, issuance or transfer of any securities and each Acquired Company Contract affecting or dealing with any equity interests or other securities of any of the Acquired Companies including any restricted share agreements or escrow agreements;
(xviii)    each Acquired Company Contract for the sale of any of the assets of any Acquired Company, other than in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase any of the assets of any Acquired Company;
(xix)    each Acquired Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement or otherwise relating to the incurrence, assumption or guarantee of any Indebtedness by any Acquired Company or imposing an Encumbrance on any of the assets of any Acquired Company;
(xx)    each lease, lease guaranty, sublease or other Acquired Company Contract for the leasing, use or occupancy of all Real Property;
(xxi)    each Acquired Company Contract relating to the purchase or sale of any asset by or to, or the performance of any services by or for, any Related Party (other than offer letters and option agreements entered into in the ordinary course of business);
(xxii)    each Acquired Company Contract relating to any liquidation or dissolution of any Acquired Company;
(xxiii)    each Acquired Company Contract relating both to the TPA Business and to any other business line or product or service of the Acquired Companies (all Acquired Company Contracts set forth in Part 2.11(a)(xxiii) of the Disclosure Schedule being referred to collectively hereafter as the “Shared Contracts”);
(xxiv)    except for the Acquired Company Contracts with pharmaceutical manufacturers, third party payors, third party payment aggregators and network pharmacy providers not required to be identified on Part 2.11(a)(xiii) of the Disclosure Schedule, any Acquired Company Contract that contemplates or involves: (A) the payment or delivery of cash or other consideration by any Acquired Company in an amount or having a value during any twelve-month period in excess of $50,000 individually, or $200,000 in the aggregate when taken together with all other Acquired Company Contracts involving such Person or such Person’s Affiliates; or (B) the performance of services having a value during any twelve-month period in excess of $50,000 individually, or $200,000 in the aggregate when taken together with all other Acquired Company Contracts involving such Person or such Person’s Affiliates; and
(xxv)    any other Acquired Company Contract that was entered into outside the ordinary course of business of any of the Acquired Companies or that is otherwise material to any Acquired Company.
(Contracts in the respective categories described in clauses “(i)” through “(xxv)” above, all Contracts identified, or required to be identified, in Part 2.11(a) of the Disclosure Schedule, and all Contracts identified, or required to be identified, in Parts 2.10(b), 2.10(c) and 2.10(d) of the Disclosure Schedule are referred to in this Agreement as “Material Contracts.”)
(b)    Delivery of Contracts. The Company has delivered to Purchaser accurate and complete copies of all written Material Contracts identified in Part 2.11(a) of the Disclosure Schedule, including all amendments thereto. Part 2.11(b) of the Disclosure Schedule provides an accurate and complete description of the material terms, including all payment terms, of each Material Contract that is not in written form. Each Contract identified in Part 2.11(a) of the Disclosure Schedule is a valid Contract of the respective Acquired Company and in full force and effect, and is, to the Knowledge of the Company, enforceable by the respective Acquired Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; and (iii) general principles of equity and the exercise of judicial discretion.
(c)    No Breach. None of the Acquired Companies has materially violated or breached, or committed any material default under, any Acquired Company Contract, which remains uncured, and, to the Knowledge of the Company, no other Person has materially violated or breached, or committed any default under, any Acquired Company Contract which remains uncured. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Acquired Company Contract; (B) give any Person the right to declare a default or exercise any remedy under any Acquired Company Contract; (C) give any Person the right to accelerate the maturity or performance of any Acquired Company Contract; or (D) give any Person the right to cancel, terminate or modify any Acquired Company Contract. Except as set forth in Part 2.11(c) of the Disclosure Schedule, since January 1, 2007, none of the Acquired Companies has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Company Contract. None of the Acquired Companies has waived any of its respective material rights under any Acquired Company Contract.

(d)    No Renegotiation. No Person has a contractual right pursuant to the terms of any Acquired Company Contract to renegotiate any amount paid or payable to the respective Acquired Company under any Material Contract or any other material term or provision of any Material Contract.
(e)    Proposed Contracts. Part 2.11(e) of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any offer, award, written proposal, term sheet or similar document, in each case that would contain binding obligations of any Acquired Company if accepted by the recipient, has been submitted by any Acquired Company since November 1, 2010.
2.12    Compliance with Legal Requirements.
(a)    Compliance. Each of the Acquired Companies is, and has at all times been, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership of its assets. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by any of the Acquired Companies of, or a failure on the part of any of the Acquired Companies to comply with, any Legal Requirement. Since January 1, 2007, none of the Acquired Companies has received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.
(b)    Regulatory Compliance. Each of the Acquired Companies is, and has at all times been, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership of its assets, including, to the extent applicable: (a) federal Legal Requirements relating to the Medicare and Medicaid programs and any other federal healthcare program; (b) federal and state Legal Requirements relating to healthcare fraud and abuse, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal False Claims Act (31 U.S.C. §§ 3729 et seq.), the Stark Law (42 U.S.C. § 1395nn), the False Statements Statute, (42 U.S.C. § 1320a-7b(a)), the Exclusion Legal Requirements (42 U.S.C. § 1320a-7), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), and the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); (c) state Legal Requirements relating to Medicaid or any other state healthcare or health insurance programs; (d) federal or state Legal Requirements relating to billing or claims for reimbursement submitted to any third party payor; (e) any other federal or state Legal Requirements relating to fraudulent, abusive or unlawful practices connected in any way with the provision of healthcare items or services, including Legal Requirements relating to the billing or submitting of claims for reimbursement for items or services reimbursable under any state, federal or other governmental healthcare or health insurance program or any private payor; (f) state Legal Requirements relating to insurance and risk-sharing products, services and arrangements; (g) federal and state Legal Requirements relating to medical records or medical information privacy, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and any rules or regulations promulgated thereunder, the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”) and any HITECH implementing regulations; (h) federal and state Legal Requirements relating to the practice of pharmacy and the dispensing of medication, including the Controlled Substances Act (21 U.S.C. §§ 801 et seq.) and any corresponding state Legal Requirements; and (i) Legal Requirements administered or issued by the FDA, including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.). Each Material Contract and other financial arrangements and relationships entered into by the Acquired Companies with customers, vendors, employees, and contractors are in compliance in all material respects with all applicable Legal Requirements, including the federal Anti-Kickback Statute and any corresponding state Legal Requirements, the Stark Law and any state self-referral Legal Requirements, HIPAA, HITECH, and any regulations promulgated thereunder and any corresponding state Legal Requirements, and any requirements of professional accreditation organization and professional standards setting organizations applicable to the Business. None of the Acquired Companies discloses or has disclosed “protected health information” (as defined in HIPAA) to any third party. The use, if any, by the Acquired Companies of “protected health information” (as defined in HIPAA) is not material to the processing of claims in connection with prescription drug cards and related services or to any other revenue-producing activities as conducted or currently planned to be conducted by the Acquired Companies on or prior to the Closing Date.
(c)    Foreign Corrupt Practices and Anti-Bribery. No Acquired Company, nor any Representative of any Acquired Company with respect to any matter relating to any Acquired Company, has: (i) used any funds for unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made or agreed to make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) taken any action that would constitute a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd 1 et seq. or its equivalent in any jurisdiction where any Acquired Company conducts business, if the Acquired Companies were subject thereto; or (iv) made or agreed to make any other unlawful payment.
2.13    Governmental Authorizations; No Subsidies.
(a)    Governmental Authorizations. Part 2.13(a) of the Disclosure Schedule identifies each Governmental Authorization held by the Acquired Companies, and the Company has delivered to Purchaser accurate and complete copies of all Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the respective Acquired Company to conduct its business in the manner in which its business is currently being conducted and to offer all of its current products and services. Each of the Acquired Companies is, and has at all times been, in compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule. Since January 1, 2007, no Acquired Company has received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. None of the Acquired Company IP or any of the products or services of any Acquired Company is subject to import or export licensing requirements.
(b)    No Subsidies. None of the Acquired Companies possesses (or has ever possessed) or has any rights or interests with respect to (or has ever had any rights or interests with respect to) any grants, incentives or subsidies from any Governmental Body.
2.14    Tax Matters.
(a)    Tax Returns and Payments. Except as set forth in Part 2.14(a) of the Disclosure Schedule, all Taxes (whether or not shown on any Tax Return) owed by each of the Acquired Companies have been timely paid. Except as set forth in Part 2.14(a) of the Disclosure Schedule, each of the Acquired Companies has filed all material Tax Returns required to be filed by it (“Acquired Company Tax Returns”). All Acquired Company Tax Returns are complete and accurate and disclose all Taxes required to be paid by or with respect to the Acquired Companies for the periods covered thereby. None of the Acquired Companies is currently the beneficiary of any extension of time within which to file any Tax Return. All Taxes which the Acquired Companies are required by law to withhold or to collect for payment have been duly withheld and collected or have been paid to the appropriate Governmental Body. No claim has ever been made by a Governmental Body in a jurisdiction where an Acquired Company has never paid Taxes or filed Tax Returns asserting that such Acquired Company is or may be subject to Taxes assessed by such jurisdiction.
(b)    Audits. Part 2.14(b) of the Disclosure Schedule sets forth those years for which examinations of Acquired Company Tax Returns relating to Taxes for which such Acquired Company may be liable have and have not been examined by the appropriate taxing authority. None of the Acquired Companies has waived or been requested to waive any statute of limitations in respect of Taxes of such Acquired Company which waiver is currently in effect. There is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Acquired Companies. All deficiencies asserted or assessments made as a result of any examination of the Acquired Company Tax Returns relating to Taxes for which such Acquired Company may be liable have been paid in full.
(c)    Tax Rulings, Etc. There are no Tax rulings, requests for rulings, or closing agreements relating to the Acquired Companies which could affect an Acquired Company’s liability for Taxes for any taxable period ending after the Closing Date. All Tax sharing agreements and Tax indemnity arrangements relating to any Acquired Company (other than this Agreement) will terminate prior to the Closing Date and no Acquired Company will have any liability thereunder on or after the Closing Date. There are no liens for Taxes upon the assets of the Acquired Companies except liens relating to current Taxes not yet due. Any powers of attorney granted by the Acquired Companies prior to the Closing relating to Taxes will terminate and be of no effect following the Closing.
(d)    Successor Liability, Etc. No Acquired Company has any liability for Taxes of another Person as transferee, as successor, by contract or otherwise. No Acquired Company has had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity other than another Acquired Company. To the extent that the Acquired Companies have participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been adequately disclosed to the IRS on IRS Form 8886 (or predecessor Form) and on any corresponding form required under applicable Legal Requirements. No Acquired Company is, or during the past 12-month period has been, a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code).
(e)    FIRPTA, Etc. No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to “FIRPTA”) and no stock transfer Taxes, sales Taxes, use Taxes, stamp Taxes, real property transfer or gains Taxes, or other similar Taxes will be imposed on the transactions contemplated by this Agreement.
(f)    Tax Classification. The Company is (and since its formation has been) properly classified either as a partnership or as an entity that is disregarded as an entity separate from its owner within the meaning of Treasury Regulation § 301.7701-3 for federal and applicable state and local income tax purposes and is not (and since its formation has not been) a “publicly traded partnership” under Section 7704 of the Code, or otherwise been taxable as a corporation for federal and applicable state or local income tax purposes. Each of the Subsidiaries of the Company is (and since its formation has been) properly classified as an entity that is disregarded as an entity separate from its owner within the meaning of Treasury Regulation § 301.7701-3 for federal and applicable state and local income tax purposes.
2.15    Employment Matters; Benefit Plans.
(a)    Employee List. Part 2.15(a) of the Disclosure Schedule contains a list of all current

Acquired Company Employees as of the date of this Agreement, and correctly reflects: (i) their dates of employment; (ii) their job titles and positions; (iii) their rate of pay or annual salaries; (iv) any other compensation payable to them (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); (v) their visa status; (vi) each Acquired Company Employee Plan in which they participate or are eligible to participate; (vii) any promises made to them with respect to changes or additions to their compensation or benefits; and (viii) their status as a TPA Business Employee (if applicable). None of the Acquired Companies is, and none of the Acquired Companies has been, bound by or a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Acquired Company Employees and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any current Acquired Company Employees. No Acquired Company is engaged, and no Acquired Company has ever been engaged, in any unfair labor practice of any nature. There are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against any Acquired Company before the U.S. National Labor Relations Board or any similar body in the United States or any other country in which Acquired Company Employees perform services. None of the Acquired Companies has had any strike, slowdown, work stoppage, lockout, job action, labor dispute or union organizing activity or threat thereof, or question concerning representation, by or with respect to any of the Acquired Company Employees.
(b)    Leave of Absence. Except as set forth in Part 2.15(b) of the Disclosure Schedule, there is no current Acquired Company Employee who is not fully available to perform work because of disability or other leave.
(c)    At Will Employment. The employment of each of the current Acquired Company Employees is terminable by the Acquired Companies at will. The Company has delivered to Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Acquired Company Employees.
(d)    Employee Departures/Restrictions. Except as set forth in Part 2.15(d) of the Disclosure Schedule, to the Knowledge of the Company, no employee of an Acquired Company at the level of vice president or above: (i) intends to terminate his employment with such Acquired Company; (ii) has received an offer to join a business that may be competitive with an Acquired Company’s business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that would reasonably be expected to have an adverse effect in any material respect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of an Acquired Company; or (B) any Acquired Company’s business or operations. Part 2.15(d) of the Disclosure Schedule contains an accurate and complete list of each Acquired Company Contract (and each Acquired Company Employee who has executed any Acquired Company Contract) containing provisions restricting any Acquired Company Employee from competing with the Acquired Companies, soliciting or hiring employees of any Acquired Company, interfering with customers of any Acquired Company and similar provisions. All Acquired Company Contracts listed (or required to be listed) in Part 2.15(d) of the Disclosure Schedule are valid Contracts of the respective Acquired Company and are, to the Knowledge of the Company, enforceable by the respective Acquired Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; and (iii) general principles of equity and the exercise of judicial discretion.
(e)    Employee Plans and Agreements. Part 2.15(e) of the Disclosure Schedule contains an accurate and complete list of each Acquired Company Employee Plan. No Acquired Company intends or has committed to establish or enter into any new Acquired Company Employee Plan, or to modify any Acquired Company Employee Plan (except to conform any such Acquired Company Employee Plan to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Purchaser in writing or as required by this Agreement).
(f)    Delivery of Documents. As applicable with respect to each Acquired Company Employee Plan, the Company has delivered to Purchaser: (i) correct and complete copies of all documents setting forth the terms of each Acquired Company Employee Plan, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Acquired Company Employee Plan; (iii) all written Contracts relating to each Acquired Company Employee Plan, including administrative service agreements and group insurance contracts; (iv) the annual reports (Form 5500 series) for the last three complete plan years; (v) the most recent letter of determination from the IRS relating to the tax-qualified status of the Plan; (vi) all written materials provided to any Acquired Company Employee relating to any Acquired Company Employee Plan and any proposed Acquired Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to any Acquired Company; (vii) all correspondence to or from any Governmental Body relating to any Acquired Company Employee Plan; and (viii) all insurance policies in the possession of any Acquired Company pertaining to fiduciary liability insurance covering the fiduciaries for each Acquired Company Employee Plan.
(g)    No Foreign Plans. None of the Acquired Companies has established or maintained: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Acquired Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside of the United States; or (iii) any Acquired Company Employee Plan that covers or has covered Acquired Company Employees whose services are or have been performed primarily outside of the United States.
(h)    Absence of Certain Retiree Liabilities. Except as set forth in Part 2.15(h) of the Disclosure Schedule, no Acquired Company Employee Plan provides, or reflects or represents any liability of any Acquired Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by applicable Legal Requirements. No Acquired Company has ever represented, promised or contracted (whether in oral or written form) to any Acquired Company Employee (either individually or to Acquired Company Employees as a group) or any other Person that such Acquired Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.
(i)    No Defaults. Each Acquired Company has performed in all material respects all obligations required to be performed by it under each Acquired Company Employee Plan and is not in default or violation of, and no Acquired Company has Knowledge of any default or violation by any other party to, the terms of any Acquired Company Employee Plan. Each of the Acquired Company Employee Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including the applicable tax qualification requirements under the Code. There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened, by any Person with respect to any Acquired Company Employee Plan.
(j)    No Conflict. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will or may (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Acquired Company Employee Plan, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits (through a grantor trust or otherwise) with respect to any Acquired Company Employee; or (ii) create or otherwise result in any Liability with respect to any Acquired Company Employee Plan. Without limiting the generality of the foregoing, no amount paid or payable by an Acquired Company in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could be an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Legal Requirements).
(k)    Compliance. Each of the Acquired Companies: (i) is in compliance in all material respects with all applicable Legal Requirements, Contracts and Orders respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements and Orders relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Acquired Company Employees (or prospective employees or other service providers), including the Workers’ Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation); (ii) has withheld and reported all amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments to any Acquired Company Employee; (iii) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Acquired Company Employee (other than routine payments to be made in the normal course of business and consistent with past practice). Each Acquired Company Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable IRS determination letter with respect to such qualification and the Tax-exempt status of its related trust, and no circumstances exist which could result in liability to any Acquired Company in respect of such qualified status. No Acquired Company Employee Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(l)    Section 409A of the Code. With respect to each Acquired Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (A) the written terms of such Acquired Company Employee Plan have at all times since January 1, 2009 been in compliance with, and (B) such Acquired Company Employee Plan has, at all times while subject to Section 409A of the Code, been operated in compliance in all material respects with, Section 409A of the Code and all applicable guidance thereunder. No Acquired Company has any obligation to provide any gross-up payment to any individual with respect to any income tax, additional tax or interest charge imposed pursuant to Section 409A of the Code.
(m)    Title IV of ERISA. No Acquired Company, nor any ERISA Affiliate of any Acquired Company, has ever maintained, been a participating employer, contributed to, or has had any liability with respect to: (i) any multiemployer plan as defined in Section-3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code; (ii) any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code; or (iii) any other employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.
(n)    Labor Relations. Each of the Acquired Companies has good labor relations, and the Company has no Knowledge of any facts indicating that the consummation of the transactions contemplated by this Agreement will have a material adverse effect on the labor relations of any of the Acquired Companies. There are no pending or reasonably anticipated or, to the Knowledge of the Company, threatened claims or Legal Proceedings against any Acquired Company under any workers’ compensation policy or long-term disability policy or similar policy subject to foreign Legal Requirements.
(o)    Claims Against Plans. There are no pending or reasonably anticipated or, to the Knowledge of the Company, threatened claims or Legal Proceedings against any of the Acquired Company Employee Plans, the assets of any of the Acquired Company Employee Plans or the Acquired Companies, or the Acquired Company Employee Plan administrator or any fiduciary of the Acquired Company Employee Plans with respect to the operation of such Acquired Company Employee Plans (other than routine, uncontested benefit claims) or asserting any rights or claims to benefits under such Acquired Company Employee Plan, and there are no facts or circumstances which could form the basis for any such claims or Legal Proceedings.
(p)    Independent Contractors. Part 2.15(p) of the Disclosure Schedule accurately sets forth, with respect to each Person who is or was, at any time since January 1, 2009, an independent contractor of any of the Acquired Companies and who has received or may be entitled to receive in excess of $100,000 from any of the Acquired Companies:
(i)    the name of such independent contractor, the Acquired Company with which such independent contractor is or was under contract and the date as of which such independent contractor was originally engaged by such Acquired Company;
(ii)    a description of such independent contractor’s performance objectives, services, duties and responsibilities;
(iii)    the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the applicable Acquired Company with respect to services performed in the fiscal year ended May 31, 2011;
(iv)    the terms of compensation of such independent contractor; and
(v)    any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the businesses of the Acquired Companies.
(q)    No Misclassified Employees. No current or former independent contractor of any of the Acquired Companies could be deemed to be a misclassified employee. No independent contractor is eligible to participate in any Acquired Company Employee Plan. No Acquired Company has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Acquired Company. No current or former employee of any of the Acquired Companies could be deemed to be a misclassified independent contractor.
(r)    Labor-Related Claims. There is no Legal Proceeding, claim, labor dispute or grievance pending or reasonably anticipated or, to the Knowledge of the Company, threatened relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Acquired Company Employee, including charges of unfair labor practices or harassment complaints.
2.16    Environmental Matters. Each of the Acquired Companies has at all times been in compliance with all applicable Environmental Laws, which compliance includes the possession by each respective Acquired Company of all Environmental Licenses and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. None of the Acquired Companies has received any notice or other communication, whether from a Governmental Body, citizens group, Acquired Company Employee or otherwise, that alleges that such Acquired Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with such Acquired Company’s compliance with any Environmental Law in the future. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by any of the Acquired Companies has received any notice or other communication, whether from a Government Body, citizens group, Acquired Company Employee or otherwise, that alleges that such current or prior owner or such Acquired Company is not in compliance with any Environmental Law. None of the Acquired Companies has caused or contributed to any Environmental Release and there are no circumstances which would reasonably be expected to give rise to any Environmental Release by the Acquired Companies. To the Knowledge of the Company, no Contaminants are stored or contained on or under any of the Real Property whether in storage tanks, land fills, pits, ponds, lagoons or otherwise. All Governmental Authorizations currently held by any of the Acquired Companies pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule. The Company has delivered to Purchaser accurate and complete copies of all internal and external environmental audits and studies in its possession or control, if any, relating to any Acquired Company or its operations and all correspondence on substantial environmental matters relating to any Acquired Company or its operations.
2.17    Insurance. Part 2.17 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of each of the Acquired Companies as of the date of this Agreement and identifies any material claims made thereunder as of the date of this Agreement. The Company has delivered to Purchaser accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. Since January 1, 2007, none of the Acquired Companies has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 2.17 of the Disclosure Schedule, there are no self insurance arrangements affecting any Acquired Company.
2.18    Transactions with Related Parties. Except as set forth in Part 2.18 of the Disclosure Schedule, no Related Party: (a) has, or has had, any interest in any material asset used in or otherwise relating to the business of any of the Acquired Companies; (b) is, or has been, indebted to any of the Acquired Companies (other than for ordinary travel advances); (c) has entered into, or has had any financial interest in, any material Contract, transaction or business dealing or involving any of the Acquired Companies; (d) to the Knowledge of the Company, is competing, or has at any time competed, with any of the Acquired Companies; and (e) has or has had any claim or right against any of the Acquired Companies (other than rights under Acquired Company Employee Plans or rights to receive compensation for services performed as an Acquired Company Employee or other rights arising in the ordinary course of employment or service). No member of the board of directors (or other similar body) of any of the Acquired Companies has ever had a conflict of interest with respect to the Acquired Companies.

2.19    Legal Proceedings; Orders; Regulatory Matters.
(a)    Legal Proceedings. Except as set forth in Part 2.19(a) of the Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Companies or any of their respective officers, directors, employees, property, or individuals with a direct or indirect ownership interest of five percent (5%) or more (each, a “Significant Holder”) or any of the assets owned or used by any of the Acquired Companies or any Person whose liability any of the Acquired Companies has or may have retained or assumed, either contractually or by operation of law, including any claim, suit, proceeding, hearing, enforcement, audit, inspection, monitoring, investigation, arbitration or other action by the U.S. Department of Justice (the “DOJ”), the U.S. Department of Health and Human Services Office of Inspector General (the “OIG”), the Centers for Medicare and Medicaid Services (the “CMS”), the Food and Drug Administration (the “FDA”), any state Attorney General, any state Medicaid Agency, any other federal or state Governmental Body, trade association, professional review organization, professional accreditation organization, or professional standards setting organization for the purpose of evaluating any alleged improper activity; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement; or (iii) that relates to the ownership of any equity interests or other securities of any of the Acquired Companies, or any option or other right to the equity interests or other securities of any of the Acquired Companies, or right to receive consideration as a result of this Agreement. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. Except as set forth in Part 2.19(a) of the Disclosure Schedule, no Legal Proceeding involving claims in excess of $100,000 has ever been commenced by, and no Legal Proceeding involving claims in excess of $100,000 has ever been pending against, any of the Acquired Companies.
(b)    Orders. There is no Order to which any of the Acquired Companies, or any of the assets owned or used by each of the Acquired Companies, is subject. To the Knowledge of the Company, no officer or other employee of any of the Acquired Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the respective Acquired Company’s business.
(c)    Regulatory Matters.
(i)    None of the Acquired Companies nor, to the Knowledge of the Company, any of their respective Significant Holders, have been convicted, charged or, to the Knowledge of the Company, investigated for, or is being investigated for (i) criminal offenses relating to the delivery of an item or service to any third party payor, federal healthcare program (as such term is defined at 42 U.S.C. § 1320a-7b(f)) or state healthcare program; (ii) criminal offenses under any Legal Requirements relating to patient neglect or abuse in connection with the delivery of a healthcare item or service; or (iii) violation of any Legal Requirement relating to the interference with or obstruction of any investigation into any criminal offense of any Legal Requirement.
(ii)    None of the Acquired Companies nor, to the Knowledge of the Company, any of their respective Significant Holders, in their respective capacity as such, (i) is a party to a Corporate Integrity Agreement with the OIG; (ii) has any reporting obligations pursuant to any settlement, deferred prosecution or any other agreement entered into with any Governmental Body or any other Person; (iii) has made any filings pursuant to the OIG’s Provider Self-Disclosure

Protocol; (iv) has voluntarily disclosed any violations of Legal Requirements to any Governmental Body; (v) has been the defendant in any qui tam or federal False Claims Act litigation or any corresponding state Legal Requirement; or (vi) has been excluded from participating in any federal or state healthcare program or private third party healthcare program in which the individual or any Acquired Company participates.
(iii)    To the Knowledge of the Company, none of the licensed practicing pharmacists, pharmacy technicians, nurses or any other clinician or other personnel employed by or an independent contractor to the Acquired Companies have been the subject of a lawsuit, complaint, investigation or other action for malpractice while providing services to the Acquired Companies or their customers.
(iv)    None of the Acquired Companies has received any notice of denial of payment or overpayment from a federal healthcare program or other third-party payor (inclusive of managed care organizations) with respect to items or services provided by the Acquired Companies other than those which have been finally resolved in any settlement for an amount less than $100,000, and none of the Acquired Companies has received written notice from a federal healthcare program or any other third-party payor (inclusive of managed cared organizations) of any pending or threatened claims, proceedings, investigations, audits or surveys specifically with respect to, or arising directly out of, items or services provided by the Acquired Companies, and no such investigation, audit or survey is pending, or to the Knowledge of the Company, threatened. All billing by, or on behalf of, the Acquired Companies to third-party payors, including federal healthcare programs and insurance companies, has been true and correct in all material respects.
2.20    Authority; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which the Company is or will be a party; and the execution, delivery and performance by the Company of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of the Company and its Management Committee. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; and (iii) general principles of equity and the exercise of judicial discretion.
2.21    Non-Contravention; Consents. Except as set forth in Part 2.21 of the Disclosure Schedule, neither: (1) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (2) the consummation of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time):
(a)    contravene, conflict with or result in a violation of: (i) any of the provisions of any Charter Documents of any of the Acquired Companies; or (ii) any resolution adopted by the members, managers or management committees (or similar governing bodies) of any of the Acquired Companies;
(b)    contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies, is subject;
(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to any such Acquired Company’s business or to any of the assets owned or used by any such Acquired Company;
(d)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Company Contract that is or would constitute a Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Acquired Company Contract; (ii) accelerate the maturity or performance of any such Acquired Company Contract; or (iii) cancel, terminate or modify any such Acquired Company Contract; or
(e)    result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by any of the Acquired Companies (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Companies).
Except as set forth in Part 2.21 of the Disclosure Schedule, none of the Acquired Companies is and none of the Acquired Companies will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (y) the consummation of the transactions contemplated by this Agreement.
2.22    Major Customers and Major Vendors. Part 2.22 of the Disclosure Schedule sets forth an accurate and complete list of (i) the top twenty-five (25) customers of the Acquired Companies (by gross sales revenue) for each of the fiscal year ended May 31, 2011 and five months ended October 31, 2011 (the “Major Customers”), together with the amount of sales revenue attributable to each customer during each such period, (ii) the top ten (10) vendors of the Acquired Companies (by gross amount of purchases) for each of the fiscal year ended May 31, 2011 and five months ended October 31, 2011 (the “Major Vendors”), together with the amount of purchases attributable to each vendor during each such period, and (iii) the aggregate amount, if any, of sales revenue or purchases attributable to each Major Customer or Major Vendor, as the case may be, in respect of the TPA Business during each such period. Except as set forth in Part 2.22 of the Disclosure Schedule, since May 31, 2010, no Major Customer or Major Vendor has terminated its relationship with any Acquired Company or demanded a material reduction or change in the pricing or other terms of its relationship with any Acquired Company. No Acquired Company is engaged in any material dispute with any Major Customer or any Major Vendor and, to the Knowledge of the Company, no Major Customer or Major Vendor (including any sole source supplier) intends to terminate, limit or reduce its business relations with any Acquired Company, or materially reduce or change the pricing or other terms of its business with any Acquired Company.
2.23    Brokers. Except for SDR Ventures, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Companies. Except for SDR Ventures, Inc., no Person is or may become entitled to receive any fee or other amount from any of the Acquired Companies for professional brokerage, finder or investment banker services performed or to be performed in connection with the transactions contemplated by this Agreement.

2.24    Third Party Acquisition Proposals. Each Acquired Company has ceased any and all activities, discussions or negotiations with any Person (other than Purchaser) with respect to any Acquisition Transaction.
2.25    Full Disclosure. This Agreement (including the Disclosure Schedule) does not, and the Company Closing Certificate (as defined in Section 8.5(f)) and Closing Certificate will not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.
3.    REPRESENTATIONS AND WARRANTIES OF SELLERS, HTDS MEMBERS AND HTDS BENEFICIAL OWNERS
Each (a) Seller, severally, (b) HTDS Member, severally as to such HTDS Member and as to HTDS, and (c) HTDS Beneficial Owner, severally as to the applicable HTDS Member, as applicable, represents and warrants, to and for the benefit of the Purchaser Indemnitees, as follows:

3.1    Organization.
(a)    HTDS is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of ASE II, ASE II-A and ASE Co-Invest is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. A true and complete copy of the limited liability company agreement of HTDS, as amended to date, has been delivered to Purchaser.
(b)    Such HTDS Member is a trust duly organized and validly existing under the laws of the State of Colorado. True and complete copies of the trust agreement or similar governing document, as amended to date, of such HTDS Member have been delivered to Purchaser.
3.2    Execution, Delivery; Valid and Binding Agreements.
(a)    The execution, delivery and performance by such Seller of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action on the part of such Seller, its management committee or general partner (or similar governing body). No vote of such Seller’s members or limited partners, as applicable, is needed to approve this Agreement and the transactions contemplated herby. This Agreement and each other agreement, document or instrument referred to in this Agreement to which such Seller is a party constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; (b) rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) general principles of equity and the exercise of judicial discretion.
(b)    The execution, delivery and performance by such HTDS Member of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action on the part of such HTDS Member and HTDS Beneficial Owner. This Agreement and each other agreement, document or instrument referred to in this Agreement to which such HTDS Member or HTDS Beneficial

Owner is a party constitutes the legal, valid and binding obligation of such HTDS Member or HTDS Beneficial Owner, enforceable against such HTDS Member or HTDS Beneficial Owner in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; (b) rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) general principles of equity and the exercise of judicial discretion.
3.3    Authority.
(a)    Such Seller has the right, power, capacity and authority to enter into, perform and comply with such Seller’s obligations under this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement to be executed by such Seller and to perform such Seller’s obligations hereunder and thereunder (including all right, power, capacity and authority to sell, transfer, convey and surrender the Units as provided by this Agreement, subject to restrictions under applicable federal and state securities laws and the Company’s Charter Documents).
(b)    Such HTDS Member and its respective HTDS Beneficial Owner has the right, power, capacity and authority to enter into, perform and comply with such HTDS Member’s and HTDS Beneficial Owner’s obligations under this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement to be executed by such HTDS Member or such HTDS Beneficial Owner and to perform such HTDS Member’s and HTDS Beneficial Owner’s obligations hereunder and thereunder. Such HTDS Beneficial Owner is the duly authorized trustee of the applicable HTDS Member and has the right, power, capacity and authority to act on behalf of the applicable HTDS Member in all respects, including the execution, delivery and performance by such HTDS Member of this Agreement and each such other agreement, document and instrument referred to in or contemplated by this Agreement to be executed, delivered and performed and the disposition of such HTDS Member’s assets, including the sale, transfer, conveyance and surrender of the Acquired Units to Purchaser pursuant to this Agreement.
3.4    Non-Contravention; No Consents or Approvals. Except as set forth in Part 3.4 of the Disclosure Schedule, neither: (1) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (2) any of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time):
(a)    contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which such Seller, HTDS Member or HTDS Beneficial Owner is subject; or
(b)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which such Seller, HTDS Member or HTDS Beneficial Owner is a party or by which it is bound.
No Seller, HTDS Member or HTDS Beneficial Owner is (and will not be) required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (y) any of the transactions contemplated by this Agreement or by any of the other agreements, documents or instruments referred to in this Agreement.

3.5    No Legal Proceedings. No Legal Proceedings are pending or, to the actual knowledge of such Seller, HTDS Member or HTDS Beneficial Owner, threatened to restrain (or which would have the effect of so restraining) the entry into, performance of, compliance with and enforcement of any of the obligations of such Seller, HTDS Member or HTDS Beneficial Owner hereunder.
3.6    Title and Ownership. Such Seller is the record and beneficial owner of the Units and, if applicable, Class A Warrants, in each case as set forth in Schedule 1.1 opposite such Seller’s name, free and clear of all Encumbrances. All of the Units and Class A Warrants owned by such Seller have been duly and validly issued to him, her or it. Such Seller is not a party to any option, warrant, purchase right or other Contract that could require such Seller to sell, transfer or otherwise dispose of any Units or Class A Warrants (other than this Agreement). Except as set forth in Part 3.6 of the Disclosure Schedule, such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Units. Assuming that Purchaser has no “notice of an adverse claim” to any of the Units within the meaning of the Uniform Commercial Code as in effect on the date hereof in the State of Illinois, upon payment for such Seller’s Units by Purchaser pursuant to the terms of this Agreement, such Seller shall (and, with respect to HTDS, each of the HTDS Members and HTDS Beneficial Owners shall cause HTDS to) transfer to Purchaser good, valid and marketable title to such Units, free and clear of all Encumbrances.
3.7    Brokers. Except for SDR Ventures, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller, HTDS Member or HTDS Beneficial Owner. Except for SDR Ventures, Inc., no Person is or may become entitled to receive any fee or other amount from such Seller, HTDS Member or HTDS Beneficial Owner for professional services performed or to be performed in connection with the transactions contemplated by this Agreement.
4.    REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to the Sellers, HTDS Members, HTDS Beneficial Owners and Seller Indemnitees as follows:
4.1    Organization and Standing. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.
4.2    Authority; Binding Nature of Agreement. Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement and under each other agreement, document and instrument referred to in this Agreement to which it is a party; and the execution, delivery and performance by Purchaser of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action on the part of Purchaser, SXC Health Solutions Corp., its sole shareholder (“SXC Corp.”), and their respective boards of directors. No vote of Purchaser’s shareholders is needed to approve this Agreement or the transactions contemplated herein. This Agreement and each other agreement, document or instrument referred to in this Agreement to which Purchaser is a party constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; (b) rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) general principles of equity and the exercise of judicial discretion.
4.3    Non-Contravention; Consents.

(a)    Non-Contravention. Neither: (i) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (ii) the consummation of the transactions contemplated by this Agreement or any of such other agreements, documents or instruments, will (with or without notice or lapse of time) contravene, conflict with or result in a violation of: (A) any of the provisions of the certificate of formation or bylaws of Purchaser or SXC Corp.; (B) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of Purchaser of SXC Corp.; (C) any provision of any material contract by which Purchaser or SXC Corp. is bound; or (D) any Legal Requirement or order, writ, injunction, judgment or decree to which Purchaser or SXC Corp. is subject, except for any filings, approvals, Consents or notices required to be obtained from or given to any Governmental Body in connection with the transactions contemplated by this Agreement.
(b)    Consents. Purchaser will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (ii) the consummation of the transactions contemplated by this Agreement, except for: (A)  filings required to be made, notices required to be given or Consents required to be obtained by Purchaser, in each case from any Governmental Body in connection with the transactions contemplated by this Agreement, and (B) any filing, notice or Consent which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.
4.4    Investment Purpose. Purchaser is acquiring the Units solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Units are not registered under the Securities Act or any state securities laws and that the Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Purchaser understands that Purchaser must bear the economic risk of this investment for an indefinite period of time because the Units acquired under this Agreement are not registered under the Securities Act or any state securities laws or regulations. Purchaser has been advised that the Units are not being registered under the Securities Act upon the basis that the transaction contemplated hereby is exempt from such registration requirements pursuant to regulations promulgated by the SEC, and that reliance by Sellers on such exemptions are predicated in part on Purchaser’s representations set forth herein.
4.5    No Legal Proceedings. No Legal Proceedings are pending or, to the Knowledge of Purchaser, threatened to restrain (or which would have the effect of so restraining) the entry into, performance of, compliance with and enforcement of any of the obligations of Purchaser hereunder.
4.6    Availability of Funds. At the Closing, Purchaser shall have funds that are sufficient to enable it to consummate the transactions contemplated by this Agreement and pay all fees, costs and expenses that have been incurred by Purchaser in connection therewith. Purchaser is the holding company for all of SXC Corp.’s U.S. operating assets and properties.
5.    CERTAIN COVENANTS OF THE COMPANY
5.1    Access and Investigation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 10 or the Closing (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives and each of the other Acquired Companies and their respective Representatives to, upon reasonable advance notice to the Company and during normal business hours: (a) provide Purchaser and Purchaser’s Representatives with reasonable access to the Acquired Companies’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; and (b) provide Purchaser and Purchaser’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, in each case as Purchaser may reasonably request. During the Pre-Closing Period, upon the reasonable request of Purchaser, Purchaser may make inquiries of Persons having business relationships with the Acquired Companies (including suppliers, licensors, distributors and customers).
5.2    Operation of the Business of the Acquired Companies. During the Pre-Closing Period, the Company shall ensure that:
(a)    each Acquired Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;
(b)    each Acquired Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Acquired Companies;
(c)    no Acquired Company shall cancel any of its insurance policies identified in Part 2.17 of the Disclosure Schedule or reduce the amount of any insurance coverage provided by such insurance policies;
(d)    no Acquired Company shall declare, accrue, set aside or pay any dividend or make any other distribution in respect of any Units or other securities, or repurchase, redeem or otherwise reacquire any Units or other securities, except (i) as contemplated by Section 1 of this Agreement, (ii) for distributions of the Unpaid Class C Preferred Yield (as defined in the Company LLC Agreement) made to ABRY pursuant to Section 4.1(a)(i) of the Company LLC Agreement, and (iii) for any tax distributions made pursuant to Section 4.4 of the Company LLC Agreement;
(e)    no Acquired Company shall sell, issue or authorize the issuance of: (i) any Unit or other security; (ii) any option or right to acquire any Unit (or cash based on the value of Units) or other security; or (iii) any instrument convertible into or exchangeable for any Unit (or cash based on the value of Units) or other security (except that the Company shall be permitted to issue Units upon the exercise of Class A Warrants outstanding as of the date of this Agreement and in accordance with their respective terms as in effect on the date of this Agreement);
(f)    no Acquired Company shall amend or waive any of its rights under, or permit the acceleration of vesting under, any Class B Award Agreement or any provision of any other restricted stock agreement or other compensation obligation;
(g)    no Acquired Company shall amend or permit the adoption of any amendment to any Charter Document, or effect or permit any Acquired Company to become a party to any Acquisition Transaction, recapitalization, reclassification of Units, Unit split, reverse Unit split or similar transaction;

(h)    no Acquired Company shall form any Subsidiary or acquire any equity interest or other interest in any other Entity;
(i)    no Acquired Company shall make any capital expenditure or incur any software development costs that, when added to all other capital expenditures or software development costs made or incurred on behalf of the Acquired Companies during the Pre-Closing Period, exceeds $700,000;
(j)    no Acquired Company shall: (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, except as set forth in Part 5.2(j) of the Disclosure Schedule; or (ii) amend or prematurely terminate, or waive any material right or remedy under, any Contract that is or would constitute a Material Contract;
(k)    no Acquired Company shall: (i) acquire, lease or license any right or other asset from any other Person for an aggregate value in excess of $250,000; (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person; or (iii) waive or relinquish any material right, except in the ordinary course of business consistent with past practices;
(l)    no Acquired Company shall: (i) lend money to any Person (except that the Company may make routine travel advances to current employees of the Company in the ordinary course of business consistent with past practices); or (ii) incur or guarantee any Indebtedness, except for draw-downs under the credit facility with Comerica Bank;
(m)    no Acquired Company shall: (i) enter into any collective bargaining agreement; (ii) establish, adopt, amend or terminate any Acquired Company Employee Plan; (iii) pay, or make any new commitment to pay, any bonus or make any profit-sharing payment, cash incentive payment or similar payment, other than commissions paid in the ordinary course of business and consistent with past practices; (iv) increase, or make any new commitment to increase, the amount of the wages, salary, commissions, fringe benefits, employee benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its directors, officers or other employees (other than, in the case of such other employees, any such increase in the ordinary course of business and consistent with past practice); (v) fund, or make any commitment to fund, any compensation obligation (whether by grantor trust or otherwise); (vi) promote or change the title of any of its employees (retroactively or otherwise); or (vii) hire or make an offer to hire any new employee at the level of vice president or above;
(n)    no Acquired Company shall change any of its methods of accounting or accounting practices in any material respect;
(o)    no Acquired Company shall file any Tax Return inconsistent with prior practice, make or change any Tax election, adopt or change a material accounting method in respect of Taxes, enter into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settle or comprise a claim, notice, audit report or assessment in respect of Taxes for which such Acquired Company is or may be liable, or consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes for which such Acquired Company is or may be liable;
(p)    no Acquired Company shall make any election or take any action that is inconsistent with treating the Company as a partnership (that is not a “publicly traded partnership” under Section 7704 of the Code or otherwise taxable as a corporation for federal and applicable state or local income tax purposes)

or treating any Subsidiary of the Company as an entity that is disregarded as an entity separate from its owner within the meaning of Treasury Regulation § 301.7701-3, in each case for federal and applicable state and local income tax purposes;
(q)    except as set forth in Part 5.2(q) of the Disclosure Schedule, no Acquired Company shall commence or settle any Legal Proceeding;
(r)    no Acquired Company shall (i) accelerate the collection of any accounts receivable, (ii) delay the payment of any accounts payable, or (iii) take any other action outside the ordinary course of business or inconsistent with past practice with the intent of avoiding a reduction in the Purchase Price based on the Net Working Capital Amount; and
(s)    no Acquired Company shall agree or commit to take any of the actions described in clauses “(c)” through “(r)” above.
Notwithstanding the foregoing, the Company may take any action described in clauses “(c)” through “(s)” above if: (i) Purchaser gives its prior written consent to the taking of such action by the Company (which consent shall not be unreasonably withheld, conditioned or delayed); or (ii) such action is expressly required or contemplated to be taken by this Agreement.
5.3    Notification. During the Pre-Closing Period, the Company shall promptly notify Purchaser in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Sections 8 or 9 impossible or unlikely. No such notification shall be deemed to supplement or amend the Disclosure Schedule in any respect for the purpose of: (i) determining the accuracy of any of the representations and warranties made by the Company or any Seller, HTDS Member or HTDS Beneficial Owner in this Agreement; or (ii) determining whether any of the conditions set forth in Section 8 has been satisfied.
5.4    No Negotiation. During the Pre-Closing Period, each of the Sellers, HTDS Members, HTDS Beneficial Owners or Acquired Companies shall not, and shall ensure that their respective Representatives do not: (a) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Purchaser or its Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain or accept any proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction. Each Seller, HTDS Member, HTDS Beneficial Owner or Acquired Company shall promptly (and in any event within 24 hours of receipt thereof) notify Purchaser orally and in writing of any inquiry, indication of interest, proposal, offer or request for non-public information relating to a possible Acquisition Transaction that is received by it during the Pre-Closing Period, which notice shall include: (i) the identity of the Person making or submitting such inquiry, indication of interest, proposal, offer or request, and the terms and conditions thereof; and (ii) an accurate and complete copy of all written materials provided in connection with such inquiry, indication of interest, proposal, offer or request).
5.5    Termination of Certain Benefit Plans. The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date: (a) any Acquired Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “401(k) Plans”); (b) any group severance, separation, or salary continuation plans, programs or arrangements of any Acquired Company that are Acquired Company Employee Plans (the “Severance Plans”); and (c) any other Acquired Company Employee Plan requested by Purchaser at least three days prior to the Closing Date, unless, in the case of clauses “(a)” and “(b),” Purchaser, in its sole and absolute discretion, agrees to sponsor and maintain any such 401(k) Plans or Severance Plans by providing the Company with written notice of such election (an “Election Notice”) at least three days before the Closing. Unless Purchaser provides an Election Notice to the Company, the Company shall deliver to Purchaser, prior to the Closing Date, evidence that the Company’s management committee has validly adopted resolutions to terminate the 401(k) Plans, Severance Plans and other Acquired Company Employee Plans (the form and substance of which resolutions shall be subject to review and approval of Purchaser), effective no later than the day immediately preceding the Closing Date. In the event that the distributions of assets from the trust of a 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon any Acquired Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Purchaser prior to the Closing.
5.6    Termination of Agreements. The Company shall use commercially reasonable efforts to: (a) cause the agreements identified in Schedule 5.6 to be terminated effective as of the Closing; and (b)  take, or cause to be taken, all actions necessary to secure the termination and release of any and all Encumbrances (other than Permitted Encumbrances and Encumbrances relating to up to $1,000,000 in aggregate Indebtedness of the Acquired Companies within the meaning of clauses (b) and (c) of the definition of “Indebtedness”) upon the assets or properties of the Acquired Companies, in each case, in form and substance reasonably satisfactory to Purchaser.
5.7    FIRPTA Matters. Each Seller shall deliver to Purchaser a certification of non-foreign status (a “FIRPTA Statement”), in form and substance reasonably satisfactory to Purchaser and such Seller, in accordance with Treasury Regulation § 1.1445-2(b), with respect to which Purchaser shall not have actual knowledge that such certification is false and shall not have received a notice that such certification is false pursuant to Treasury Regulation § 1.1445-4.

5.8    Repayment of Insider Receivables. Prior to the Closing Date, the Company shall (and shall cause each Acquired Company to) cause all outstanding Insider Receivables to be repaid to the applicable Acquired Company in full.
5.9    Communications with Employees. Prior to the Closing Date, the Company shall not communicate (and the Company shall ensure that no Acquired Company and no Representative of any Acquired Company communicates) with Acquired Company Employees regarding post-Closing employment matters with Purchaser or any Subsidiary or Affiliate of Purchaser, including post-Closing employee benefit plans and compensation, without the prior written approval of Purchaser.
5.10    Resignation of Officers and Directors. The Company shall obtain and deliver to Purchaser, at or prior to the Closing, the resignation of each officer and Management Committee member of each Acquired Company effective as of the later of the Closing and the date Purchaser causes such Management Committee member or officer to be replaced, substantially in the form attached hereto as Exhibit D (it being understood that such resignations shall not constitute a termination of employment by such officer or Management Committee member, if such person is an Acquired Company Employee).

5.11    Tail Insurance; Indemnification. Prior to the Closing Date, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the Acquired Companies’ directors and officers in a form mutually acceptable to the Company and Purchaser, which shall provide such directors and officers with coverage for six years following the Closing of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. For a period of six years following the Closing, Purchaser shall cause the Company to honor the obligations of the Company pursuant to Section 7.7 of the Company LLC Agreement, as in effect as of immediately prior to the Effective Time, to indemnify the ABRY Director (as defined in the Company LLC Agreement) with respect to any matters occurring prior to the Closing Date.
5.12    Financing Cooperation. Prior to the Closing, HTDS shall provide (and the HTDS Members and the HTDS Beneficial Owners shall cause HTDS to provide), and shall cause the Acquired Companies and the respective Affiliates and Representatives of each of the foregoing to provide, on a timely basis, reasonable cooperation requested by Purchaser in connection with the arrangement of any debt or equity financing transaction by Purchaser in connection with the transactions contemplated by this Agreement after the date hereof.
5.13    Separation of the TPA Business. Prior to the Closing, the Company shall, and shall cause the Subsidiaries of the Company to, (i) form a new Subsidiary (the “TPA Subsidiary”); (ii) contribute to the TPA Subsidiary all of its and their respective right, title and interest in and to the assets exclusively used in the operation of the TPA Business (including by assigning, transferring and conveying to the TPA Subsidiary all of the Acquired Companies’ right, title and interest in and to all Contracts exclusively related to the TPA Business); (iii) cause the TPA Subsidiary to assume and be obligated to pay, perform or otherwise discharge all TPA Business Liabilities; (iv) transfer the employment of each TPA Business Employee identified in Part 2.15(a) of the Disclosure Schedule to the TPA Subsidiary; (v) assign to the TPA Subsidiary that portion of the Shared Contracts that relates exclusively to the TPA Business or amend or enter into new Contracts with the counterparties to the Shared Contracts such that all rights thereunder relating exclusively to the TPA Business shall inure to, and all Liabilities thereunder relating exclusively to the TPA Business shall be assumed by, the TPA Subsidiary, and all other rights and Liabilities thereunder shall remain with the Acquired Companies (provided, however, that if all necessary Consents are not obtained with respect to such assignment or amendment of any Shared Contract, then the Company shall terminate that portion of the Shared Contract that relates exclusively to the TPA Business); and (vi) establish a record date and distribute limited liability company interests of the TPA Subsidiary to such holders of Units as of such record date that are entitled to such distribution (clauses (i) through (vi) being referred to collectively hereafter as the “Separation”). The Company shall cause the Separation to occur immediately prior to the Closing and in accordance with applicable Legal Requirements and the Separation Agreements. The Company shall inform Purchaser in writing in advance of all material actions the Company or any of its Subsidiaries or Affiliates propose to take in connection with the Separation, and the Company shall provide Purchaser with copies of all of the Separation Agreements and related documentation for review not less than ten Business Days prior to the execution thereof by the Company or any of its Subsidiaries or Affiliates. The Company shall incorporate in the Separation Agreements and related documentation any comments reasonably proposed by Purchaser or any of its Representatives, and shall not execute any such Separation Agreements or related documentation until such time as such Separation Agreements and related documentation are in form and substance reasonably satisfactory to Purchaser. The Separation shall be made without any representation or warranty (express or implied) from the Company or any of its Subsidiaries, and the TPA Subsidiary shall expressly disclaim and have no recourse against Purchaser, Affiliates of Purchaser or the Acquired Companies with respect to the Separation or the TPA Business. The TPA Subsidiary will provide full and complete indemnification against all Liabilities relating to the Separation, including any TPA Business Liabilities. The TPA Subsidiary shall have no right to use the names “HealthTran” or “HTDS” or any name that, in the reasonable judgment of Purchaser, is similar to any such names and shall not use such names or other names acquired by Purchaser hereunder or names confusingly similar thereto.
6.    CERTAIN COVENANTS OF THE PARTIES
6.1    Filings and Consents.
(a)    Filings. Each of Purchaser, the Company, HTDS, the HTDS Members, the HTDS Beneficial Owners and the Sellers’ Agent shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Purchaser shall, promptly after the date of this Agreement, prepare and file any notifications required under any applicable antitrust or competition laws or regulations in connection with the transactions contemplated by this Agreement. The Company and Purchaser shall respond as promptly as practicable to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Body in connection with antitrust or related matters. Subject to the confidentiality provisions of the Confidentiality Agreement, Purchaser and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 6.1(a). Except where prohibited by applicable Legal Requirements or any Governmental Body, and subject to the confidentiality provisions of the Confidentiality Agreement, the Company shall: (i) cooperate with Purchaser with respect to any filings made by Purchaser in connection with the transactions contemplated by this Agreement; (ii) permit Purchaser to review (and consider in good faith the views of Purchaser in connection with) any documents before submitting such documents to any Governmental Body in connection with the transactions contemplated by this Agreement; and (iii) promptly provide Purchaser with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted by any Acquired Company with or to any Governmental Body in connection with the transactions contemplated by this Agreement.
(b)    Efforts. Subject to Section 6.1(c), Purchaser and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate and make effective the transactions contemplated by this Agreement on a timely basis. Without limiting the generality of the foregoing, but subject to Section 6.1(c), each of Purchaser, the Company, HTDS, the HTDS Members, the HTDS Beneficial Owners and the Sellers’ Agent: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement; and (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the transactions contemplated by this Agreement.
(c)    Limitations. Notwithstanding anything to the contrary contained in Section 6.1(b) or elsewhere in this Agreement, Purchaser shall not have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Subsidiaries or Affiliates or any Acquired Company to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries or Affiliates or any Acquired Company to take or agree to take) any other action or to agree (or cause any of its Subsidiaries or Affiliates or any Acquired Company to agree) to any limitation or restriction on any of its respective businesses, product lines or assets; or (ii) to contest any Legal Proceeding relating to the transactions contemplated by this Agreement.
6.2    Public Announcements. From and after the date of this Agreement, except as expressly contemplated by this Agreement or as may be required by applicable Legal Requirement or any Governmental Body: (a) without the prior written consent of the Sellers’ Agent (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not, and, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), each of the Sellers, HTDS Members, HTDS Beneficial Owners and the Company shall not (and the Company shall ensure that no Acquired Company and no Representative of any Acquired Company shall), issue or make any press release or public statement regarding (or otherwise disclose to any Person the existence or terms of) this Agreement or any of the transactions contemplated by this Agreement; and (b) Purchaser shall consult with the Sellers’ Agent, and the Sellers, HTDS Members, HTDS Beneficial Owners and the Company shall consult (and the Company shall ensure that each Acquired Company consults) with Purchaser, prior to issuing or making, and shall consider in good faith the views of the other parties hereto with respect to, any other press release or public statement; provided, however, that the obligations of Purchaser under this Section 6.2 shall terminate and cease to be of any force or effect concurrent with the Closing. Notwithstanding the foregoing, nothing contained in this Section 6.2 shall preclude Sellers, the HTDS Members, the HTDS Beneficial Owners, Purchaser or their respective Affiliates from (i) making any communications or disclosures necessary to comply with applicable stock exchange or SEC rules or regulations (including disclosing the existence and terms of this Agreement and any other agreements entered into in connection with the transactions contemplated hereby and filing a copy of this Agreement and any such other agreements on a Current Report on Form 8-K and in other filings made by Purchaser with the SEC after the date of this Agreement), (ii) issuing or making any press release or public announcement, communication or statement that is consistent with any other press release, public announcement, communication or statement that was made or issued in compliance with the terms of the first sentence of this Section 6.2, or (iii) making any communications or disclosures to the partners of ABRY regarding the existence of this Agreement and the transactions contemplated hereby or the financial results of its investment in the Company.
6.3    Reasonable Efforts. Prior to the Closing: (a) each of the Sellers, the HTDS Members, the HTDS Beneficial Owners and the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis; and (b) Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 9 to be satisfied on a timely basis.
6.4    Restrictions on Competition. Each of the HTDS Beneficial Owners and HTDS (for purposes of this Section 6.4, each, a “Noncompete Restricted Party”) agrees that, during the Restricted Period, such Noncompete Restricted Party shall not, and such Noncompete Restricted Party shall ensure that such Noncompete Restricted Party’s Affiliates do not:
(a)engage directly or indirectly in Competition in any part of the Restricted Territory;
(b)directly or indirectly be or become an officer, director, stockholder, owner, co-owner, Affiliate, partner, promoter, employee, agent, representative, designer, consultant, advisor or manager of, for or to, or otherwise be or become associated with or acquire or hold any direct or indirect interest in, any Person that engages directly or indirectly in Competition in any part of the Restricted Territory; or
(c)directly or indirectly, personally or through others, interfere or attempt to interfere with the relationship of Purchaser, any of Purchaser’s Affiliates or any of the Acquired Companies with any Specified Business Contact;
provided, however, that a Noncompete Restricted Party may, without violating this Section 6.4, (a) engage in conduct of the TPA Business and (b) own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition if: (i) such shares are actively traded on an established national securities market in the United States; (ii) the number of shares of such corporation’s capital stock that are owned beneficially by (A) a Noncompete Restricted Party and (B) Affiliates of such Noncompete Restricted Party, collectively represent less than one percent (1%) of the total number of shares of such corporation’s capital stock outstanding; and (iii) neither such Noncompete Restricted Party nor any Affiliate of such Noncompete Restricted Party is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation.
6.5    No Hiring or Solicitation of Employees, Consultants or Independent Contractors. Each of the HTDS Beneficial Owners and Sellers (for purposes of this Section 6.5, each, a “Nonsolicit Restricted Party”) agrees that, during the Restricted Period, such Nonsolicit Restricted Party shall not, and such Nonsolicit Restricted Party shall ensure that such Nonsolicit Restricted Party’s Affiliates do not:
(d)hire any Specified Individual as an employee, consultant or independent contractor;
(a)    directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on such Nonsolicit Restricted Party’s own behalf or on behalf of any other Person) any Specified Individual to leave his or her employment, consulting or independent contractor relationship with Purchaser or any of Purchaser’s Affiliates; or
(b)    intentionally libel, slander or disparage Purchaser, any Affiliate of Purchaser (including the Acquired Companies) in any manner that could reasonably be expected to be harmful to Purchaser or any such Affiliate of Purchaser or to the business or business reputation of Purchaser or any such Affiliate of Purchaser; provided, however, that the foregoing restrictions in this Section 6.5(c) shall not be violated by truthful statements made in a good faith response to any Legal Proceeding.
6.6    Release. Each Seller, HTDS Member and HTDS Beneficial Owner (collectively for purposes of this Section 6.6, the “Releasing Parties”) hereby consents to the transactions contemplated under this Agreement and each other agreement, document or instrument referred to in or contemplated by this Agreement. Effective as of the Closing, each of the Releasing Parties hereby irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Releasees (as defined below) from any Claim (as defined below), and hereby irrevocably, unconditionally and completely waives and relinquishes each and every Claim that such Releasing Party may have had in the past, may now have or may have in the future against any of the Releasees, directly or indirectly relating to or arising out of any events, matters, causes, things, acts, omissions or conduct occurring or existing at any time up to and including the Closing Date or relating directly or indirectly to such Releasing Party’s employment and/or consulting relationship with the Acquired Companies; provided, however, that such Releasing Party is not releasing any rights available to it under this Agreement or any agreement entered into by such Releasing Party in connection with the Closing. For purposes of this Agreement, (a) “Releasees” means: (i) Purchaser; (ii) each affiliate of Purchaser; (iii) the Acquired Companies; and (iv) the successors and past, present and future successors, assigns and Representatives of the respective Entities identified or otherwise referred to in clauses “(i)”

through “(iii)” above, and (b) “Claim” means and includes all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including: (i) any unknown, inchoate, unsuspected or undisclosed claim; and (ii) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.
6.7    Books and Records. For a period of three (3) years after the Closing, Purchaser shall cause the Acquired Companies to retain the books and records of the Acquired Companies relating to the periods prior to the Closing and, upon the reasonable prior written request by the Sellers’ Agent, afford the Sellers’ Agent and other Representatives of Sellers reasonable access during normal business hours to such books and records as they may reasonably request; provided, however, that Purchaser shall not be obligated to provide the Sellers’ Agent or other Representatives of Sellers with access to any books or records pursuant to this Section 6.7 where such access would violate any applicable Legal Requirement. Notwithstanding the foregoing, Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in Purchaser’s possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable period to which such Tax Returns and other documents relate, without regard to extensions (except to the extent notified by the Sellers’ Agent in writing of such extensions for the applicable Tax periods).

6.8    Change of Name. As promptly as practicable following the Closing, (a) each of HTDS and ASE II-A shall amend its governing documents to change its name to a name that does not include the names “HealthTran.” or “HealthTrans” or “HTDS”, or any name that, in the reasonable judgment of Purchaser, is similar to any such names; (b) each Seller, HTDS Member and HTDS Beneficial Owner shall amend or terminate any certificate of assumed name or d/b/a filings so as to eliminate its right to use such names, or any name that, in the reasonable judgment of Purchaser, is similar to any such names; and (c) each Seller, HTDS Member and HTDS Beneficial Owner shall not thereafter use those names or other names acquired by Purchaser hereunder or names confusingly similar thereto.
7.    TAX MATTERS
7.1    Liability for Taxes.
(a)    Indemnification. From and after the Closing, each Seller shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, its or his applicable Pro Rata Share of any Damages which are directly or indirectly suffered or incurred at any time by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with Taxes imposed on any Acquired Company, or for which any Acquired Company may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date. For purposes of the foregoing, the determination of the Taxes of an Acquired Company for the portion of the Straddle Period ending on and including the Closing Date shall be determined on a closing-of-the-books basis by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing (with depreciation and other exemptions, allowances, or deductions calculated on an annual basis apportioned on a daily basis).
(b)    Transfer Taxes. Purchaser, on the one hand, and the Sellers (each in accordance with its or his applicable Pro Rata Share), on the other hand, shall each bear one-half of any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, unit transfer Tax, or other similar transfer Taxes imposed on the transactions contemplated by this Agreement.
7.2    Tax Returns.
(a)    With respect to Tax Returns required to be filed by, on behalf of or with respect to the Acquired Companies, the Company (or, in the case of Pre-Closing Income Tax Returns filed after the Closing Date, the Sellers’ Agent on behalf of the Company) shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained): (i) all such Tax Returns that are required to be filed on or prior to the Closing Date; and (ii) all such Tax Returns that are Pre-Closing Income Tax Returns. Purchaser shall file or cause to be filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Acquired Companies.
(b)    In the case of Pre-Closing Income Tax Returns filed by the Sellers’ Agent after the Closing Date: (i) such Tax Returns shall be prepared and filed at the cost of the Sellers’ Agent and Sellers; (ii) such Tax Returns shall be prepared and filed in a manner consistent with prior practice, this Agreement and Legal Requirements and, on such Tax Return, the Sellers’ Agent shall not make or change any Tax election or adopt or change a material accounting method in respect of Taxes; (iii) such Tax Returns shall be provided to Purchaser for review and approval (not to be unreasonably withheld or delayed) no less than thirty (30) days prior to due date for timely filing such Tax Return; and (iv) Taxes required to be paid by the Company, if any, with respect to such Tax Returns shall be paid by (and the responsibility of) the Sellers’ Agent and the Sellers.
7.3    Assistance and Cooperation. After the Closing Date, each of Sellers’ Agent and Purchaser shall (and shall cause their respective Affiliates to):
(a)    timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 7.1(b) (relating to sales, transfer and similar Taxes);
(b)    assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 7.2;
(c)    cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of any Acquired Company;
(d)    make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Acquired Companies; and
(e)    furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.
7.4    Tax Treatment. Purchaser and Sellers acknowledge and agree that the sale of the Acquired Units from Sellers to Purchaser pursuant to this Agreement shall be treated for federal income Tax purposes and, as may be applicable, for state and local income Tax purposes, in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2). Purchaser and Sellers will file all Tax Returns in a manner consistent with such treatment, and will take no position inconsistent with such characterization for federal, state or local income Tax purposes, including in any audit, judicial or administrative proceeding.
7.5    Survival, Etc. Notwithstanding anything to the contrary in this Agreement (including Section 10), the obligations of the parties set forth in this Section 7 shall survive the Closing until the date that is 60 days after the expiration of all applicable statutes of limitations (including any extensions thereof); provided, however, that if, at any time on or prior to the expiration date referred to in this sentence, any Purchaser Indemnitee delivers to the Sellers’ Agent a written notice asserting a claim for recovery under this Section 7 based on such alleged breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved. No claim made pursuant to this Section 7 shall be subject to the limitations in Section 11.3.
8.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
The obligations of Purchaser to cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:
8.1    Accuracy of Representations.
(a)    Accuracy at Signing. Each of the representations and warranties made by each of the Company, the Sellers, the HTDS Members and the HTDS Beneficial Owners in this Agreement shall have been accurate in all material respects as of the date of this Agreement; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality, Material Adverse Effect and similar qualifications limiting the scope of such representations and warranties shall be disregarded.
(b)    Accuracy at Closing. (i) Each of the representations and warranties (other than the Specified Representations and Regulatory Representations) made by each of the Company, the Sellers, the HTDS Members and the HTDS Beneficial Owners in this Agreement shall be accurate as of the Closing Date as if made on and as of the Closing Date (other than any representations and warranties which by their terms are made as of a specific earlier date, which shall have been as of such earlier date), in each case except to the extent the failure to be accurate would not have a Material Adverse Effect; and (ii) each of the Specified Representations and Regulatory Representations made by each of the Company, the Sellers, the HTDS Members and the HTDS Beneficial Owners in this Agreement shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date, other than any Specified Representations and Regulatory Representations which by their terms are made as of a specific earlier date, which shall have been as of such earlier date; provided, however, that in each case, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality, Material Adverse Effect and similar qualifications limiting the scope of such representations and warranties shall be disregarded.
8.2    Performance of Covenants. Each of the covenants and obligations that each of the Company, the Sellers, the HTDS Members and the HTDS Beneficial Owners is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
8.3    Governmental and Other Consents.
(a)    Governmental Consents. All filings with and Consents of any Governmental Body required to be made or obtained in connection with the transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Legal Requirement shall have expired or been terminated.
(b)    Other Consents. Purchaser shall have received evidence satisfactory to Purchaser that all Consents identified in Schedule 8.3(b) shall have been obtained, shall be in form and substance satisfactory to Purchaser and shall be in full force and effect, and all other material Consents of third parties (other than Governmental Bodies) required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained, shall be in form and substance satisfactory to Purchaser and shall be in full force and effect.
8.4    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, and no event or other Effect shall have occurred or circumstance or other Effect shall exist that, in combination with any other events, circumstances or other Effects, would reasonably be expected to have or result in a Material Adverse Effect.
8.5    Agreements and Documents. Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:
(a)    duly executed instruments of assignment with respect to the Acquired Units, executed in favor of Purchaser;
(b)    the Escrow Agreement, duly executed by the Sellers’ Agent and the Escrow Agent;
(c)    the Amendment to Employment Agreement, in substantially the form attached hereto as Exhibit E (the “Employment Agreement Amendments”), duly executed by each of the Persons identified on Schedule 8.5(c), which shall be in full force and effect, and none of the Persons identified on Schedule 8.5(c) shall have provided notice of an intent to terminate his or her respective employment agreement or employment relationship with the Acquired Companies prior to Closing;
(d)    agreements, in form and substance reasonably satisfactory to Purchaser, terminating the agreements identified on Schedule 5.6 in accordance with Section 5.6;
(e)    assignments and releases, in form and substance reasonably satisfactory to Purchaser, duly executed by each current employee, consultant and/or contractor of any Acquired Company who was involved in the creation of any Acquired Company IP and who Purchaser determines in its sole discretion has not previously completely and irrevocably assigned any and all of his or its rights in such Acquired Company IP to such Acquired Company;
(f)    a certificate duly executed on behalf of the Company by the chief executive officer of the Company and containing the representation and warranty of the Company that the conditions set forth in Sections 8.1, 8.2 and 8.4, in each case with respect to the Company, have been duly satisfied (the “Company Closing Certificate”);
(g)    a certificate duly executed on behalf of each Seller by an officer of the Seller and containing the representation and warranty of the Seller that the conditions set forth in Sections 8.1 and 8.2, in each case with respect to the Seller, have been duly satisfied (each, a “Seller Closing Certificate”);

(h)    a certificate duly executed by each HTDS Beneficial Owner, on behalf of himself and the applicable HTDS Member, containing the representation and warranty of the HTDS Beneficial Owner and the applicable HTDS Member that the conditions set forth in Sections 8.1 and 8.2, in each case with respect to the HTDS Beneficial Owner and the applicable HTDS Member, have been duly satisfied (each, a “HTDS Member Closing Certificate”);
(i)    a certificate (the “Closing Certificate”), in form and substance reasonably satisfactory to Purchaser, duly executed on behalf of the Company by the chief executive officer and president of the Company, containing the following information (to be set forth on an accompanying spreadsheet) and the representation and warranty of the Company that all of such information is accurate and complete (and in the case of dollar amounts, properly calculated) as of the Closing (together, in each case, with documentation reasonably satisfactory to Purchaser in support of the calculation of the following amounts set forth therein): (A) the aggregate amount, as of immediately prior to the Closing, of all unpaid Company Transaction Expenses (including any Company Transaction Expenses that will become payable after the Closing with respect to services performed or actions taken at or prior to the Closing); (B) the Closing Indebtedness Amount; (C) the Net Working Capital Amount; (D) the Aggregate Residual Purchase Price Amount; (E) the Fully Diluted Company Unit Number; (F) the Residual Per Unit Amount; (G) the Class C Per Unit Liquidation Amount; (H) the Class C Per Unit Make Whole Amount; and (I) an updated Schedule 1.1 that sets forth the net cash amount to be paid to each Seller at the Closing in accordance with Section 1;
(j)    the written resignations described in Section 5.10 of each officer and Management Committee member of each Acquired Company;
(k)    letter agreements, in substantially the form attached hereto as Exhibit F, duly executed by each holder of Class B Units (the “Class B Letter Agreements”);
(l)    written acknowledgments pursuant to which the Acquired Companies’ outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of any Acquired Company, or who is otherwise entitled to any fees, compensation or reimbursement from any Acquired Company in connection with this Agreement, any of the transactions contemplated by this Agreement or otherwise, acknowledges: (i) the total amount of fees, costs and expenses of any nature that is payable or has been paid to such Person in connection with this Agreement and any of the transactions contemplated by this Agreement or otherwise; and (ii) that it has been paid in full and is not (and will not be) owed any other amount by any Acquired Company with respect to this Agreement, the transactions contemplated by this Agreement or otherwise;
(m)    the FIRPTA Statements duly executed by each of the Sellers; and
(n)    evidence reasonably satisfactory to Purchaser of the termination and release of any and all Encumbrances (other than Permitted Encumbrances) upon the assets or properties of the Acquired Companies.
8.6    No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing or otherwise impeding the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.

8.7    No Legal Proceedings. No Governmental Body and no other Person shall have commenced or threatened to commence any Legal Proceeding: (a) challenging the transactions contemplated by this Agreement or seeking the recovery of damages in connection with the transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Purchaser of any material right pertaining to its ownership of Units; (c) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement; (d) seeking to compel the Company, Purchaser or any Affiliate of Purchaser to dispose of or hold separate any material assets as a result of the transactions contemplated by this Agreement; or (e) that may result in the imposition of criminal liability on any Acquired Company or any officer or director of any Acquired Company.
8.8    No Outstanding Securities. The Company shall have provided Purchaser with evidence reasonably satisfactory to Purchaser as to the exercise or termination of all Class A Warrants or other rights to purchase Units.
8.9    Termination of Employee Plans. The Company shall have provided Purchaser with evidence reasonably satisfactory to Purchaser as to the termination of the Acquired Company Employee Plans referred to in Section 5.5.
8.10    Collection of Insider Receivables. All Insider Receivables shall have been repaid in full and the Company shall have provided Purchaser with evidence reasonably satisfactory to Purchaser thereof.
8.11    Tail Insurance. The Company shall have provided Purchaser with evidence reasonably satisfactory to Purchaser of the purchase of the D&O Tail Policy in accordance with Section 5.11.
8.12    Separation. The Separation shall have been completed in all respects in accordance with the terms of this Agreement.
9.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS, HTDS MEMBERS AND HTDS BENEFICIAL OWNERS.
The obligations of the Sellers, HTDS Members and HTDS Beneficial Owners to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:
9.1    Accuracy of Representations.
(a)    Accuracy at Signing. Each of the representations and warranties made by Purchaser in this Agreement shall have been accurate in all material respects as of the date of this Agreement, except where the failure of the representations and warranties of Purchaser to be accurate in all material respects would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.
(b)    Accuracy at Closing. Each of the representations and warranties made by Purchaser in this Agreement shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties which by their terms are made as of a specific date, which shall have been accurate in all material respects as of such date, except in each case where the failure of the representations and warranties of Purchaser to be accurate in all material respects would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.
9.2    Performance of Covenants. The covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
9.3    Certificate. The Company shall have received a certificate duly executed on behalf of Purchaser by an officer of Purchaser and containing the representation and warranty of Purchaser that the conditions set forth in Sections 9.1 and 9.2 have been satisfied.
9.4    No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body that makes consummation of such transactions illegal.
9.5    Escrow Agreement. Purchaser and the Sellers’ Agent shall have entered into the Escrow Agreement.
10.    TERMINATION
10.1    Termination Events. This Agreement may be terminated prior to the Closing:
(a)    by the mutual written consent of Purchaser and the Company;
(b)    by Purchaser if the Closing has not taken place on or before 5:00 p.m. (Central time) on the date that is seventy-five (75) days following the date of this Agreement (the “End Date”) and any condition set forth in Section 8 has not been satisfied or waived as of the time of termination (in each case other than as a result of any failure on the part of Purchaser to comply with or perform any covenant or obligation of Purchaser set forth in this Agreement);
(c)    by the Company if the Closing has not taken place on or before 5:00 p.m. (Central time) on the End Date and any condition set forth in Section 9 has not been satisfied or waived as of the time of termination (in each case other than as a result of any failure on the part of the Company, any of the Sellers, any of the HTDS Members or any of the HTDS Beneficial Owners to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Purchaser in connection with the transactions contemplated by this Agreement);
(d)    by Purchaser or the Company if: (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or (ii) there shall be any applicable Legal Requirement enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body that would make consummation of such transactions illegal;
(e)    by Purchaser if: (i) any of the representations and warranties of the Company, any Seller, any HTDS Member or any HTDS Beneficial Owner contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied; (ii) any of the covenants of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; or (iii) any Material Adverse Effect shall have occurred, or any event or other Effect shall have occurred or circumstance or other Effect shall exist that, in combination with any other events, circumstances or other Effects that have occurred or shall exist, would reasonably be expected to have or result in a Material Adverse Effect; provided, however, that, in the case of clauses “(i)” and “(ii)” only, if an inaccuracy in any of the representations and warranties of the Company, any Seller, any HTDS Member or any HTDS Beneficial Owner as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company, any Seller, any HTDS Member or any HTDS Beneficial Owner is curable by the applicable party through the use of reasonable efforts within five days after Purchaser notifies the such party in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Purchaser may not terminate this Agreement under this Section 10.1(e) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided the applicable party, during the Company Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 10.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Company Cure Period); or
(f)    by the Company if: (i) any of Purchaser’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 9.1 would not be satisfied; or (ii) if any of Purchaser’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 9.2 would not be satisfied; provided, however, that if an inaccuracy in any of Purchaser’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Purchaser is curable by Purchaser through the use of reasonable efforts within five days after the Company notifies Purchaser in writing of the existence of such inaccuracy or breach (the “Purchaser Cure Period”), then the Company may not terminate this Agreement under this Section 10.1(f) as a result of such inaccuracy or breach prior to the expiration of the Purchaser Cure Period, provided Purchaser, during the Purchaser Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 10.1(f) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Purchaser Cure Period).
10.2    Termination Procedures. If Purchaser wishes to terminate this Agreement pursuant to Section 10.1, Purchaser shall deliver to the Company a written notice stating that Purchaser is terminating this Agreement and setting forth a brief description of the basis on which Purchaser is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 10.1, the Company shall deliver to Purchaser a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.
10.3    Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) none of Purchaser, the Company, the Sellers, the HTDS Members or the HTDS Beneficial Owners shall be relieved of any obligation or liability arising from any prior material breach by such party of any representation and warranty, or any willful breach by such party of any covenant or obligation, contained in this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 12; and (c) the parties shall, in all events, remain bound by and continue to be subject to Section 6.2 and the Confidentiality Agreement.
11.    INDEMNIFICATION, ETC.
11.1    Survival of Representations, Etc.
(a)    General Survival. Subject to Sections 11.1(b), 11.1(c) and 11.1(e), the representations and warranties made by the Company, the Sellers, the HTDS Members and the HTDS Beneficial Owners in this Agreement and the representations and warranties set forth in the Company Closing Certificate, any Seller Closing Certificate, any HTDS Member Closing Certificate and the Closing Certificate (in each case other than the Specified Representations, the Tax Representations, the Employee Representations and the Regulatory Representations) shall survive the Closing until the date that is eighteen (18) months following the Closing Date; provided, however, that if, at any time on or prior to the expiration date referred to in this sentence, any Purchaser Indemnitee delivers to the Sellers’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 11.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.
(b)    Specified Representations, Tax Representations and Employee Representations. Notwithstanding anything to the contrary contained in Section 11.1(a), but subject to Section 11.1(e), the Specified Representations, Tax Representations and the Employee Representations shall survive the Closing until the date that is 60 days after the expiration of all applicable statutes of limitations (including any extensions thereof); provided, however, that if, at any time on or prior to the expiration date referred to in this sentence, any Purchaser Indemnitee delivers to the Stockholders’ Agent a written notice alleging the existence an inaccuracy in or a breach of any of such Specified Representations, Tax Representations or Employee Representations and asserting a claim for recovery under Section  11.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.
(c)    Regulatory Representations. Notwithstanding anything to the contrary contained in Section 11.1(a), but subject to Section 11.1(e), the Regulatory Representations shall survive the Closing until the date is that 36 months following the Closing Date; provided, however, that if, at any time on or prior to the expiration date referred to in this sentence, any Purchaser Indemnitee delivers to the Stockholders’ Agent a written notice alleging the existence an inaccuracy in or a breach of any of such Regulatory Representations and asserting a claim for recovery under Section  11.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.
(d)    Purchaser Representations. All representations, warranties and covenants made by Purchaser shall survive the Closing until the date that is eighteen (18) months following the Closing Date; provided, however, that if, at any time on or prior to the expiration date referred to in this sentence, any Seller Indemnitee delivers to Purchaser a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 11.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.
(e)    Intentional Misrepresentation; Fraud; Willful Misconduct. Notwithstanding anything to the contrary contained in Section 11.1(a) through Section 11.1(d), the limitations set forth in Section 11.1(a) through Section 11.1(d) shall not apply in the event of any intentional misrepresentation, fraud or willful misconduct (whether on the part of the Seller, HTDS Member or HTDS Beneficial Owner against whom liability is being asserted, on the part of any other Seller, HTDS Member or HTDS Beneficial Owner, on the part of any Acquired Company, on the part of any Representative of any Acquired Company, or on the part of Purchaser).
11.2    Indemnification.
(a)    Indemnification. From and after the Closing (but subject to Section 11.1),
(i)    each Seller shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, its or his applicable Pro Rata Share of any Damages which are directly or indirectly suffered or incurred at any time by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:
(A)    any inaccuracy in or breach of any representation or warranty made by the Company: (A) in this Agreement; or (B) in the Company Closing Certificate (in each case, as qualified by the Disclosure Schedules and without giving effect to any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty);
(B)    any inaccuracy in any information, or breach of any representation or warranty, set forth in the Closing Certificate, including any failure to properly calculate the unpaid Company Transaction Expenses, the Closing Indebtedness Amount, the Net Working Capital Amount, the Aggregate Residual Purchase Price Amount, the Fully Diluted Company Unit Number, the Residual Per Unit Amount, the Class C Per Unit Liquidation Amount, the Class C Per Unit Make Whole Amount or the updated Schedule 1.1;
(C)    any breach of any covenant or obligation of the Company or the Sellers’ Agent in this Agreement required to be performed prior to the Closing, or any breach of any covenant or obligation of the Sellers’ Agent in this Agreement required to be performed at or after the Closing Date;
(D)    regardless of the disclosure of any matter set forth in the Disclosure Schedule, any claim asserted or held by any current, former or alleged securityholder of any Acquired Company: (A) relating to this Agreement, any other agreement entered into in connection with this Agreement, or any of the transactions contemplated hereby or thereby or (B) alleging any ownership of or interest in any units or other securities of any Acquired

Company that is not specifically disclosed on Schedule 1.1 or Part 2.3(b) of the Disclosure Schedule;
(E)    any failure of the Company to obtain prior to the Closing any Consent set forth in Part 2.21 of the Disclosure Schedule;
(F)    the Separation, including any TPA Business Liability or any TPA Business Employee;
(G)    any Severance Payments that arise or become payable to any Acquired Company Employee pursuant to the terms of his or her respective employment Contract with any Acquired Company within the twelve (12) month period following the Closing Date; or
(H)    (1) any failure to timely or accurately file any annual reports (Form 5500 series) for any Acquired Company Employee Plan or any failure to correct any operational error, prohibited transaction, or other  plan failure with respect to any Acquired Company Employee Plan in accordance with the correction procedures established by any Governmental Body, in each case, as determined by Purchaser, or (2) any matter referred to in Part 2.5(a) or Items 2 or 3 of Part 2.14(a) of the Disclosure Schedule.
(ii)    each Seller, HTDS Member and HTDS Beneficial Owner shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for any Damages which are directly or indirectly suffered or incurred at any time by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:
(A)    any inaccuracy in or breach of any representation or warranty made by such Seller, HTDS Member or HTDS Beneficial Owner, as the case may be: (A) in Section 3; or (B) in such Seller’s, HTDS Member’s or HTDS Beneficial Owner’s respective Closing Certificate (in each case, as qualified by the Disclosure Schedules and without giving effect to any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty); or
(B)    any breach of any covenant or obligation of such Seller, HTDS Member or HTDS Beneficial Owner, as the case may be, in this Agreement.
(iii)    Purchaser shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for any Damages which are directly or indirectly suffered or incurred at any time by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:
(A)    any inaccuracy in or breach of any representation or warranty made by Purchaser in Section 4 (without giving effect to any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty); or
(B)    any breach of any covenant or obligation of Purchaser, in this Agreement.
(b)    Damage to Purchaser. The parties acknowledge and agree that, if any Acquired Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of any Acquired Company as an Purchaser Indemnitee) Purchaser shall also be deemed, by virtue of its ownership of the Units of the Acquired Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.
11.3    Limitations.
(a)    Basket. Subject to Section 11.3(b), the Sellers shall not be required to make any indemnification payment pursuant to Section 11.2(a)(i)(A) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Purchaser Indemnitees, or to which any one or more of the Purchaser Indemnitees has or have otherwise directly or indirectly become subject, exceeds $1,000,000 in the aggregate, in which event the Purchaser Indemnitees shall, subject to the other limitations herein, be indemnified for all such Damages in excess of $500,000.
(b)    Applicability of Basket. The limitation set forth in Section 11.3(a) shall not apply: (i) in the event of intentional misrepresentation, willful misconduct or fraud; (ii) to inaccuracies in or breaches of any of the Specified Representations, Tax Representations, Employee Representations or Regulatory Representations; or (iii) to the matters referred to in Section 7 or Sections 11.2(a)(i)(B) through 11.2(a)(i)(H).
(c)    Recourse to Escrow Fund. With respect to any claim for indemnification under Section 11.2(a)(i), the Purchaser Indemnitees shall seek recovery of any and all Damages for which the Purchaser Indemnitees are determined to be entitled to indemnification, first from the Escrow Fund until it has been depleted or all amounts have been released therefrom. Subject to Section 11.3(d), recourse by the Purchaser Indemnitees to the Escrow Fund shall be the Purchaser Indemnitees’ sole and exclusive remedy under this Agreement for monetary Damages resulting from the matters referred to in Section 11.2(a)(i)(A). With respect to any claim for indemnification under Section 11.2(a)(ii), the Purchaser Indemnitees may, at their option, seek recovery of any and all Damages for which the Purchaser Indemnitees are determined to be entitled to indemnification (i) severally and directly from the Sellers, HTDS Members or HTDS Beneficial Owners, as applicable, or (ii) from the Escrow Fund (for the full amount of such Damages). If the Purchaser Indemnitees are entitled to indemnification under Section 11.2(a) in excess of the amount of the Escrow Fund, or if the funds in the Escrow Fund are inadequate to reimburse the Purchaser Indemnitees with respect to any and all Damages for which the Purchaser Indemnitees are determined to be entitled to indemnification, the Purchaser Indemnitees shall have the right to seek recovery of such Damages in excess of the Escrow Fund: (A) with respect to Damages for which the Purchaser Indemnitees are entitled to indemnification under Section 11.2(a)(i), severally and directly from each Seller (in accordance with its respective Pro Rata Share), and (B) with respect to Damages for which the Purchaser Indemnitees are entitled to indemnification under

Section 11.2(a)(ii), severally and directly from the responsible Seller, HTDS Member or HTDS Beneficial Owner, as the case may be.
(d)    Applicability of Liability Cap. The limitation set forth in the second sentence of Section 11.3(c) shall not apply: (i) in the event of intentional misrepresentation, willful misconduct or fraud; (ii) to inaccuracies in or breaches of any of the Specified Representations, Tax Representations, Employee Representations or Regulatory Representations; or (iii) to the matters referred to in Section 7 or Sections 11.2(a)(i)(B) through 11.2(a)(i)(H).
(e)    Insurance Proceeds; Tax Benefits. The amount of any Damages for which indemnification is provided under this Section 11 shall be net of any proceeds actually recovered by the Indemnified Party in respect of such matter (A) under any insurance policies, or under any insurance policies held by the Acquired Companies at or prior to the Closing, in each case less any costs and expenses and any premiums or Taxes incurred by such Indemnified Party or its Affiliates in connection with the pursuit or recovery of such amounts, including any increase in insurance premiums, retroactive premiums, costs associated with any loss of insurance and replacement thereof or self-insured component of such insurance coverage, or (B) from any third party, and in each case, no right of subrogation shall accrue to any insurer or third party hereunder. If any proceeds to be netted hereunder with respect to such Damages are actually received by the Indemnified Party after payment by the Indemnifying Party of any amounts otherwise required to be paid to an Indemnified Party pursuant to this Section 11 with respect to such Damages, then the Indemnified Party shall pay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have been required to pay pursuant to this Section 11 with respect to such Damages had such proceeds been received at the time of such payment. Notwithstanding the fact that the Indemnified Party has recourse against any third party covering the action, omission or other fact giving rise to Damages for which indemnification may be sought under this Section 11, such Indemnified Party shall not be obligated to pursue such recourse from any third party. The amount of any Damages (including Taxes) for which indemnification is provided under this Section 11 shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt or accrual of indemnity payments hereunder (as a result of the indemnity payment being included in income, resulting in a reduction of Tax basis, or otherwise), (ii) increased, to the extent not previously taken into account, to take account of any net Tax cost incurred by the Indemnified Party as a result of the event giving rise to the Damages for which indemnification is provided, and (iii) reduced, to the extent not previously taken into account, to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Damages or Taxes for all affected taxable years or periods ending on or before the Closing Date and, with respect to any Straddle Period, the portion of the Straddle Period ending on and including the Closing Date. In computing the amount of any such Tax cost or Tax benefit, all calculations shall be made at the time of the relevant indemnification payment using reasonable assumptions (as agreed to by the Indemnifying Party and Indemnified Party) and present value concepts (using a discount rate equal to the applicable federal rate in effect at the time of the Indemnified Event (based on the Federal mid-term rate) using semi-annual compounding).
(f)    Liabilities Included in Closing Working Capital. In no event shall any Seller, HTDS Member or HTDS Beneficial Owner have any obligation to indemnify the Purchaser Indemnitees for any Damages pursuant to this Section 11 to the extent that such Damages were included as Liabilities in the calculation of the Net Working Capital Amount, the unpaid Closing Indebtedness Amount or the amount of unpaid Company Transaction Expenses (other than in respect of any obligation arising under Section 1.7).
(g)    Mitigation of Damages. Each Seller Indemnitee and Purchaser Indemnitee shall use commercially reasonable efforts to mitigate its Damages to the extent required by applicable Legal Requirement upon and after becoming aware of any event that would reasonably be expected to give rise to Damages that may be indemnifiable under this Section 11 (it being understood and agreed that any reasonable out-of-pocket fees, costs or expenses incurred in connection with such mitigation shall themselves constitute Damages, to the extent the Damages mitigated would have been indemnifiable pursuant to Section 11).
11.4    No Contribution. Each Seller, HTDS Member and HTDS Beneficial Owner waives, and acknowledges and agrees that such party shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against any Acquired Company in connection with any indemnification obligation or any other liability to which such party may become subject under or in connection with this Agreement or any other agreement or document delivered to Purchaser in connection with this Agreement. Effective as of the Closing, the Sellers’ Agent, on behalf of itself and each Seller, HTDS Member and HTDS Beneficial Owner, and each Seller, HTDS Member and HTDS Beneficial Owner, expressly waives and releases any and all rights of subrogation, contribution, advancement, indemnification or other claim against any Acquired Company.
11.5    Defense of Third Party Claims. The party making a claim for indemnification under this Section 11 is referred to as the “Indemnified Party,” and the party against whom such claim for indemnification is asserted under this Section 11 is referred to as the “Indemnifying Party.”
(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any claim or Legal Proceeding (whether against any Acquired Company, Purchaser or any other Person) made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to promptly give such written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in or, upon providing written notice to the Indemnified Party within fifteen (15) days of receipt of such notice of such Third Party Claim in which the Indemnifying Party acknowledges without qualification its indemnification obligation hereunder (subject only to the applicable limitations set forth in this Section 11), to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 11.5(b), it shall have the right to take such reasonable action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to give timely and sufficient notification to the Indemnified Party in writing of its election to defend as provided in this Agreement, or loses its right to defend such Third Party Claim by failing to diligently defend such Third Party Claim, the Indemnified Party may, subject to Section 11.5(b), without prejudice to its right to indemnification hereunder, pay, compromise and defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim. Notwithstanding anything to the contrary contained in this Section 11.5, the Indemnifying Party shall not be entitled to assume control of a Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, investigation or allegation, (ii) the Third Party Claim seeks injunctive or other equitable relief or relief other than for monetary Damages against the Indemnified Party, (iii) the Indemnified Party reasonably believes that the Third Party Claim, if adversely determined, would impair in any material respect the financial condition, business, operations, reputation or prospects of the Indemnified Party or any of its Affiliates, (iv) an actual or readily apparent conflict of interest (as determined by the Indemnified Party after obtaining advice of counsel) exists between the Indemnifying Party and the Indemnified Party with respect to the Third Party Claim that precludes effective joint representation or (v) the amounts reasonably expected to be incurred in connection with such Third Party Claim, together with all other outstanding claims on the Escrow Fund, exceed the amount remaining in the Escrow Fund. If, pursuant to this Section 11.5(a), the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of defending the Third Party Claim which are incurred from time to time, promptly following the presentation to the Indemnifying Party of itemized bills for such attorneys’ fees and other expenses, subject, however, to any applicable limitations set forth in this Section 11. Subject to any applicable limitations set forth in this Section 11, all expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party.
(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, unless: (i) a firm offer is made to settle a Third Party Claim that (A) does not impose injunctive or other equitable relief against the Indemnified Party or any of its Affiliates (including any equitable remedies or other obligations or restrictions upon the Indemnified Party or any of its Affiliates), (B) would not lead to any Liability or the creation of a financial or other obligation on the part of the Indemnified Party or any of its Affiliates, (C) provides, in customary form, for the full, unconditional written release of each Indemnified Party and its Affiliates from all liabilities and obligations in connection with such Third Party Claim, and (D) does not adversely affect the conduct of the business of the Indemnified Party or any of its Affiliates, and (ii) the Indemnifying Party provides written notice to the Indemnified Party that it desires to accept and agree to such offer and the terms thereof. If the Indemnified Party has assumed the defense pursuant to Section 11.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)    Cooperation. The Indemnifying Party and the Indemnified Party shall each use commercially reasonable efforts in good faith to cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including, upon the reasonable request of the defending party, providing copies of records within the non-defending party’s possession or control relating to such Third Party Claim and making available, without expense (other than reimbursement of actual out-of-pocket expenses), Representatives of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
11.6    Indemnification Obligations of HTDS. Each HTDS Beneficial Owner shall be jointly and severally liable with its respective HTDS Member, up to the percentage ownership interest of such HTDS Member in HTDS, with respect to the indemnification and other obligations of HTDS under Sections 7 and 11 of this Agreement, in each case on the same terms and conditions as HTDS in its capacity as Seller and as if he or it were Seller for purposes of such Sections. Subject to the immediately preceding sentence, each HTDS Beneficial Owner and each HTDS Member hereby agrees to be bound on his or its own behalf to perform each and every covenant of HTDS under Sections 7 and 11 of this Agreement in its capacity as Seller contained in this Agreement.
11.7    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement will be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Legal Requirement.
11.8    Exclusive Remedy. Except (a) in the event of fraud, willful misconduct or intentional misrepresentation and (b) for equitable remedies, from and after the Closing, the rights to indemnification, compensation and reimbursement set forth in Section 7 or this Section 11 shall be the sole and exclusive monetary remedy of the Purchaser Indemnitees and the Seller Indemnitees (whether at law or in equity) with respect to any breach of any representation, warranty or covenant set forth in this Agreement or in any certificate delivered pursuant to this Agreement.
12.    MISCELLANEOUS PROVISIONS
12.1    Sellers’ Agent.
(a)    Appointment. By virtue of the adoption and approval of this Agreement, each of the Sellers, HTDS Members and HTDS Beneficial Owners, and by virtue of execution of the Class B Letter Agreements, each of the holders of Class B Units, irrevocably nominates, constitutes and appoints HTDS as his, her or its agent and true and lawful attorney in fact (the “Sellers’ Agent”), with full power of substitution, to act in the name, place and stead of such party for purposes of executing any documents and taking any actions that the Sellers’ Agent may, in the Sellers’ Agent’s sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under Sections 7 or 11. HTDS hereby accepts its appointment as Sellers’ Agent. Notwithstanding the foregoing, the parties hereto acknowledge and agree that any claim for indemnification under Section 11.2(a)(ii) of this Agreement made by the Purchaser Indemnitees severally and directly from and against ABRY as the breaching Seller and involving no other party hereto shall be asserted by Purchaser against ABRY directly, and the Sellers’ Agent shall not be authorized to act or have any power, discretion or obligation in connection with such claim.
(b)    Authority. Except as set forth in the last sentence of Section 12.1(a), the Sellers, HTDS Members, HTDS Beneficial Owners and Class B Unit holders grant to the Sellers’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such parties (in the name of any or all of the parties or otherwise) any and all documents that the Sellers’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Sellers’ Agent may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 12.1(a). Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby, and except as set forth in the last sentence of Section 12.1(a): (i) each Purchaser Indemnitee shall be entitled to deal exclusively with the Sellers’ Agent or either of its authorized representatives (McClurg or Hutchison), on all matters relating to any claim for indemnification, compensation or reimbursement under Sections 7 or 11; and (ii) each Purchaser Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller, HTDS Member, HTDS Beneficial Owner or Class B Unit holder by McClurg or Hutchison (on behalf of the Sellers’ Agent), and on any other action taken or purported to be taken on behalf of any Seller, HTDS Member, HTDS Beneficial

Owner or Class B Unit holder by McClurg or Hutchison (on behalf of the Sellers’ Agent), as fully binding upon such Seller, HTDS Member, HTDS Beneficial Owner or Class B Unit holder.
(c)    Power of Attorney. The Sellers, HTDS Members., HTDS Beneficial Owners and Class B Unit holders recognize and intend that the power of attorney granted in Section 12.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Sellers’ Agent or either of its authorized representatives (McClurg or Hutchison); and (iii) shall survive the death, incapacity, dissolution, liquidation or winding up of each Seller, HTDS Member, HTDS Beneficial Owner or Class B Unit holder.
(d)    Replacement. If the Sellers’ Agent shall resign or become unable to fulfill its responsibilities hereunder, the Sellers, HTDS Members, HTDS Beneficial Owners and Class B Unit holders shall (by consent of those Persons entitled to at least a majority of the Purchase Price), within 10 days after such resignation or inability, appoint a successor to the Sellers’ Agent (who shall be reasonably satisfactory to Purchaser) and immediately thereafter notify Purchaser of the identity of such successor. Any such successor shall succeed the Sellers’ Agent as Sellers’ Agent hereunder. If for any reason there is no Sellers’ Agent at any time, all references herein to the Sellers’ Agent shall be deemed to refer to the Sellers, HTDS Members, HTDS Beneficial Owners and Class B Unit holders.
(e)    No Liability; Indemnification. The Sellers’ Agent shall not be liable to any of the Sellers, HTDS Members, HTDS Beneficial Owners or Class B Unit holders for any action taken by the Sellers’ Agent pursuant to this Agreement unless the Sellers’ Agent has acted in bad faith or with gross negligence. The Sellers’ Agent is serving in the capacity as exclusive agent of the Sellers, HTDS Members, HTDS Beneficial Owners and Class B Unit holders hereunder solely for purposes of administrative convenience. The Sellers, HTDS Members, HTDS Beneficial Owners and Class B Unit holders shall severally (based on his or its Pro Rata Share) indemnify the Sellers’ Agent to the fullest extent permitted by law (i) for all costs and expenses of the Sellers’ Agent incurred in the performance of such Sellers’ Agent’s duties as a shareholder representative, and (ii) if the Sellers’ Agent was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or a witness or other participant in, any threatened, pending or completed proceeding (a “Representative Claim”) by reason of (or arising in part out of) any event or occurrence related to the fact that the Sellers’ Agent is or was a shareholder representative, or by reason of any action or inaction on the part of the Sellers’ Agent while serving in such capacity, against any and all expenses (including attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any proceeding), judgments, fines and penalties of such Representative Claim ((i) and (ii), collectively, the “Representative Expenses”), including all interest, assessments and other charges paid or payable in connection with or in respect of such Representative Expenses. Notwithstanding the foregoing, in no event shall the Sellers’ Agent be indemnified for any Representative Expenses that arise out of the Sellers’ Agent’s gross negligence or bad faith or with respect to any proceeding instituted by the Sellers’ Agent to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Sellers’ Agent in such proceeding was not made in good faith or was frivolous.
(f)    Decisions Final. Subject to the last sentence of Section 12.1(a), any decision or action by the Sellers’ Agent or either of its authorized representatives (McClurg or Hutchison), including any agreement between the Sellers’ Agent (or McClurg or Hutchison on behalf of the Sellers’ Agent) and Purchaser relating to the defense, payment or settlement of any claims (including claims for which the Escrow Fund may be available to indemnify any of the Purchaser Indemnitees) under this Agreement, shall constitute a decision or action of the Sellers, HTDS Members, HTDS Beneficial Owners and Class B Unit holders and shall be final, binding and conclusive upon each such Seller, HTDS Member, HTDS Beneficial Owner and Class B Unit holder. Subject to the last sentence of Section 12.1(a), none of the Sellers, HTDS Members, HTDS Beneficial Owners or Class B Unit holders shall have the right to object, dissent, protest or otherwise contest the same.
(g)    Other. Except as set forth in the last sentence of Section 12.1(a), the Sellers, HTDS Members and HTDS Beneficial Owners, the Class B Unit holders (through the Class B Letter Agreements), further authorize and approve, and Purchaser agrees that that Purchaser may rely conclusively, absolutely and exclusively, without inquiry, upon any communication given or action taken by HTDS or either McClurg or Hutchison on behalf of HTDS as the action of each Seller, HTDS Member, HTDS Beneficial Owner and Class B Unit holder in actions required or permitted to be taken by the Sellers’ Agent hereunder and will not be liable to any Seller, HTDS Member, HTDS Beneficial Owner or Class B Unit holder or any other Person for any action taken or not taken in reliance upon the direction of the Sellers’ Agent. Purchaser will not be obligated to inquire as to the authority of McClurg, Hutchison or the Sellers’ Agent with respect to the taking of any action that the Sellers’ Agent takes on behalf of any Seller, HTDS Member, HTDS Beneficial Owner or Class B Unit holder.
12.2    Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
12.3    No Waiver Relating to Claims for Fraud, Willful Misconduct or Intentional Misrepresentation. The liability of any Person under Sections 7 or 11 will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based on such Person’s fraudulent acts or omissions, willful misconduct or intentional misrepresentations. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Sections 7 or 11, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person’s fraudulent acts or omissions, willful misconduct or intentional misrepresentation, nor will any such provisions limit, or be deemed to limit: (a) the amounts of recovery sought or awarded in any such claim for fraud, willful misconduct or intentional misrepresentation; (b) the time period during which a claim for fraud, willful misconduct or intentional misrepresentation may be brought; or (c) the recourse which any such party may seek against another Person with respect to a claim for fraud, willful misconduct or intentional misrepresentation.
12.4    Fees and Expenses. Except as otherwise expressly required by this Agreement and the Escrow Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the transactions contemplated by this Agreement.
12.5    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received:

(a) if delivered by hand, when delivered; (b) if sent on a Business Day by facsimile transmission before 5:00 p.m. (recipient’s time) on the day sent by facsimile and receipt is confirmed, when transmitted; (c) if sent by facsimile transmission on a day other than a Business Day and receipt is confirmed, or if sent by facsimile transmission after 5:00 p.m. (recipient’s time) on the day sent by facsimile and receipt is confirmed, on the Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
If to Purchaser:

SXC Health Solutions, Inc.
2441 Warrenville Road, Suite 610
Lisle, Illinois 60532-3642
Attention: Chief Financial Officer
Facsimile: (630) 328-2190
with a copy (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Gary D. Gerstman, Esq.
Facsimile: (312) 853-7036
If to the Company:

HealthTran LLC
8300 East Maplewood Ave., Suite 1000
Greenwood Village, CO 80110
Attention: Jack W. McClurg, Chief Executive Officer and
     Greg Mayers, Sr. V.P. & General Counsel

with a copy (which shall not constitute notice) to:

Grimshaw & Harring PC
1700 Lincoln Street, Suite 3800
Denver, Colorado 80203-4538
Attention: Paul J. Hanley, Esq.
Facsimile: (303) 839-3838

If to the Sellers’ Agent:

HealthTrans Data Services, LLC
c/o Jack W. McClurg
9225 S. Cedar Hill Way
Lone Tree, Colorado 80124

with copies (which shall not constitute notice) to:
Grimshaw & Harring PC
1700 Lincoln Street, Suite 3800
Denver, Colorado 80203-4538
Attention: Paul J. Hanley, Esq.
Facsimile: (303) 839-3838

If to ABRY:

c/o ABRY Partners
111 Huntington Avenue
30th Floor
Boston, MA 02199
Attention: Brent Stone
Facsimile: (617) 859-7205

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Joshua Kogan
Facsimile: (212) 446-6460

12.6    Headings. The bold-faced headings and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
12.7    Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
12.8    Governing Law; Dispute Resolution.
(a)    Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Illinois (without giving effect to principles of conflicts of laws).
(b)    Venue. Except as otherwise provided in the Escrow Agreement or in Section 12.8(c), any action, suit or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including an action, suit or other legal proceeding based upon intentional misrepresentation, willful misconduct or fraud) shall be brought or otherwise commenced exclusively in any state or federal court located in Chicago, Illinois. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in

Chicago, Illinois (and each appellate court located in Chicago, Illinois) in connection with any such action, suit or legal proceeding; (ii) agrees that each state and federal court located in Chicago, Illinois shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or legal proceeding commenced in any state or federal court located in Chicago, Illinois, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or legal proceeding has been brought in an inconvenient forum, that the venue of such action, suit or legal proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
(c)    Indemnification Claims. Any direct claim for indemnification, compensation or reimbursement pursuant to Sections 7 or 11 not constituting a Third Party Claim (and, at the option of any Purchaser Indemnitee, any other claim for a monetary remedy, such as in the case of a claim based upon intentional misrepresentation, willful misconduct or fraud, relating to this Agreement or the transactions contemplated herein after the Closing) shall be brought and resolved exclusively in accordance with the Escrow Agreement and Exhibit G (it being understood that, for the avoidance of doubt and without limiting any portion of Section 12.8(b): (i) at the option of any Purchaser Indemnitee, any claim based upon intentional misrepresentation, willful misconduct or fraud may be brought and resolved in accordance with Section 12.8(b) rather than in accordance with Exhibit G; and (ii) nothing in this Section 12.8(c) shall prevent any Indemnified Party from seeking preliminary injunctive relief or any other equitable remedy from a court of competent jurisdiction).
12.9    Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. Notwithstanding the foregoing, Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Sections 7 and 11), in whole or in part, (A) prior to the Closing, to an Affiliate of Purchaser without obtaining the consent or approval of any other party hereto or of any other Person; provided, however, that no assignment shall limit or affect Purchaser’s obligations hereunder, which shall remain primary, and (B) after the Closing, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person. This Agreement shall be binding upon: (a) the Company and its successors and assigns (if any); (b) Purchaser and its successors and assigns (if any); (c) the Sellers’ Agent and its successors and assigns (if any); and (d) Sellers, the HTDS Members and the HTDS Beneficial Owners. This Agreement shall inure to the benefit of: (i) the Company; (ii) Purchaser; (iii) the other Purchaser Indemnitees; (iv) the Sellers’ Agent; (v) Sellers, the HTDS Members and the HTDS Beneficial Owners; and (vi) the respective successors and assigns (if any) of the foregoing.
12.10    Remedies Cumulative; Specific Performance. Except as expressly set forth in this Agreement, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and that in the event of any breach or threatened breach by any party hereto of any covenant, obligation or other provision set forth in this Agreement, each of the other parties will be entitled to, without any proof of actual damages, to, in addition to any other remedy to which they are entitled at law or in equity: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; (b) an injunction restraining such breach or threatened breach.
12.11    Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
12.12    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
12.13    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Closing Date, on behalf of the Company, Purchaser and the Sellers’ Agent; and (b) after the Closing Date, on behalf of Purchaser and the Sellers’ Agent (acting exclusively for and on behalf of all of the Sellers, HTDS Members and HTDS Beneficial Owners).
12.14    Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
12.15    Parties in Interest. Except for the provisions of Sections 7 and 11, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
12.16    Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of: (a) the Closing; or (b) the date on which such Confidentiality Agreement is terminated or expires in accordance with its terms.
12.17    Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty of the Company set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that (a) such information is explicitly cross-referenced in another part of the Disclosure Schedule, or (b) it is readily apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies another representation and warranty of the Company in this Agreement. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty of the Company made in this Agreement, unless the applicable part of the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The mere listing of a document or other item in, or attachment of a copy thereof to, the Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains directly to the existence of the document or other item itself). The inclusion of documents in the Company’s “Project Bronco” electronic documentation site hosted by Merrill Communications LLC at least one Business Day prior to the date of this Agreement shall be deemed to constitute delivery or the making available of such documents hereunder.
12.18    Construction.
(a)    Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(b)    Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c)    Interpretation. As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; and (ii) the use of the word “or” shall not be exclusive.
(d)    References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.
[Remainder of page intentionally left blank]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.
PURCHASER:
SXC HEALTH SOLUTIONS, INC.,
a Texas corporation

By: _/s/ Jeffrey Park____________________________
Name: Jeffrey Park
Title: Executive Vice President and Chief Financial Officer

THE COMPANY:

HEALTHTRAN LLC,
a Delaware limited liability company

By:_/s/ Jack W. McClurg______________________
Name: Jack W. McClurg
Title: CEO

SELLERS’ AGENT:

HEALTHTRANS DATA SERVICES, LLC,
a Delaware limited liability Company
By:_/s/ Jack W. McClurg______________________
Name: Jack W. McClurg
Title: CEO

SELLERS:

HEALTHTRANS DATA SERVICES, LLC,
a Delaware limited liability Company
By:_/s/ Jack W. McClurg______________________
Name: Jack W. McClurg
Title: CEO
ABRY SENIOR EQUITY II, L.P.

By: ABRY Senior Equity Investors II, L.P.
Its: General Partner

By: ABRY Senior Equity Holdings II, LLC
Its: General Partner

By:_/s/ Brent Stone__________________________
Name: Brent Stone
Title: Authorized Signatory
ASE II-A HEALTHTRAN, L.P.

By: ABRY Senior Equity Investors II, L.P.
Its: General Partner

By: ABRY Senior Equity Holdings II, LLC
Its: General Partner

By:_/s/ Brent Stone__________________________
Name: Brent Stone
Title: Authorized Signatory

ABRY SENIOR EQUITY CO-INVESTMENT, L.P.

By: ABRY Senior Equity Co-Investment GP, LLC
Its: General Partner

By:_/s/ Brent Stone__________________________
Name: Brent Stone
Title: Authorized Signatory

HTDS MEMBERS:
THE JACK AND MARY MCCLURG EXEMPT TRUST
By:_/s/ Jack W. McClurg______________________
Name: Jack W. McClurg
Title: Trustee
THE HUTCHISON FAMILY EXEMPT TRUST
By:_/s/ Louis W. Hutchison, Jr.__________________
Name: Louis W. Hutchison, Jr.
Title: Trustee

HTDS BENEFICIAL OWNERS:
JACK MCCLURG,
both in his individual capacity and as trustee of The Jack and Mary McClurg Exempt Trust
/s/ Jack W. McClurg
LOUIS HUTCHISON,
both in his individual capacity and as trustee of The Hutchison Family Exempt Trust
/s/ Louis W. Hutchison, Jr.

EXHIBIT A
CERTAIN DEFINITIONS
For purposes of this Agreement (including this Exhibit A):
“ABRY Class A Warrants” means the warrants to purchase Class A Units issued pursuant to that certain Securities Purchase Agreement, dated as of December 22, 2009, by and among the Company, ABRY and the other parties listed on the signature pages thereto.
“Acquired Company” means: (a) the Company; (b) each Subsidiary of the Company (excluding, for the avoidance of doubt, following the consummation of the Separation in accordance with the terms of this Agreement, the TPA Subsidiary); and (c) each Entity that has been merged into or that otherwise is a predecessor to any of the Entities identified in clauses “(a)” and “(b)” above.
“Acquired Company Contract” means any Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any of its assets is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.
“Acquired Company Data” means all right, title and interest in and to the data contained in any databases of the Acquired Companies (including any and all Trade Secrets and User Data) and all other information and data compilations used by, or necessary to the business of, the Acquired Companies.
“Acquired Company Employee” means any current or former employee, independent contractor or director of any of the Acquired Companies or any Affiliate of any of the Acquired Companies.
“Acquired Company Employee Plan” means any plan, program, policy, practice, Contract, whether written or unwritten, providing benefits or compensation to any Acquired Company Employee or any beneficiary or dependent thereof that is sponsored or maintained by an Acquired Company or to which an Acquired Company contributes or is obligated to contribute, or otherwise has any potential liability with respect to, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) or any bonus, incentive, deferred compensation, vacation, insurance, supplemental unemployment, retention, stock purchase, stock option, severance, employment, consulting, change of control or fringe benefit plan, program, policy, practice or Contract.
“Acquired Company IP” means: (a) all Intellectual Property in which any of the Acquired Companies has (or purports to have) an ownership interest or an exclusive license or similar exclusive right in any field or territory, and (b) all Intellectual Property Rights applicable to or embodied in the Acquired Company Data, any Acquired Company Website or any Computer Software or any product or service that has been or is currently being developed, marketed, distributed, provided, licensed or sold by any Acquired Company.
“Acquired Company IP Contract” means any Contract to which any of the Acquired Companies is or was a party or by which any of the Acquired Companies is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property or that otherwise relates to any Acquired Company IP or any Intellectual Property developed by, with or for any of the Acquired

Companies.
“Acquired Company IT Systems” means all information technology and computer systems (including Computer Software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the business of the Acquired Companies.
“Acquired Company Privacy Policy” means each external or internal, past or present privacy policy of any Acquired Company, including any policy relating to: (a) the privacy of users of any Acquired Company Web Site; and (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data.
“Acquired Company Software” means any Computer Software (including web sites, HTML code, and firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by any Acquired Company (excluding any “off-the-shelf” third party Computer Software that is generally available on standard commercial terms, is not distributed by any Acquired Company, is not incorporated into, or used in the development, testing, distribution, delivery, maintenance or support of, any product or service of any Acquired Company, and is not otherwise material to business of any Acquired Company). Notwithstanding the foregoing, all software licensed by Purchaser to the Company pursuant to that certain System Agreement, dated November 23, 1999, as amended and modified from time to time, shall be excluded from the definition of “Acquired Company Software.”
“Acquired Company Web Site” means any public or private web site owned, maintained, or operated at any time by or on behalf of any of the Acquired Companies.
“Acquisition Transaction” means any transaction or series of transactions involving:

(a)    the sale, license, sublicense or disposition of all or a material portion of any Acquired Company’s business or assets, including Intellectual Property;
(b)    the issuance, disposition or acquisition of: (i) any Units or other equity security of any Acquired Company (other than Class A Units issued upon the exercise of Class A Warrants); (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any Units or other equity security of any Acquired Company; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any Unit or other equity security of any Acquired Company; or
(c)    any merger, consolidation, business combination, reorganization or similar transaction involving any Acquired Company.
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.
“Business Day” means any day other than: (a) a Saturday, Sunday or federal holiday; or (b) a day on which commercial banks in Chicago, Illinois are authorized or required to be closed.

“Class A Unit” means the Units designated as Class A Units in the Company having the rights and obligations set forth in the Company LLC Agreement.
“Class A Warrants” means, collectively, the ABRY Class A Warrants and the ORIX Class A Warrants.
“Class B Award Agreements” means the Employee Equity Bonus Award and Buy-Sell Agreements between the Company and each of the holders of Class B Units, in the forms made available to Purchaser on the Company’s “Project Bronco” electronic documentation site hosted by Merrill Communications LLC.
“Class B Unit” means the Units designated as Class B Units in the Company having the rights and obligations set forth in the Company LLC Agreement.
“Class C Preferred Unit” means the Units designated as Class C Preferred Units in the Company having the rights and obligations set forth in the Company LLC Agreement.
“Code” means the Internal Revenue Code of 1986, as amended. All references to the Code, Treasury Regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.
“Company LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of HealthTran LLC, dated and effective as of December 22, 2009, as amended on May 31, 2011, by and among the members party thereto.
“Company Transaction Expenses” means all fees, costs, expenses, payments, expenditures or Liabilities (collectively, “Expenses”) of any Acquired Company, Seller, HTDS Member or HTDS Beneficial Owner, whether incurred prior to the date of this Agreement, during the Pre-Closing Period or at or after the Closing, and whether or not invoiced prior to the Closing, incurred by or on behalf of any Acquired Company, Seller, HTDS Member or HTDS Beneficial Owner, or to or for which any Acquired Company, Seller, HTDS Member or HTDS Beneficial Owner is or becomes subject or liable, in connection with any of the transactions contemplated by this Agreement, including: (a) Expenses described in Section 12.4 of this Agreement; (b) Expenses payable to legal counsel or to any financial advisor, broker, accountant or other Person who performed services for or provided advice to any Acquired Company, Seller, HTDS Member or HTDS Beneficial Owner, or who is otherwise entitled to any compensation or payment from any Acquired Company, Seller, HTDS Member or HTDS Beneficial Owner, in connection with any of the transactions contemplated by this Agreement; (c) Expenses that arise or are triggered or become due or payable, as a direct result of the consummation of the transactions contemplated by this Agreement, including any bonus, severance or change of control payment or benefit (or similar payment obligation) made or provided, or required to be made or provided, by any Acquired Company as a result of or in connection with the transactions contemplated by this Agreement, including any transaction bonuses payable to Acquired Company Employees at or after the Closing; (d) any social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amount owed by any Acquired Company with respect to any of the transactions contemplated by this Agreement, including in connection with any exercise or cancellation of Class A Warrants at or around the Closing (whether pursuant to Section 1.5 of this Agreement or otherwise); (e) Expenses incurred by or on behalf of any member or employee of any Acquired Company in connection with the transactions contemplated by this Agreement that any Acquired Company is or will be obligated to pay after the Closing; and (f) any settlement costs, judgments, fines or other Damages payable by the Acquired Companies in connection with or otherwise arising out of the matter set forth as Item 2 on Part 2.5(a) of the Disclosure

Schedule to the extent not paid prior to the Closing Date.
A Person shall be deemed to be engaged in “Competition” if such Person or any of such Person’s subsidiaries or other Affiliates is engaged directly or indirectly in the business of providing (a) pharmacy benefit administration services, including claims processing and adjudication, benefit plan design and implementation, discount health cards and related services, pharmacy consulting services, pharmacy networks related to pharmacy benefits management, pharmacy mail service, pharmacy eligibility management, pharmacy benefit administration customer services, pharmacy data reporting, drug utilization, formulary management and contracting (evaluating formulary status, negotiation of contracts with manufacturers, disbursements of rebates and utilization management), communication and enforcing pharmacy guidelines to physicians, pharmacists and patients, (b) pharmacy operations, including providing drugs via mail order, online order and on a retail, walk-in basis, or (c) any other business or activity that competes in any respect (other than an immaterial respect) with any aspect of any of the businesses or activities of the Acquired Companies conducted or currently planned to be conducted by the Acquired Companies on or prior to the Closing Date, excluding the TPA Business.
“Computer Software” means computer software, data files, source and object codes, tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.
“Confidentiality Agreement” means that certain Nondisclosure Agreement, dated April 26, 2011, and that certain Supplemental Nondisclosure Agreement, dated November 7, 2011, between Purchaser and the Company.
“Consent” means any approval, consent, ratification, permission, waiver, order or authorization (including any Governmental Authorization).
“Contaminant” includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any Environmental Laws or which upon release into the Environment presents a danger to the Environment or to the health or safety or welfare of any Person.
“Contract” means any written, oral or other agreement (including “click-through” agreement), contract, license, sublicense, subcontract, settlement agreement, lease, understanding, arrangement, instrument, note, purchase order, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.
“Damages” includes any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.
“Disclosure Schedule” means the schedule (dated as of the date of this Agreement) delivered to Purchaser on behalf of the Company and prepared in accordance with Section 12.17 of this Agreement.
“Employee Representations” means: (a) the representations and warranties set forth in the second sentence of Section 2.15(i), the last sentence of Section 2.15(j), and Sections 2.15(k) through 2.15(m); and (b) the representations, warranties, certifications and other statements and information set forth in the

Company Closing Certificate, to the extent such representations, warranties, certifications, statements and information relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, intangible property right, claim, infringement, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset).
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
“Environment” includes: (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna.
“Environmental Law” means: (a) the common law; and (b) all Legal Requirements, by-laws, Orders, instruments, directives, decisions, injunctions and judgments of any government, local government, international, supranational, executive, administrative, judicial or regulatory authority or agency and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant and any amendment thereto and any and all regulations, orders and notices made or served thereunder or pursuant thereto), including, (i) the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., as amended; (ii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (iii) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (v) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended; (vi) the Emergency Planning and Community Right To Know Act, 42 U.S.C. § 11001 et seq., as amended; and (vii) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.
“Environmental License” means any Consent or Governmental Authorization required by or pursuant to any applicable Environmental Laws.
“Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the Environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Subsidiary or other Entity that would be considered a single employer with any Acquired Company within the meaning of Section 414 of the Code.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Authorization” means any: (a) permit, license, approval, certificate, franchise,

permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
“Governmental Body” means any: (a) multinational or supranational body exercising legislative, judicial or regulatory powers, (b) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) federal, state, local, municipal, foreign or other government; or (d) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).
“Indebtedness” means, without duplication: (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Acquired Companies, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all deferred indebtedness of the Acquired Companies for the payment of the purchase price of property or assets purchased (other than current accounts payable incurred in the ordinary course of business); (c) all obligations of the Acquired Companies to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP; (d) all outstanding reimbursement obligations of the Acquired Companies with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of any Acquired Company; (e) all obligations of the Acquired Companies under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all obligations secured by any Encumbrance existing on property owned by any Acquired Company, whether or not indebtedness secured thereby will have been assumed; (g) all guaranties, endorsements, assumptions and other contingent obligations of the Acquired Companies in respect of, or to purchase or to otherwise acquire, Indebtedness of others; (h) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the transactions contemplated by this Agreement or in connection with any lender Consent; (i) all obligations of any Acquired Company, whether interest bearing or otherwise, owed to any securityholder of the Company or any Affiliate of any securityholder of the Company (other than the right to receive (x) cash consideration in respect of such securityholder’s Units pursuant to Section 1 or (y) salaries and expenses that have accrued in respect of employment with any Acquired Company in the ordinary course of business and consistent with past practices, and that are reflected in amounts set forth in the Closing Certificate), and (j) all obligations to pay bonus, severance, change of control, retention or other payments or other similar forms of compensation to directors, officers, employees, consultants or agents as a result of or in connection with the transactions contemplated by this Agreement, together with the employer portion of any employment Taxes payable in respect of the foregoing; provided, however, that Indebtedness will not include any of the foregoing that is solely among the Acquired Companies.
“Income Tax Return” means any Tax Return relating to any federal, state, local, or foreign Tax measured by or imposed on net income.
“Intellectual Property” mean sales methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-

how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).
“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) Trade Secret rights; (d) Patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.
An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) such individual would have known such fact or other matter had such individual made reasonable inquiry of the Persons who would reasonably be expected to have actual knowledge of such fact or other matter. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any officer or Management Committee member of any Acquired Company or any other Person identified on Annex 1 to this Exhibit A has Knowledge of such fact or other matter.
“Leased Real Property” means the real property in which any of the Acquired Companies has a leasehold interest created under a Real Property Lease.
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration or administrative panel.
“Legal Requirement” means any federal, state, local, municipal, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, edict, writ, decree, rule, regulation, judgment, ruling, injunction or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
“Material Adverse Effect” means any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or would reasonably be expected to be or to become, materially adverse to: (a) the business, condition (financial or otherwise), assets, capitalization, Intellectual Property, Liabilities, operations, results of operations or financial performance of the Acquired Companies, taken as a whole; (b) Purchaser’s right to own, or to receive dividends or other distributions with respect to, the Units; or (c) the ability of the Company to perform any of its material covenants or obligations under this Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement; provided, however, that no Effect to the extent resulting from any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no Effect to the extent resulting from any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (i) changes affecting international or national economic (including financial, banking and/or securities markets) conditions generally if such changes do not disproportionately affect the Acquired Companies relative to similarly situated participants in the industry in which the Acquired Companies operate; (ii) acts of terrorism or war if they do not disproportionately affect the Acquired Companies relative to similarly situated participants in the industry in which the Acquired Companies operate; (iii) changes in applicable Legal Requirements; or (iv) changes in the industry in which the Acquired Companies operate if such changes do not disproportionately affect the Acquired Companies relative to similarly situated participants in the industry in which the Acquired Companies operate.
“Open Source Code” means any Computer Software that is distributed under “open source” or “free software” terms, including any Computer Software distributed under the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms and including any Computer Software distributed with any license term or condition that: (a) requires or could require, or conditions or could condition, the use or distribution of such Computer Software on the disclosure, licensing, or distribution of any source code for any portion of such Computer Software or any derivative work of such Computer Software; or (b) otherwise imposes or could impose any limitation, restriction, or condition on the right or ability of the licensee of such software to use or distribute such Computer Software or any derivative work of such Computer Software.
“Order” means any order, writ, injunction, judgment, decree, ruling or award of any arbitrator or any court or other Governmental Body.
“ORIX” means ORIX Venture Finance, LLC, a Delaware limited liability company.
“ORIX Class A Warrants” means the warrants to purchase Class A Units issued pursuant to that certain Warrant to Purchase Securities, dated as of December 14, 2006, between ORIX and the Company.
“Owned Real Property” means the real property in which any of the Acquired Companies has fee title interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of any of the Acquired Companies attached or appurtenant thereto and all easements, licenses, rights, interests and appurtenances relating to the foregoing.
“Patents” means patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other governmental action which provides rights beyond the original expiration date of any of the foregoing.
“Permitted Encumbrances” means (a) liens for current Taxes that are not yet due and payable or Taxes the validity of which are being contested in good faith by appropriate proceedings, (b) workers’,

carriers’ and mechanics’ or other like Encumbrances imposed by Legal Requirement and incurred in the ordinary course of business, (c) Encumbrances that are immaterial in character, amount and extent and which do not materially detract from the value or materially interfere with the present or proposed use of the properties they affect, or (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements. For the avoidance of doubt, Permitted Encumbrances shall not include any Encumbrances upon the assets or properties of the Acquired Companies in favor of Key Equipment Finance, California First National Bank, IBM Credit LLC or Comerica Bank.

“Person” means any individual, Entity or Governmental Body.
“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.
“Pre-Closing Income Tax Return” means any Income Tax Return of an Acquired Company required to be filed for a Tax period ending on or before the Closing Date.
“Pro Rata Share” means, for any particular holder of Class A Units, Class B Units or ABRY Class A Warrants outstanding immediately prior to the Closing, the fraction (a) having a numerator equal to the aggregate amount of the Purchase Price payable to such holder pursuant to Sections  1.4 and 1.5(a), as the case may be, in respect of such holder’s Class A Units, Class B Units and Class A Units subject to outstanding ABRY Class A Warrants (including, in each case any amount contributed to the Escrow Fund or the Severance Escrow Fund with respect thereto), and (b) having a denominator equal to the aggregate amount of Purchase Price payable pursuant to Sections 1.4 and 1.5(a) to all holders of Class A Units, Class B Units and Class A Units subject to ABRY Class A Warrants outstanding immediately prior to the Closing (including, in each case, any amount contributed to the Escrow Fund or the Severance Escrow Fund with respect thereto). Notwithstanding the foregoing, for purposes of Sections 1.7(d)(i), 11.3 and 11.6 and Exhibit G, with respect to amounts owed or payable in excess of the Escrow Fund, all Class B Units outstanding immediately prior to the Closing shall be excluded from clauses (a) and (b) of the “Pro Rata Share” definition.
“Purchaser Indemnitees” means the following Persons: (a) Purchaser; (b) Purchaser’s current and future Affiliates (including, following the Closing, the Acquired Companies); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above; provided, however, that the Sellers, HTDS Members and HTDS Beneficial Owners shall not be deemed to be “Purchaser Indemnitees.”
“Purchaser Underpayment Pro Rata Share” means, for any particular holder of Class A Units, Class B Units or Outstanding Warrants outstanding immediately prior to the Closing, the fraction (a) having a numerator equal to the aggregate amount of the Purchase Price payable to such holder pursuant to Sections 1.4 and 1.5(a), as the case may be, in respect of such holder’s Class A Units, Class B Units and Class A Units subject to Outstanding Warrants (including, in each case, any amount contributed to the Escrow Fund or the Severance Escrow Fund with respect thereto), and (b) having a denominator equal to the aggregate amount of Purchase Price payable pursuant to Sections 1.4 and 1.5(a) to all holders of Class A Units, Class B Units and Class A Units subject to Outstanding Warrants outstanding immediately prior to the Closing (including, in each case, any amount contributed to the Escrow Fund or the Severance Escrow Fund with respect thereto).
“Real Property” means the Owned Real Property and the Leased Real Property.

“Real Property Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which any Acquired Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of such Acquired Company thereunder.
“Registered IP” means all Intellectual Property that is registered, filed, issued or granted under the authority of, with or by, any Governmental Body, including all Patents, registered copyrights, registered trademarks, domain names and all applications for any of the foregoing.
“Regulatory Representations” means: (a) the representations and warranties set forth in Sections 2.12(b) and 2.19(c) of this Agreement; and (b) the representations, warranties, certifications and other statements and information set forth in the Company Closing Certificate, to the extent such representations, warranties, certifications, statements and information relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.
“Related Party” means: (a) each member who holds more than 1% of an Acquired Company (other than the Company); (b) each individual who is, or who has at any time since inception been, an officer or Management Committee member of any of the Acquired Companies; (c) each member of the immediate family of each of the individuals referred to in clauses “(a),” and “(b)” above; and (d) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(a),” “(b)” and “(c)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.
“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
“Restricted Period” means the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date.
“Restricted Territory” shall mean: (i) each county or similar political subdivision of each State of the United States of America; (ii) each State, territory or possession of the United States of America; and (iii) each country, province, territory or other jurisdiction throughout the world in which any of the Acquired Companies carries on business or in which the products or services of any of the Acquired Companies are used, sold or are available for use or sale.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Indemnitees” means the following Persons: (a) Sellers, HTDS Members and HTDS Beneficial Owners; (b) the current and future Affiliates of the Persons referred to in clause “(a)” above, (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above.
“Separation Agreements” means those agreements utilized in connection with the consummation of the Separation, each of which shall be in form and substance reasonably satisfactory to Purchaser.
“Severance Payments” means any “Severance Compensation” (as defined in an employment

Contract between an Acquired Company and an Acquired Company Employee) or other severance payments that may become due and payable to an Acquired Company Employee pursuant to the terms of such Acquired Company Employee’s respective employment Contract (including any offer letter) with any Acquired Company.
“Specified Business Contact” shall mean any Person: (i) that had, has or is reasonably expected to have a business relationship with any Acquired Company at any time within the twelve (12) months prior to the Closing Date; and (ii) that has or is expected to have a business relationship with Purchaser or any Affiliate of Purchaser during the Restricted Period and with whom the Noncompete Restricted Party had direct personal contact (or as to whom the Noncompete Restricted Party obtains or obtained confidential information concerning the business relationship or potential business relationship between such Person and Purchaser or any Affiliate of Purchaser) during the Restricted Period.
“Specified Individual” shall mean: (i) with respect to HTDS and the HTDS Beneficial Owners, (A) any Person who is or was an employee (including any temporary or leased employees), consultant or independent contractor of any Acquired Company on or during the 60 days prior to the Closing Date, and (B) any Person who is or was an employee (including any temporary or leased employees), consultant or independent contractor of Purchaser or any Affiliate of Purchaser at any time during the Restricted Period, and with whom the Nonsolicit Restricted Party has or had contact (or with respect to whom Nonsolicit Restricted Party obtains or obtained confidential information) during the Restricted Period; and (ii) with respect to ABRY, any Person identified on Schedule 6.5.
“Specified Representations” means: (a) the representations and warranties set forth in Sections 2.1(a), 2.1(d), 2.3(a) through (c) and 2.3(f) through (i), 2.7(a), 2.20, 2.23, 3.1, 3.2, 3.3, 3.6 and 3.7 of this Agreement; (b) the representations, warranties, certifications and other statements and information set forth in the Company Closing Certificate, to the extent such representations, warranties, certifications, statements and information relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence; and (c) the representations, warranties, certifications and other statements and information set forth in the Closing Certificate.
An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.
“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.
“Tax” means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of any obligation under any agreement or arrangement, as a result being a transferee or successor, or otherwise.

“Tax Representations” means: (a) the representations and warranties set forth in Section 2.14 of this Agreement; and (b) the representations, warranties, certifications and other statements and information set forth in the Company Closing Certificate, to the extent such representations, warranties, certifications, statements and information relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable Legal Requirement relating to any Tax, including any claim for refund, amended return or declaration of estimated Tax.
“TPA Business” means the provision of comprehensive third party administration (TPA) services for both medical and prescription drug claim processing and adjudication and general benefit plan administration, in each case of the type and in the manner conducted by the Acquired Companies on or prior to the Closing Date.
“TPA Business Employee” means any current, former or retired employee, consultant or independent contractor of the TPA Business or any Acquired Company Employee who currently provides, or when last providing services to any Acquired Company was providing, services primarily with respect to the TPA Business.
“TPA Business Liabilities” means any and all Liabilities of the TPA Business or arising out of or resulting from the Separation or any business activities of the TPA Business, including (i) all Liabilities relating to or arising out of all Contracts exclusively related to the TPA Business and assigned to the TPA Subsidiary in connection with the Separation and (ii) all Liabilities that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a consolidated balance sheet of the Acquired Companies (including any medical and workers’ compensation and other accrued expenses relating to any TPA Business Employee).
“Trade Secrets” means trade secrets and confidential information, including all source code, documentation, know how, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information, each of which derives value from not being generally known to the public.
“Treasury Regulations” means the regulations promulgated under the Code, including temporary regulations.
“User Data” means any Personal Data or other data or information collected by or on behalf of any Acquired Company from users of any website or any Computer Software of any Acquired Company.

ANNEX 1 TO EXHIBIT A
PERSONS WHOSE KNOWLEDGE IS IMPUTED TO THE COMPANY
Jack W. McClurg
Christopher B. Hanks
Gregory Mayers
Louis W. Hutchison, Jr.

EXHIBIT B

FORM OF ESCROW AGREEMENT

[Omitted in accordance with Item 601(b)(2) of Regulation S-K]

EXHIBIT C
FORM OF WARRANT SURRENDER AGREEMENT

[Omitted in accordance with Item 601(b)(2) of Regulation S-K]

EXHIBIT D
FORM OF RESIGNATION

[Omitted in accordance with Item 601(b)(2) of Regulation S-K]

EXHIBIT E
FORM OF EMPLOYMENT AGREEMENT AMENDMENT

[Omitted in accordance with Item 601(b)(2) of Regulation S-K]

EXHIBIT F
FORM OF CLASS B LETTER AGREEMENT

[Omitted in accordance with Item 601(b)(2) of Regulation S-K]

EXHIBIT G
CLAIM NOTICE PROCEDURES
Notwithstanding anything to the contrary herein, these Claim Notice Procedures shall be subject in all respects to the provisions of Sections 7, 11 and 12.8 of this Agreement. Except with respect to any claim for indemnification under Section 11.2(a)(ii) of this Agreement made by the Purchaser Indemnitees severally and directly from and against the breaching Sellers, HTDS Members or HTDS Beneficial Owners, as applicable, until the earlier of the termination of the Escrow Agreement or the time at which the aggregate amount of the claims made by the Purchaser Indemnitees pursuant to Sections 7 and 11 of this Agreement exceed the Escrow Fund (such time being referred to as the “Direct Claim Time”), any claim for indemnification, compensation or reimbursement pursuant to Sections 7 or 11 of this Agreement (and, at the option of any Purchaser Indemnitee, any other claim for a monetary remedy, such as in the case of a claim based upon intentional misrepresentation or fraud, relating to this Agreement or the transactions contemplated by this Agreement after the Closing) shall be brought and resolved exclusively in accordance with the procedures set forth in the Escrow Agreement and this Exhibit G shall not apply. Any claim for indemnification under Section 11.2(a)(ii) of this Agreement made by the Purchaser Indemnitees severally and directly from and against the breaching Sellers, HTDS Members or HTDS Beneficial Owners, as applicable, and, from and after the Direct Claim Time, any other claim for indemnification, compensation or reimbursement pursuant to Sections 7 or 11 of this Agreement (and, at the option of any Indemnified Party, any other claim for a monetary remedy, such as in the case of a claim based upon intentional misrepresentation or fraud, relating to this Agreement or the transactions contemplated by this Agreement after the Closing) shall be brought and resolved exclusively as follows:
(a)    If any Indemnified Party has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Sections 7 or 11 of this Agreement or for which it is or may otherwise be entitled to a monetary remedy relating to this Agreement or the transactions contemplated by this Agreement, such Indemnified Party may deliver a claim notice (a “Claim Notice”) to the Sellers’ Agent, ABRY or to Purchaser, as applicable. Each Claim Notice shall: (i) state that the Indemnified Party believes in good faith that its is entitled to indemnification, compensation or reimbursement under Section 7 or 11 of this Agreement or is or may otherwise be entitled to a monetary remedy relating to this Agreement or the transactions contemplated by this Agreement; (ii) contain a brief description of the facts and circumstances supporting the Indemnified Party’s claim; and (iii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnified Party might be entitled (the aggregate amount of such estimate, as it may be modified by the Indemnified Party in good faith from time to time, being referred to as the “Claimed Amount”).
(b)    During the 20-day period commencing upon receipt by the Sellers’ Agent, ABRY or Purchaser, as applicable, of a Claim Notice from an Indemnified Party (the “Dispute Period”), the Sellers’ Agent, ABRY or Purchaser, as applicable, may deliver to the Indemnified Party a written response (the “Response Notice”) in which it: (i) agrees that the full Claimed Amount is owed to the Indemnified Party; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Indemnified Party; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnified Party. If the Response Notice is delivered in accordance with clause “(ii)” or “(iii)” of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Sellers’ Agent’s, ABRY’s or Purchaser’s, as applicable, claim that only a portion or no part of the Claimed Amount is owed to the Indemnified Party, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnified Party pursuant to the Response Notice (or the entire Claimed Amount, if the Sellers’ Agent, ABRY or Purchaser, as applicable, asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnified Party) being referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnified Party to the Claimed Amount). If a Response Notice is not received by the Indemnified Party from the Sellers’ Agent, ABRY or Purchaser, as applicable, prior to the expiration of the Dispute Period, then the Sellers’ Agent, ABRY or Purchaser, as applicable, shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount is owed to the Indemnified Party.
(c)    If the Sellers’ Agent, ABRY or Purchaser, as applicable, in its Response Notice agrees that the full Claimed Amount is owed to the Indemnified Party, or if no Response Notice is received by the Indemnified Party from the Sellers’ Agent, ABRY or Purchaser, as applicable, prior to the expiration of the Dispute Period, then:
(i)    if the Purchaser Indemnitee is seeking indemnification, compensation or reimbursement pursuant to Section 11.2(a)(i) of this Agreement, each Seller shall pay its or his applicable Pro Rata Share of the Claimed Amount to the Purchaser Indemnitee within 10 Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period;
(ii)     if the Purchaser Indemnitee is seeking indemnification, compensation or reimbursement pursuant to Section 11.2(a)(ii) of this Agreement, such responsible Seller, HTDS Member or HTDS Beneficial Owner, as the case may be, shall pay the Claimed Amount to the Purchaser Indemnitee within 10 Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period; and
(iii)     if the Seller Indemnitee is seeking indemnification, compensation or reimbursement pursuant to Section 11.2(a)(iii) of this Agreement, Purchaser shall pay the Claimed Amount to the Seller Indemnitee within 10 Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period.
(d)    If the Sellers’ Agent, ABRY or Purchaser, as applicable, delivers a Response Notice to the Indemnified Party during the Dispute Period agreeing that part, but not all, of the Claimed Amount is owed to the Indemnified Party (the “Agreed Amount”), then:
(i)    if the Purchaser Indemnitee is seeking indemnification, compensation or reimbursement pursuant to Section 11.2(a)(i) of this Agreement, each Seller shall pay its or his applicable Pro Rata Share of the Agreed Amount to the Purchaser Indemnitee within 10 Business Days following the delivery of such Response Notice;
(ii)    if the Purchaser Indemnitee is seeking indemnification, compensation or reimbursement pursuant to Section 11.2(a)(ii) of this Agreement, such responsible Seller, HTDS Member or HTDS Beneficial Owner, as the case may be, shall pay the Agreed Amount to the Purchaser Indemnitee within 10 Business Days following the delivery of such Response Notice; and
(iii)    if the Seller Indemnitee is seeking indemnification, compensation or reimbursement pursuant to Section 11.2(a)(iii) of this Agreement, Purchaser shall pay the Agreed

Amount to the Seller Indemnitee within 10 Business Days following the delivery of such Response Notice.
(e)    If the Sellers’ Agent, ABRY or Purchaser, as applicable, delivers a Response Notice to the Indemnified Party during the Dispute Period indicating that there is a Contested Amount, the Sellers’ Agent, ABRY or Purchaser, as applicable, and the Indemnified Party shall use commercially reasonable efforts in good faith to resolve the dispute related to the Contested Amount within the 20-day period commencing upon receipt by the Indemnified Party of such Response Notice. If the Sellers’ Agent, ABRY or Purchaser, as applicable, and the Indemnified Party resolve such dispute, such resolution shall be binding on the Sellers’ Agent, ABRY or Purchaser, as applicable, the Sellers, HTDS Members and HTDS Beneficial Owners, as applicable, and such Indemnified Party and a settlement agreement stipulating the amount owed to such Indemnified Party (the “Stipulated Amount”) shall be signed by such Indemnified Party and the Sellers’ Agent, ABRY or Purchaser, as applicable. Each Seller, HTDS Member or HTDS Beneficial Owner, or the Purchaser, as the case may be, shall thereafter become obligated to pay:
(i)     if the Purchaser Indemnitee is seeking indemnification, compensation or reimbursement pursuant to Section 11.2(a)(i) of this Agreement, then within 10 Business Days following the execution of such settlement agreement, or such shorter period of time as may be set forth in the settlement agreement, each Seller shall pay its or his applicable Pro Rata Share of the Stipulated Amount to the Purchaser Indemnitee;
(ii)     if the Purchaser Indemnitee is seeking indemnification, compensation or reimbursement pursuant to Section 11.2(a)(ii) of this Agreement, then within 10 Business Days following the execution of such settlement agreement, or such shorter period of time as may be set forth in the settlement agreement, such responsible Seller, HTDS Member or HTDS Beneficial Owner, as the case may be, shall pay the Stipulated Amount to the Purchaser Indemnitee; and
(iii)     if the Seller Indemnitee is seeking indemnification, compensation or reimbursement pursuant to Section 11.2(a)(iii) of this Agreement, then within 10 Business Days following the execution of such settlement agreement, or such shorter period of time as may be set forth in the settlement agreement, Purchaser shall pay the Stipulated Amount to the Seller Indemnitee.